Exhibit 10.1
Execution Copy
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
by and among
OXFORD INDUSTRIES, INC. and
TOMMY BAHAMA GROUP, INC.,
as the Borrowers,
The Persons party hereto as the Guarantors,
The financial institutions party hereto as the Lenders,
The financial institutions party hereto as the Issuing Banks,
SUNTRUST BANK,
as the Administrative Agent,
BANK OF AMERICA, N.A.,
as Syndication Agent,
and
SUNTRUST ROBINSON HUMPHREY, INC.,
as Lead Arranger and Bookrunner
August 15, 2008

EXHIBITS

Exhibit A	—	Form of Administrative Questionnaire
Exhibit B	—	Form of Assignment and Acceptance
Exhibit C	—	Form of Borrowing Base Certificate
Exhibit D-1	—	Form of Collateral Access Agreement — Landlord
Exhibit D-2	—	Form of Collateral Access Agreement — Bailee
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Notice of Conversion/Continuation
Exhibit G	—	Form of Request for Advance
Exhibit H	—	Form of Request for Issuance of Letter of Credit
Exhibit I	—	Form of Revolving Loan Note
Exhibit J	—	Form of Guaranty Supplement
Exhibit K	—	Form of Notice of Requested Commitment Increase
Exhibit L	—	Form of Daily Letter of Credit Report
Exhibit M	—	Form of Issuing Bank Joinder Agreement

INDEX

Page
SCHEDULES

Schedule 1(a)	—	Commitment Ratios
Schedule 1(b)	—	Liens
Schedule 1(c)	—	Excluded Subsidiaries
Schedule L-1	—	Existing Letters of Credit
Schedule P-1	—	HSBC Letters of Credit
Schedule 5.1(c)-1	—	Subsidiaries
Schedule 5.1(c)-2	—	Partnerships/Joint Ventures
Schedule 5.1(d)	—	Outstanding Capital Stock Ownership
Schedule 5.1(h)	—	Material Contracts
Schedule 5.1(i)	—	Labor Matters
Schedule 5.1(j)	—	Taxes

Schedule 5.1(n)	—	Litigation
Schedule 5.1(p)	—	Intellectual Property; Licenses and Certifications
Schedule 5.1(v)	—	Insurance
Schedule 5.1(x)-1	—	Leased Real Property
Schedule 5.1(x)-2	—	Owned Real Property
Schedule 5.1(y)	—	Environmental Matters
Schedule 5.1(aa)	—	Change of Name
Schedule 5.1(gg)	—	License Agreements
Schedule 6.11	—	Location of Collateral
Schedule 6.15	—	Bank and Investment Accounts
Schedule 8.1	—	Funded Debt as of the Agreement Date
Schedule 8.5	—	Investments/Guaranties as of the Agreement Date
Schedule 8.6	—	Affiliate Transactions
Schedule 8.7	—	Scheduled Assets

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
     THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 15, 2008, is made by and among OXFORD INDUSTRIES, INC., a Georgia corporation (“Parent”), TOMMY BAHAMA GROUP, INC., a Delaware corporation (“TBG”; together with Parent, each referred to herein individually as a “Borrower” and, collectively, as the “Borrowers”), the Persons party hereto from time to time as Guarantors, the financial institutions party hereto from time to time as Lenders, the financial institutions party hereto from time to time as the Issuing Banks, and SUNTRUST BANK, as the Administrative Agent.
WITNESSETH:
     WHEREAS, a credit facility was extended to Parent and certain of its Subsidiaries, as borrowers (the “2003 Borrowers”), pursuant to the terms and conditions of that certain Credit Agreement dated as of June 13, 2003 (as amended, restated, supplemented or otherwise modified from time to time prior to July 28, 2004, the “2003 Credit Agreement”), by and among the 2003 Borrowers, certain subsidiaries of the 2003 Borrowers party thereto as Guarantors (as defined in the 2003 Credit Agreement), certain financial institutions party thereto as Lenders (as defined in the 2003 Credit Agreement), the financial institutions party thereto as Issuing Banks (as defined in the 2003 Credit Agreement), Merrill Lynch Capital (a division of Merrill Lynch Business Financial Services Inc.), as Syndication Agent (as defined in the 2003 Credit Agreement), and SunTrust Bank, as Administrative Agent;
     WHEREAS, the 2003 Credit Agreement was amended and restated on July 28, 2004 by that certain Amended and Restated Credit Agreement dated as of July 28, 2004 (as amended, restated, supplemented or otherwise modified from time to time prior to date hereof, the “Existing Credit Agreement”) by and among Parent, certain Subsidiaries of Parent as borrowers or guarantors, certain financial institutions parties thereto as Lenders, the Issuing Banks party thereto and the Administrative Agent;
     WHEREAS, in connection with the Existing Credit Agreement, Borrowers and certain of their subsidiaries executed and delivered the Security Documents (as defined in the Existing Credit Agreement) in favor of the Administrative Agent to secure the payment and performance of the Obligations (as defined under the Existing Credit Agreement);
     WHEREAS, certain Lenders (as defined in the Existing Credit Agreement) do not desire to be a party to this Agreement and therefore such Lenders, as assignors, and SunTrust Bank, as assignee, have entered into an Assignment and Acceptance of even date herewith, pursuant to which such Lenders have assigned all of their respective Revolving Loan Commitments (as defined in the Existing Credit Agreement) held by them under the Existing Credit Agreement to SunTrust Bank, and SunTrust Bank has assumed each of such Lenders’ Revolving Loan Commitments (as defined in the Existing Credit Agreement) thereunder;
     WHEREAS, upon the execution and delivery of this Agreement, pursuant to Section 11.20 of this Agreement, to the extent necessary to achieve the allocation of the Revolving Loan Commitments, SunTrust Bank has assigned a portion of its Revolving Loan Commitment to the other Lenders party hereto;
     WHEREAS, each Borrower Party (as defined herein) acknowledges and agrees that the security interests and Liens (as defined in the Existing Credit Agreement) granted to the Administrative Agent pursuant to the Existing Credit Agreement and the other Security Documents (as defined in the Existing Credit Agreement), shall remain outstanding and in full force and effect, without interruption or impairment of any kind, in accordance with the Existing Credit Agreement except to the extent such Security Documents are amended, restated, supplemented, terminated, released, satisfied or otherwise modified in connection with this Agreement, and shall continue to secure the Obligations (as defined herein);
     WHEREAS, each Borrower Party acknowledges and agrees that (a) the Obligations (as defined herein) represent, among other things, the amendment, restatement, renewal, extension, consolidation and modification of the Obligations (as defined in the Existing Credit Agreement) arising in connection with the Existing Credit Agreement and other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith; (b) the Borrower Parties intend that the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith and the collateral pledged thereunder shall secure, without interruption or impairment of any kind except to the extent the Security Documents (as defined in the Existing Credit Agreement) are amended, restated, supplemented, terminated, released, satisfied or otherwise modified in connection with this Agreement, all existing Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith, as they may be amended, restated, renewed, extended, consolidated and modified hereunder, together with all other obligations hereunder; (c) all Liens (as defined in the Existing Credit Agreement) evidenced by the Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith are hereby ratified, confirmed and continued except to the extent such Loan Documents are amended, restated, supplemented, terminated, released, satisfied or otherwise modified in connection with this Agreement; and (d) the Loan Documents (as defined herein) are intended to restate, renew, extend, consolidate, amend and modify the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith;

     WHEREAS, each party hereto intends that (a) the provisions of the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith, to the extent restated, renewed, extended, consolidated, amended and modified hereby and by the other Loan Documents (as defined herein), are hereby superseded and replaced by the provisions hereof and of the other Loan Documents (as defined herein); (b) the Revolving Loan Notes (as defined herein) restate, renew, extend, consolidate, amend, modify, replace, are substituted for and supersede in their entirety, but do not extinguish, the Obligations (as defined in the Existing Credit Agreement) arising under the Revolving Loan Notes (as defined in the Existing Credit Agreement) issued pursuant to the Existing Credit Agreement; and (c) by entering into and performing their respective obligations hereunder, this transaction shall not constitute a novation or an accord and satisfaction;
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:
ARTICLE 1.
DEFINITIONS, ACCOUNTING PRINCIPLES AND
OTHER INTERPRETIVE MATTERS
     Section 1.1 Definitions. For the purposes of this Agreement:
     “Account Debtor” shall mean any Person who is obligated to make payments in respect of an Account.
     “Accounts” shall mean all “accounts,” as such term is defined in the UCC, of each Borrower Party whether now existing or hereafter created or arising, including, without limitation, (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper (as defined in the UCC) or instruments (as defined in the UCC)) (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all of each Borrower Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Borrower Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to a Borrower Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Borrower Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Borrower Party), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.
     “ACH Transactions” shall mean any cash management or related services including the automated clearinghouse transfer of funds by any Lender (or any Affiliate of any Lender) for the account of the Borrower Parties pursuant to agreement or overdrafts.
     “Activation Event” shall have the meaning specified in Section 6.15(a).
     “Activation Notice” shall have the meaning specified in Section 6.15(a).
     “additional amounts” shall have the meaning specified in Section 2.8(b)(i).
     “Administrative Agent” shall mean SunTrust Bank, acting as administrative agent for the Lender Group, and any successor Administrative Agent appointed pursuant to Section 10.12.
     “Administrative Agent Indemnified Person” shall have the meaning specified in Section 10.10.
     “Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, Twenty-Third Floor, Atlanta, Georgia 30308, Attention: Kevin Harrison, or such other office as may be designated by the Administrative Agent pursuant to the provisions of Section 11.1.
     “Administrative Borrower” shall have the meaning specified in Section 13.4.
     “Administrative Questionnaire” shall mean a questionnaire substantially in the form of Exhibit A.
     “Advance” or “Advances” shall mean amounts of the Loans advanced by the Lenders to, or on behalf of, the Borrowers pursuant to Section 2.2 on the occasion of any borrowing and shall include, without limitation, all Agent Advances and Swing Loans.
     “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or that is a director, officer, manager or partner of such Person. For purposes of this definition, “control”, when used with respect to any Person, shall mean the direct or indirect beneficial ownership of twenty percent (20%) or more of the outstanding Equity Interests of such Person. For purposes of this definition, “officer,” when used with respect to any Person, shall mean its president, any vice president of such Person in charge of a principal business unit, division or function (such as sales, administration or finance) and any other Person who performs policy making functions for such Person.

     “Agent Advances” shall have the meaning specified in Section 2.1(f).
     “Aggregate Commitment Ratio” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the unutilized Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding of such Lender, divided by (b) the sum of the aggregate unutilized Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances of all Lenders, which, as of the Agreement Date, are set forth (together with Dollar amounts of the Revolving Loan Commitments) on Schedule 1(a).
     “Aggregate Letter of Credit Commitment” shall mean the several obligations of the Issuing Banks to issue (or arrange with a Foreign Issuer for the issuance of) Letters of Credit for the account of any Borrower Party from time to time in an aggregate face amount not to exceed $175,000,000 pursuant to the terms of this Agreement; provided, however, the aggregate face amount of all outstanding Standby Letters of Credit shall not at any time exceed $20,000,000.
     “Aggregate Revolving Credit Obligations” shall mean, as of any particular time, the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding, plus (b) the aggregate principal amount of all Swing Loans then outstanding, plus (c) the aggregate principal amount of all Agent Advances then outstanding, plus (d) the aggregate principal amount of all Letter of Credit Obligations then outstanding.
     “Agreement” shall mean this Second Amended and Restated Credit Agreement, together with all Exhibits and Schedules hereto.
     “Agreement Date” shall mean the date as of which this Agreement is dated.
     “Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.
     “Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable, whether by law or by virtue of contract, to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.
     “Applicable Margin” shall mean that per annum rate of interest determined as follows: with respect to each Advance and issuance of Letters of Credit, the applicable margin shall be (a) from the Agreement Date through (and including) the date two (2) Business Days after the delivery of the Borrowing Base Certificate required pursuant to Section 7.5(a) for the period ended August 2, 2008, (i) 2.00% for Eurodollar Advances, (ii) 0.00% for Base Rate Advances, (iii) 2.00% for Standby Letters of Credit and (iv)

1.25% for Documentary Letters of Credit and (b) thereafter, the applicable margin determined by the Administrative Agent based upon the Average Availability for the fiscal quarter most recently ended (with respect to which the Borrowing Base Certificate referred to below is delivered), effective as of the third Business Day after the Borrowing Base Certificate referred to in Section 7.5(a) is delivered by Parent to the Administrative Agent for such fiscal quarter most recently ended, expressed as a per annum rate of interest as follows:

				Letter of Credit Fee
		Applicable Margin		Standby Letters of	Documentary Letters
Level	Average Availability	LIBOR Loans	Base Rate Loans	Credit	of Credit
I	Greater than $112,500,000	1.75%	0.00%	1.75%	1.00%
II	Greater than $35,000,000 but less than or equal to $112,500,000	2.00%	0.00%	2.00%	1.25%
III	Less than or equal to $35,000,000	2.25%	0.00%	2.25%	1.50%
     In the event that Parent fails to timely provide the Borrowing Base Certificate referred to above in accordance with the terms of Section 7.5(a), and without prejudice to any additional rights under Section 9.2, as of the second Business Day after delivery of such Borrowing Base Certificate was due until the date two (2) Business Days following the date such Borrowing Base Certificate was delivered, the applicable margin shall be the highest pricing level (i.e. Level III). In the event that the information contained in any Borrowing Base Certificate referred to above is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher interest rate for any period (an “Applicable Period”) than the applicable margin actually applied for such Applicable Period, then (i) Borrowers shall immediately deliver to the Administrative Agent a correct Borrowing Base Certificate for such Applicable Period, (ii) such higher applicable margin shall be deemed to have been in effect for such Applicable Period, and (iii) the Borrowers shall immediately deliver to the Administrative Agent full payment in respect of the accrued additional interest on the Loans and Letters of Credit as a result of such increased applicable margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.11 (it being understood that nothing contained in this paragraph shall limit the rights of the Administrative Agent and the other Lenders to exercise their rights under Section 2.3(b) or Section 9.2).
     “Approved Freight Handler” shall mean any Freight Handler that has delivered a Lien Acknowledgement Agreement in favor of the Administrative Agent (including, without limitation, any Freight Handler that has delivered a Lien Acknowledgement Agreement in connection with the Existing Credit Agreement), so long as such Lien

Acknowledgement remains in full force and effect and the Administrative Agent has not received any notice of termination with respect thereto.
     “Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity that administers or manages a Lender.
     “Assignment and Acceptance” shall mean that certain form of Assignment and Acceptance attached hereto as Exhibit B, pursuant to which each Lender may, as further provided in Section 11.5, sell a portion of its Loans or Revolving Loan Commitment.
     “Authorized Signatory” shall mean, with respect to any Borrower Party, such senior personnel of such Borrower Party as may be duly authorized and designated in writing to the Administrative Agent by such Borrower Party to execute documents, agreements, and instruments on behalf of such Borrower Party.
     “Availability” shall mean, as of any date of determination, the amount (if any) by which (a) the lesser of (i) the Revolving Loan Commitment, and (ii) the Borrowing Base as most recently reported by the Borrower Parties on or prior to such date of determination, exceeds (b) the Aggregate Revolving Credit Obligations on such date of determination.
     “Available Letter of Credit Amount” shall mean, as of any particular time, an amount equal to the lesser of (a) the Aggregate Letter of Credit Commitment at such time less the aggregate amount of all Letter of Credit Obligations then outstanding and (b) Availability at such time.
     “Average Availability” shall mean, as of any date of determination with respect to any period, the sum of daily Availability on each day during the applicable period, divided by the number of days in such period.
     “Bank Product Reserves” shall mean all reserves that the Administrative Agent, from time to time, establishes in its Permitted Discretion for Bank Products then provided or outstanding.
     “Bank Products” shall mean any one or more of the following types of services or facilities extended to the Borrower Parties by a Person who at the time such services or facilities were extended was a Lender (or an Affiliate of any Lender): (a) credit cards; (b) ACH Transactions; (c) Cash Management Services; and (d) the Lender Hedge Agreements.
     “Bank Products Documents” shall mean all agreements entered into from time to time by the Borrower Parties in connection with any of the Bank Products and shall include the Lender Hedge Agreements.

     “Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as now or hereafter amended, and any successor statute.
     “Base Rate” shall mean the higher of (i) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, or (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (1/2%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate of interest actually charged to any customer of the Administrative Agent. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.
     “Base Rate Advance” shall mean an Advance which the Borrowers request to be made as a Base Rate Advance or which is converted to a Base Rate Advance, in accordance with the provisions of Section 2.2(b).
     “Ben Sherman” shall mean Ben Sherman Limited, a private company limited by shares incorporated under the laws of England.
     “Blocked Account” shall have the meaning specified in Section 6.15(b).
     “Blocked Account Agreement” shall mean any agreement executed by a depository bank or securities intermediary and the Administrative Agent, for the benefit of the Lender Group, and acknowledged and agreed to by the applicable Borrower Party, in form acceptable to the Administrative Agent in its sole discretion.
     “Borrower” and “Borrowers” shall have the meanings specified in the preamble.
     “Borrower Parties” shall mean, collectively, the Borrowers and the Guarantors; and “Borrower Party” shall mean any one of the foregoing Borrower Parties.
     “Borrower Payments” shall have the meaning specified in Section 2.8(b)(i).
     “Borrowing Base” shall mean, at any particular time, the sum of:
(a)	90% of Eligible Credit Card Receivables; plus

(b)	85% of Eligible Accounts; plus

(c)	90% of the appraised NOLV of Eligible Domestic Inventory; plus

(d)	an amount equal to the lesser of (i) the In-Transit Inventory Limit or (ii) 90% of the appraised NOLV of Eligible In-Transit Inventory; plus

(e)	an amount equal to the lesser of (i) $65,000,000 or (ii) 90% of the amount of Eligible L/C Inventory; plus

(f)	100% of Qualified Cash; minus

(g)	any Reserves.
     “Borrowing Base Certificate” shall mean a certificate of an Authorized Signatory of the Administrative Borrower substantially in the form of Exhibit C.
     “Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Georgia or is a day on which banking institutions located in such state are closed; provided, however, that when used with reference to a Eurodollar Advance (including the making, continuing, prepaying or repaying of any Eurodollar Advance), the term “Business Day” shall also exclude any day in which banks are not open for dealings in deposits of Dollars on the London interbank market.
     “Capital Expenditures” shall mean, for any period, on a consolidated basis for the Borrower Parties and their Subsidiaries, the aggregate of all expenditures made by the Borrower Parties and their Subsidiaries during such period that, in conformity with GAAP, are required to be included in or reflected on the consolidated balance sheet as a capital asset of Parent, including, without limitation, Capitalized Lease Obligations of the Borrower Parties and their Subsidiaries, but, for the avoidance of doubt, excluding EITF 97-10 Capital Lease Obligations.
     “Capitalized Lease Obligation” shall mean that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP, other than EITF 97-10 Capital Lease Obligations.
     “Cash Equivalents” shall mean, collectively, (a) marketable, direct obligations of the US and its agencies maturing within three hundred sixty-five (365) days of the date of purchase, (b) commercial paper issued by corporations, each of which shall have a consolidated net worth of at least $500,000,000, which commercial paper will mature within one hundred eighty (180) days from the date of the original issue thereof and is rated “P-1” or better by Moody’s or “A-1” or better by S&P, (c) certificates of deposit maturing within three hundred sixty-five (365) days of the date of purchase and issued by a US national or state bank having deposits totaling more than $500,000,000, and whose short-term debt is rated “P-1” or better by Moody’s or “A-1” or better by S&P, (d) up to $100,000 per institution and up to $1,000,000 in the aggregate in (i) short-term obligations issued by any local commercial bank or trust company located in those areas where the Borrower conducts its business, whose deposits are insured by the Federal Deposit Insurance Corporation, or (ii) commercial bank-insured money market funds, or any combination of the types of investments described in this clause (d), and (e) overnight investments with such financial institutions having a short term deposit rating of “P-1” or better by Moody’s, or “A-1” or better by S&P.
     “Cash Management Bank” shall have the meaning specified in Section 6.15(a).
     “Cash Management Services” shall mean any services provided from time to time by a Person who at the time such services or facilities were extended was a Lender (or an Affiliate of any Lender) to any Borrower Party in connection with operating, collections, payroll or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electric funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.
     “Change in Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of Parent to any person or “group” (within the meaning of the SEA); (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or “group” (within the meaning of the SEA) of thirty-five percent (35%) or more of the outstanding shares of the voting Equity Interests of Parent; (c) as of any date a majority of the board of directors of Parent consists (other than vacant seats) of individuals who were not either (i) directors of Parent as of the Agreement Date, (ii) selected or nominated to become directors by the board of directors of Parent of which a majority consisted of individuals described in clause (i), or (iii) selected or nominated to become directors by the board of directors of Parent of which a majority consisted of individuals described in clause (i) and individuals described in clause (ii); or (d) Parent shall cease to own and control, directly or indirectly, 100% of the outstanding Equity Interests of TBG.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” shall mean all property pledged as collateral security for the Obligations pursuant to the Security Documents or otherwise, and all other property of any Borrower Party that is now or hereafter in the possession or control of any member of the Lender Group, or on which any member of the Lender Group has been granted a Lien.
     “Collateral Access Agreement” shall mean any agreement of any lessor, warehouseman, processor, consignee or other Person in possession of, having a Lien upon or having rights or interests in, any of the Collateral in favor of the Administrative Agent, for the benefit of the Lender Group, substantially in the form of Exhibit D-1 or Exhibit D-2 or otherwise in form and substance satisfactory to the Administrative Agent, waiving or subordinating Liens or certain other rights or interests such Person may hold in regard to the property of any of the Borrower Parties and providing the Administrative Agent access to its Collateral.

     “Commitment Increase” shall have the meaning specified in Section 2.17(a)(i).
     “Commitment Increase Cap” shall have the meaning specified in Section 2.17(a)(i).
     “Compliance Certificate” shall mean a certificate executed by an Authorized Signatory of the Administrative Borrower substantially in the form of Exhibit E.
     “Confidential Information” shall have the meaning specified in Section 11.17.
     “Controlled Disbursement Account” shall have the meaning specified in Section 2.2(f).
     “Credit Card Issuer” shall mean any Person (other than a Borrower Party) who issues or whose members issue credit cards, including without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc., or any proprietary card issuer reasonably acceptable to the Administrative Agent.
     “Credit Card Receivables” shall mean each Account together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Borrower Party resulting from charges by a customer of a Borrower Party on credit or debit cards issued or processed by such Credit Card Issuer or Credit Card Processor in connection with the sale of goods by a Borrower Party, or services performed by a Borrower Party, in each case in the ordinary course of its business.
     “Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.
     “Customer Dispute” shall mean all instances in which (a) a customer of a Borrower has rejected or returned the goods and such return or rejection has not been accepted by such Borrower as a valid return or rejection, or (b) a customer of a Borrower has otherwise affirmatively asserted grounds for nonpayment of an Account, including, without limitation, any repossession of goods by such Borrower, or any claim by an Account Debtor of total or partial failure of delivery, set-off, counterclaim, or breach of warranty.

     “Date of Issue” shall mean the date on which an Issuing Bank issues (or, at the direction of an Issuing Bank, a Foreign Issuer issues) a Letter of Credit pursuant to Section 2.15.
     “Default” shall mean any Event of Default, and any of the events specified in Section 9.1 regardless of whether there shall have occurred any passage of time or giving of notice (or both) that would be necessary in order to constitute such event an Event of Default.
     “Default Rate” shall mean a simple per annum interest rate equal to, (a) with respect to all outstanding principal, the sum of (i) the applicable Interest Rate Basis, plus (ii) the highest Applicable Margin, plus (iii) two percent (2.00%), and (b) with respect to all other Obligations (other than Obligations from Bank Products), the sum of (i) the Base Rate, plus (ii) the Applicable Margin applicable to Base Rate Advances plus (iii) two percent (2.00%); provided, however, that (y) as to any Eurodollar Advance outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the then applicable Eurodollar Basis until the end of the current Eurodollar Advance Period and thereafter the Default Rate shall be based on the Base Rate as in effect from time to time and (z) as to any Base Rate Advance outstanding on the date that the Default Rate becomes applicable, the Default Rate shall be based on the Base Rate as in effect from time to time.
     “Dilution” shall mean, as of any date of determination, a percentage, based upon the experience of the immediately prior twelve month period, that is the result of dividing the Dollar amount of (a) bad debt write downs, discounts, advertising allowances, credits or other dilutive items with respect to each Borrower Party’s Accounts during such period, by (b) each Borrower Party’s billings with respect to Accounts during such period.
     “Dilution Reserve” shall mean, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by the amount which Dilution is in excess of five percent (5.00%), rounded down to the nearest one-tenth of a percentage point (0.10%).
     “Disbursement Account” shall mean account number 8800828975 maintained at SunTrust Bank, or as otherwise designated to the Administrative Agent by the Administrative Borrower.
     “Dividends” shall mean any direct or indirect distribution, dividend, or payment to any Person on account of any Equity Interests of any Borrower Party.
     “Documentary Letter of Credit” shall mean a documentary Letter of Credit issued in respect of the purchase of goods or services by any Borrower Party in the ordinary course of its business.

     “Dollars” or “$” shall mean the lawful currency of the United States of America.
     “Domestic Subsidiary” shall mean any Subsidiary of a Borrower that is organized and existing under the laws of the US or any state or commonwealth thereof or under the laws of the District of Columbia, but shall not include US Ben Sherman Holdco.
     “EBITDAR” shall mean, with respect to the Borrowers and their Subsidiaries for any period, an amount equal to the sum of (a) Net Income for such period plus (b) to the extent deducted in determining Net Income for such period, (i) Interest Expense, (ii) income tax expense, (iii) Rent Expense, (iv) loss from extraordinary items and (v) depreciation and amortization expense, determined on a consolidated basis in accordance with GAAP in each case for such period; provided, however, that if any such calculation includes any period in which an acquisition or sale of a Person or all or substantially all of the assets of a Person occurred, then such calculation shall be made on a Pro Forma Basis.
     “E-Fax” means any system used to receive or transmit faxes electronically.
     “EITF 97-10 Capital Lease Obligations” means obligations that are classified as “Capital Lease Obligations” under GAAP due to the application of Emerging Issues Task Force Regulation 97-10, and that, but for such regulation, would not constitute Capital Lease Obligations.
     “Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.
     “Eligible Accounts” shall mean, at any particular date, all Accounts of the Borrower Parties that the Administrative Agent, in the exercise of its Permitted Discretion, determines to be Eligible Accounts; provided, however, that, without limiting the right of the Administrative Agent to establish other criteria of ineligibility, Eligible Accounts shall not include any of the following Accounts:
          (a) Accounts with respect to which more than one hundred twenty (120) days have elapsed since the original invoice therefor or sixty (60) days since the due date of the original invoice;
          (b) Accounts with respect to which any of the representations, warranties, covenants and agreements contained in Section 5.2 are not or have ceased to be complete and correct or have been breached;
          (c) Accounts with respect to which, in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason, unless the Account Debtor subsequently honors such check, note, draft, acceptance or instrument or pays such Account or part thereof paid therewith;
          (d) Accounts as to which the Borrower Party has not performed, as of the applicable date of calculation, all of its obligations then required to have been performed, including, without limitation, the delivery of merchandise or rendition of services applicable to such Accounts;
          (e) Accounts as to which any one or more of the following events has occurred with respect to the Account Debtor on such Accounts: death or judicial declaration of incompetency of such Account Debtor who is an individual; the filing by or against such Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the US, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by such Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for such Account Debtor or for any of the assets of such Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in Bankruptcy Code; the institution by or against such Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the US or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such Account Debtor; the sale, assignment, or transfer of all or substantially all of the assets of such Account Debtor unless the obligations of such Account Debtor in respect of the Accounts are assumed by and assigned to such purchaser or transferee; the nonpayment generally by such Account Debtor of its debts as they become due; or the cessation of the business of such Account Debtor as a going concern; provided, however, that the foregoing shall not include post-petition Accounts of an Account Debtor to the extent that (i) such Accounts constitute Accounts of such Account Debtor as a “debtor-in-possession” and (ii) such Accounts have been approved by the Administrative Agent in its Permitted Discretion;
          (f) Accounts of an Account Debtor for whom fifty percent (50%) or more of the aggregate Dollar amount of such Account Debtor’s outstanding Accounts are classified as ineligible under the criteria set forth in clause (a) hereof;
          (g) Accounts which represent the remaining obligations for partially paid invoices;
          (h) Accounts owed by an Account Debtor which: (i)(A) does not maintain its chief executive office or have a material presence in the US or in Canada and (B) is not organized under the laws of the US or any state or territory thereof or of Canada or any province thereof; or (ii) is the government of any foreign country or sovereign state, or of any state, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Accounts are secured or payable by a letter of credit or acceptance, or insured under foreign credit insurance in each case, on terms and conditions satisfactory to the Administrative Agent in its Permitted Discretion;
          (i) Accounts owed by an Account Debtor which is an Affiliate or employee of any Borrower Party;
          (j) Accounts which are owed by an Account Debtor to which the Borrower Party is indebted in any way, or which are subject to any right of setoff by the Account Debtor, including, without limitation, for co-op advertising, rebates, incentives and promotions, to the extent of such indebtedness or right of setoff and without duplication of any such indebtedness or right of setoff accounted for in the calculation of Dilution;
          (k) Accounts which are subject to any Customer Dispute, but only to the extent of the amount in dispute;
          (l) Accounts which are owed by the government of the US, or any department, agency, public corporation, or other instrumentality thereof (excluding Accounts owed by the Army & Air Force Exchange Service (“AAFES”) to the extent such AAFES Accounts do not exceed $2,000,000), unless all required procedures for the effective collateral assignment of the Accounts under the Federal Assignment of Claims Act of 1940 have been complied with to the Administrative Agent’s reasonable satisfaction with respect to such Accounts;
          (m) Accounts which are owed by any state, municipality, territory or other political subdivision of the US, or any department, agency, public corporation, or other instrumentality thereof and as to which the Administrative Agent determines in its Permitted Discretion that the Administrative Agent’s security interest therein is not or cannot be perfected or cannot be enforced against the applicable Account Debtor;
          (n) Accounts which represent third-party leasing transactions;
          (o) Accounts which represent sales on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis;
          (p) Accounts which represent any contractual obligation, based on a percentage of sales or otherwise, that must be collected from the Account Debtor and paid by the Borrower Party to a third party as a “pass-through” item, but only to the extent of the amount of such pass-through;
          (q) Accounts which are evidenced by a promissory note or other instrument or by chattel paper;
          (r) Accounts as to which the applicable Account Debtor has not been sent an invoice or for which are partially billed;

          (s) Accounts with respect to which the Account Debtor is located in a state or jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the Borrower Party has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that the Borrower Party may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by the Administrative Agent to be significant in amount, and such later qualification cures any bar to access to such courts to enforce payment of such Account;
          (t) Accounts which are not a bona fide, valid and, to the best of the Borrower Parties’ knowledge, enforceable obligation of the Account Debtor thereunder;
          (u) Accounts which are owed by an Account Debtor with whom any Borrower Party has any agreement or understanding for deductions from the Accounts, except for discounts or allowances which are made in the ordinary course of business for prompt payment or volume purchases and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Accounts, or Accounts with respect to which a debit or chargeback has been issued or generated, in each case to the extent of such deduction and without duplication of any such deduction accounted for in the calculation of Dilution;
          (v) Accounts which are not subject to a valid and continuing first priority Lien in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents as to which all action necessary or desirable to perfect such security interest shall have been taken, and to which the Borrower Party has good and marketable title, free and clear of any Liens (other than Liens in favor of the Administrative Agent, for the benefit of the Lender Group, and Permitted Liens);
          (w) Accounts which are owed by an Account Debtor to the extent that such Account, together with all other Accounts owing by the same Account Debtor and its Affiliates, exceed twenty-five percent (25%) of all Eligible Accounts;
          (x) Accounts which represent rebates, refunds or other similar transactions, but only to the extent of the amount of such rebate, refund or similar transaction;
          (y) Accounts as to which a security agreement, financing statement, equivalent security or Lien instrument or continuation statement is on file or of record in any public office, except any such as may have been filed in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents, any such evidencing or relating to a Permitted Lien, and any such with respect to a Lien granted by an Account Debtor in favor of a Borrower Party; or

          (z) Accounts which constitute Eligible Credit Card Receivables.
     “Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person approved by (i) the Administrative Agent, (ii) with respect to any proposed assignee of the Revolving Loan Commitment, the Issuing Banks, and (iii) unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) a Default exists, the Administrative Borrower, such approvals of the Administrative Agent, the Issuing Banks and the Administrative Borrower not to be unreasonably withheld or delayed; provided, however, that if the consent of the Administrative Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in Section 11.5(b)), the Administrative Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Administrative Borrower prior to such fifth (5th) Business Day.
     “Eligible Credit Card Receivables” shall mean, at any particular date, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance, represents the bona fide amounts due to a Borrower Party from a Credit Card Issuer or from a Credit Card Processor, and was originated in the ordinary course of business of such Borrower Party, and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (k) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, an Account shall indicate no Person other than a Borrower Party as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower Party may be obligated to rebate to a customer, a Credit Card Issuer or a Credit Card Processor pursuant to the terms of any agreement or understanding) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Borrower Party to reduce the amount of such Credit Card Receivable. Any Credit Card Receivables meeting the foregoing criteria shall be deemed Eligible Credit Card Receivables but only as long as such Credit Card Receivable is not included within any of the following categories, in which case such Credit Card Receivable shall not constitute an Eligible Credit Card Receivable:
          (a) Credit Card Receivables which do not constitute an “Account” (as defined in the UCC);

          (b) Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale of goods or services giving rise to such Credit Card Receivables;
          (c) Credit Card Receivables with respect to which a Borrower Party does not have good, and valid title, free and clear of any Lien (other than Liens granted to the Administrative Agent and other Permitted Liens);
          (d) Credit Card Receivables that are not subject to a first priority security interest in favor of the Administrative Agent (other than Permitted Liens having priority over the Lien of the Administrative Agent under Applicable Law) (it being the intent that chargebacks in the ordinary course by such Credit Card Processors and Credit Card Issuers shall not be deemed violative of this clause);
          (e) Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (but only to the extent of such claim, counterclaim, offset or chargeback);
          (f) Credit Card Receivables as to which the Credit Card Processor has the right under certain circumstances to require a Borrower Party to repurchase the Accounts from such Credit Card Processor;
          (g) Credit Card Receivables due from a Credit Card Issuer or Credit Card Processor of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings;
          (h) Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer with respect thereto;
          (i) Credit Card Receivables which do not conform in all material respects to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;
          (j) Credit Card Receivables which are evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent and, to the extent necessary or appropriate, endorsed to the Administrative Agent;
          (k) Credit Card Receivables arising from the use of a private label credit card (i.e., any Credit Card Receivable where a Borrower Party or an Affiliate of a Borrower Party is the Credit Card Issuer); or

          (l) Credit Card Receivables arising from the use of a “co-branded” credit card which are deemed ineligible for inclusion in the Borrowing Base by the Administrative Agent in the exercise of its Permitted Discretion.
          “Eligible Domestic Inventory” shall mean, as of any particular date, the portion of the Inventory of each Borrower Party that the Administrative Agent, in the exercise of its Permitted Discretion, determines to be Eligible Domestic Inventory; provided, however, that without limiting the right of the Administrative Agent to establish other criteria of ineligibility, Eligible Domestic Inventory shall not include any of the following Inventory:
          (a) Inventory that is not owned solely by a Borrower Party;
          (b) Inventory that does not conform to all of the warranties and representations regarding the same which are set forth in this Agreement or any of the other Loan Documents;
          (c) Inventory that is not located in the US or Canada (excluding the Province of Quebec) either (i) on real property owned by a Borrower Party, (ii) at any leased premises where the fair market value of the Inventory stored or located at such leased premises is $100,000 or less, (iii) on leased premises in regard to which the landlord thereof shall have executed and delivered to the Administrative Agent a Collateral Access Agreement or with respect to which the Administrative Agent has established a Rent Reserve, or (iv) at premises where a bailee, warehouseman or similar party is in possession of such Inventory and shall have executed and delivered to the Administrative Agent a Collateral Access Agreement; provided, however, the aggregate amount of all Eligible Domestic Inventory located in Canada shall not exceed $5,000,000 in the aggregate at any time of determination; provided, further, Eligible Domestic Inventory shall not include any Inventory at any location where the aggregate fair market value of all Inventory at such location, together with all other Inventory located within a reasonable proximity to such location, is less than $50,000;
          (d) Inventory that is subject to any asserted claim of reclamation, Lien, adverse claim, interest or right (other than Liens in favor of the Administrative Agent, Permitted Liens and claims, interests, rights or other encumbrances arising from a licensing, patent, royalty, trademark, trade name or copyright agreement with a third party so long as, if requested by the Administrative Agent in its Permitted Discretion, any such Inventory is subject to a Licensor Consent) of any other Person, but solely to the extent of the amount of such Lien, claim, interest or right;
          (e) Inventory that has been consigned for sale to or by any Person;

          (f) Inventory that is not in good condition or does not meet all standards imposed by any Person having regulatory authority over such goods or their use and/or sale, or Inventory that is not currently saleable in the normal course of a Borrower Party’s business;
          (g) Inventory that consists of work-in-process;
          (h) Inventory scheduled for return to vendors, Inventory which is obsolete or slow-moving (for purposes of this subsection, what constitutes “obsolete or slow-moving” Inventory shall be determined by the Administrative Agent in its Permitted Discretion), display items, packaging materials, labels or name plates or similar supplies;
          (i) Inventory that is not personal property in which a Borrower Party has granted a valid and continuing first priority Lien in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents, or as to which all action necessary to perfect such security interest has not been taken;
          (j) Inventory that is covered, in whole or in part, by any security agreement, financing statement, equivalent security or Lien instrument or continuation statement which is on file or of record in any public office, except (i) such as may have been filed in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents or (ii) such as may have been filed with respect to Permitted Liens;
          (k) Inventory which constitutes In-Transit Inventory or Eligible L/C Inventory; and
          (l) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party requiring the payment of royalties or fees or requiring the consent of the licensor for a sale thereof by the Administrative Agent and is not subject to a Licensor Consent that has been requested by the Administrative Agent in its Permitted Discretion.
     “Eligible Inventory” shall mean, collectively, Eligible Domestic Inventory, Eligible In-Transit Inventory and Eligible L/C Inventory.
     “Eligible In-Transit Inventory” means all finished goods which constitute In-Transit Inventory (without duplication of any Eligible L/C Inventory or Eligible Domestic Inventory) owned any Borrower Party, which such Inventory is in transit to a Borrower Party’s location in the US or Canada (excluding the Province of Quebec) or to a customer of a Borrower Party that will take delivery of such Inventory at the port of destination located in the US or Canada (excluding the Province of Quebec) and as to which such In-Transit Inventory: (i) shall be the subject of a bill of lading or a cargo receipt that (A)(x) in the case of a negotiable bill of lading or negotiable cargo receipt, is consigned to the Administrative Agent or an Issuing Bank (either directly or by means of endorsement) or (y) in the case of a non-negotiable bill of lading or non-negotiable cargo receipt, is consigned to the Administrative Agent or an Issuing Bank (either directly or by means of endorsements) or to a Borrower Party if such bill of lading or cargo receipt shall state “[Name of applicable Borrower Party], subject to the security interest of SunTrust Bank, as agent, 303 Peachtree Street, N.E., Atlanta, Georgia 30308” thereon and (B) was issued by the carrier respecting the subject In-Transit Inventory, (ii) is insured in accordance with Section 6.5, (iii) with respect to In-Transit Inventory that is subject to a non-negotiable bill of lading or non-negotiable cargo receipt, such In-Transit Inventory shall be in the physical possession of an Approved Freight Handler and (iv) would not be deemed ineligible for inclusion in the Borrowing Base under clauses (a), (b), (d) (other than in respect of any possessory Lien of the related common carrier or any Lien in favor of a related Approved Freight Handler), (e), (f), (g), (h), (j) or (l) of the definition of Eligible Domestic Inventory, treating such eligibility criteria as applicable to such In-Transit Inventory. Upon the request of the Administrative Agent, the Borrower Parties shall promptly deliver to the Administrative Agent copies of all such bills of lading or cargo receipts.
     “Eligible L/C Inventory” shall mean an amount equal to the aggregate face amount of all Documentary Letters of Credit (other than Letters of Credit covering Eligible In-Transit Inventory or Eligible Domestic Inventory) issued and outstanding on behalf of a Borrower Party in connection with the purchase of goods that would constitute Eligible Domestic Inventory or Eligible In-Transit Inventory upon delivery to the applicable Borrower Party, or would result in Eligible Accounts upon sale, (and to the extent such goods underlying any such Documentary Letters of Credit are in the possession of a Freight Handler, such Freight Handler is an Approved Freight Handler) excluding the portion of the face amount of any Documentary Letter of Credit relating to goods that are or are to become Inventory which are scheduled to be shipped by the seller or manufacturer more than sixty (60) days after such date of determination.
     “Environmental Laws” shall mean, collectively, any and all applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including without limitation, Hazardous Materials or human health, as now or may at any time during the term of this Agreement be in effect.
     “Equity Interests” shall mean, as applied to any Person, any capital stock, membership interests, partnership interests or other equity interests of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect on the Agreement Date and as such Act may be amended thereafter from time to time.
     “ERISA Affiliate” shall mean, with respect to any Borrower Party, any trade or business (whether or not incorporated) that together with such Borrower Party, are treated as a single employer under Section 414 of the Code.
     “ERISA Event” shall mean, with respect to any Borrower Party or any ERISA Affiliate, (a) a Reportable Event; (b) the withdrawal of any Borrower Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Borrower Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a Title IV Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (g) the failure by any Borrower Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (h) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (i) the revocation of a Plan’s tax-qualified status under Code Section 401(a); (j) the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (k) a Title IV Plan is in “at risk status” within the meaning of Code Section 430(i); or (l) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Code Section 432(b).
     “E-System” means any electronic system, including Intralinks® and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.
     “Eurodollar Advance” shall mean an Advance which the Administrative Borrower requests to be made as a Eurodollar Advance or which is continued as or converted to a Eurodollar Advance, in accordance with the provisions of Section 2.2(c).
     “Eurodollar Advance Period” shall mean, for each Eurodollar Advance, each one (1), two (2), three (3), or six (6) month period, as selected by the Administrative Borrower pursuant to Section 2.2(c), during which the applicable Eurodollar Rate (but not the Applicable Margin) shall remain unchanged. Notwithstanding the foregoing, however: (a) any applicable Eurodollar Advance Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Eurodollar

Advance Period shall end on the next preceding Business Day; (b) any applicable Eurodollar Advance Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Eurodollar Advance Period is to end shall (subject to clause (a) above) end on the last day of such calendar month; and (c) no Eurodollar Advance Period shall extend beyond the Maturity Date or such earlier date as would interfere with the repayment obligations of the Borrowers under Section 2.6.
     “Eurodollar Basis” shall mean, with respect to each Eurodollar Advance Period, a simple per annum interest rate equal to the quotient of (a) the Eurodollar Rate divided by (b) one minus the Eurodollar Reserve Percentage, stated as a decimal. The Eurodollar Basis shall remain unchanged during the applicable Eurodollar Advance Period, except for changes to reflect adjustments in the Eurodollar Reserve Percentage.
     “Eurodollar Rate” shall mean, for any Eurodollar Advance Period, the rate per annum quoted on the display designated on that page of the Bloomberg reporting service, or similar service as determined by the Administrative Agent, that displays British Banker’s Association Interest Settlement Rates for Dollar deposits as of 11:00 a.m. (London, England time) two (2) Business Days prior to the applicable date of determination; provided, however, that if no such quoted rate appears on such page, the rate used for such Eurodollar Advance Rate shall be the per annum rate of interest determined by the Administrative Agent to be the rate at which Dollar deposits for such Eurodollar Advance Period are offered to the Administrative Agent as of 11:00 a.m. (London, England time) two (2) business days prior to such date of determination.
     “Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next one one-hundredth of one percent (1/100th of 1%)) in effect on any day to which the Administrative Agent is subject with respect to the Eurodollar Basis pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) (“Regulation D”) with respect to Eurocurrency Liabilities (as that term is defined in Regulation D). Eurodollar Advances shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage. The Eurodollar Basis for any Eurodollar Advance shall be adjusted as of the effective date of any changes in the Eurodollar Reserve Percentage.
     “Event of Default” shall mean any of the events specified in Section 9.1, provided that any requirement for notice or lapse of time, or both, has been satisfied.

     “Excluded Deposit Accounts” shall mean, collectively, (i) each disbursement account that has a balance no greater than the amount necessary to cover outstanding checks drawn on such account, (ii) petty cash deposit accounts for retail stores of Retail Borrower Parties that have a balance (determined on an average basis for all retail stores as of any date of determination) no greater than $5,000 per retail store, (iii) the employee benefit trust account number 8801663496 at SunTrust Bank or such other similar employee benefit trust account, so long as the balance therein does not exceed as of any date of determination the Administrative Borrower’s estimate of employee benefit claims to be paid in the remaining portion of such fiscal year (or, with respect to any date of determination in the last fiscal month of any fiscal year, the Administrative Borrower’s estimate of employee benefit claims to be paid in the remaining portion of such fiscal year and during the next succeeding fiscal year) from such date of determination (provided, that at any time that a Default exists, Borrower Parties shall not deposit additional funds into such account except to the extent necessary to pay accrued and unpaid employee benefit claims that are then due and payable) and (iv) other deposit accounts with balances not to exceed $1,000,000 in the aggregate.
     “Excluded Subsidiary” shall mean any Person acquired or formed after the Agreement Date which (i) would be a Subsidiary of a Borrower Party but for the exclusion of “Excluded Subsidiaries” in the proviso of the definition of Subsidiary, (ii) is not a Wholly Owned Subsidiary of a Borrower Party and (iii) is (or whose parent is) contractually prohibited from executing a Guaranty Supplement, granting a Lien in favor of the Administrative Agent as required under Section 6.20 or having its Equity Interest pledged to secure the Obligations; provided, however, if such Subsidiary is not contractually prohibited from taking all of the actions described in clause (iii) above, then it shall be deemed an “Excluded Subsidiary” only with respect to the actions which it or its parent is contractually prohibited from taking.
     “Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
     “Existing Credit Agreement” has the meaning ascribed to such term in the recitals to this Agreement.
     “Existing Letters of Credit” shall mean the letters of credit listed on Schedule L-1.
     “Federal Funds Rate” shall mean, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 12:00 noon

(Atlanta, Georgia time) on that day by each of three (3) leading brokers of Federal funds transactions in New York, New York selected by the Administrative Agent.
     “Fee Letter” shall mean that certain fee letter dated as of the Agreement Date, executed by the Borrowers and addressed to SunTrust Bank.
     “Financial Covenant” shall mean the financial covenant applicable to the Borrower Parties from time to time pursuant to Section 8.8.
     “Fixed Charge Coverage Ratio” shall mean, with respect to the Borrowers and their Subsidiaries on a consolidated basis for any period, calculated on a Pro Forma Basis during such period, the ratio of (a) the greater of (i) (x) EBITDAR for such period minus (y) the sum of (A) Capital Expenditures made during such period and not financed with the proceeds of Funded Debt (other than the proceeds of a Loan) and (B) cash income taxes paid during such period, or (ii) zero, to (b) Fixed Charges.
     “Fixed Charges” shall mean, for Borrowers and their Subsidiaries for any period, the sum (without duplication) of (a) Interest Expense for such period, (b) Rent Expense for such period, (c) scheduled principal payments made on Total Funded Debt during such period (which, for purposes of clarification, exclude (i) principal payments (other than scheduled amortization payments, if any) made on the Senior Notes prior to maturity and (ii) prepayments under the Revolving Loans), and (d) Restricted Payments (other than Dividends paid in kind) to holders of Equity Interests paid by Parent during such period.
     “Foreign IP Transfer” shall mean the sale, disposition or other transfer by one or more of the Borrower Parties of any foreign patents, trademarks, service marks or copyrights and any licenses and other rights related thereto, including without limitation the right to sue for past, present and future infringement thereof and the goodwill associated with any trademarks and service marks, and so long as (a) such sale, disposition or other transfer is for fair market value (provided that a capital contribution to a Wholly-Owned Subsidiary of a Borrower Party shall be deemed to be for fair market value), (b) such sale, disposition or other transfer is made to a Foreign Subsidiary that is a Wholly Owned Subsidiary of a Borrower Party, and such Wholly-Owned Subsidiary is directly owned by a Borrower Party and the Equity Interests of such Foreign Subsidiary have been pledged to the Administrative Agent in accordance with Section 6.20 unless such direct ownership or pledge is prohibited by Applicable Law, would impose material taxes that otherwise would not be payable, materially increase taxes, or otherwise thwart or materially impair a tax objective or benefit expected to be obtained or available as a result of such sale, disposition or other transfer, (c) no Default or Event of Default shall have occurred and be continuing or result therefrom and (d) a senior officer of Parent shall have delivered a certificate to the Administrative Agent certifying that any such sale, disposition or other transfer satisfies the conditions of clauses (a), (b) and (c) above.

     “Foreign Issuer” shall mean any foreign bank engaged by an Issuing Bank to issue Documentary Letters of Credit on behalf of such Issuing Bank so long as (a) such foreign bank has agreed to hold any and all documents, instruments or other Collateral in its possession in connection with the issuance of any Documentary Letter of Credit as bailee on behalf of the Administrative Agent to perfect the Administrative Agent’s security interest in such documents, instruments or other Collateral and (b) the agreement between such Issuing Bank and the Foreign Issuer is satisfactory to the Administrative Agent in its reasonable discretion.
     “Foreign Lender” shall have the meaning specified in Section 2.8(b)(v).
     “Foreign Subsidiary” shall mean any Subsidiary of a Borrower Party that does not constitute a Domestic Subsidiary.
     “Freight Handler” shall mean any freight forwarder, customs broker, customs agent, shipper, shipping company or similar Person utilized by a Borrower Party from time to time in connection with the importation of Inventory.
     “Fund” shall mean any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Funded Debt” of any Person shall mean, without duplication, (i) obligations of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person in respect of the deferred purchase price of property or for services (other than trade payables incurred in the ordinary course of business on terms customary in the trade), (iv) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such person, (v) Capitalized Lease Obligations of such Person as determined in accordance with GAAP, (vi) obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) guaranties by such Person of the type of indebtedness described in clauses (i) through (vi) above, (viii) all indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interest of such Person, (x) off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries and (xi) obligations under any Hedge Agreement.
     “Funding Losses” shall mean expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and any lost profit of such

Lender or any participant of such Lender over the remainder of the Eurodollar Advance Period for such prepaid Advance. For purposes of calculating amounts payable to a Lender hereunder with respect to Funding Losses, each Lender shall be deemed to have actually funded its relevant Eurodollar Advance through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Eurodollar Advance and having a maturity and repricing characteristics comparable to the relevant Eurodollar Advance Period; provided, however, that each Lender may fund each of its Eurodollar Advances in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable hereunder.
     “GAAP” shall mean generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such statements by such other entities as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity to the extent exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government.
     “Guarantors” shall mean, collectively, the Subsidiary Guarantors and any other Person that has executed a Guaranty Supplement or other document guaranteeing the Obligations; and “Guarantor” shall mean any one of the foregoing Guarantors.
     “Guaranty” or “guaranteed,” as applied to an obligation (each a “primary obligation”), shall mean and include (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of any Person, whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such primary obligation or (B) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof. All references in this Agreement to “this Guaranty” shall be to the Guaranty provided for pursuant to the terms of Article 3.
     “Guaranty Supplement” shall have the meaning specified in Section 6.20.
     “Hazardous Materials” shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), friable asbestos containing materials defined or regulated as such in or under any Environmental Law.
     “Hedge Agreement” shall mean any and all transactions, agreements or documents now existing or hereafter entered into between or among any Borrower Party, on the one hand, and a third party, on the other hand, which provides for an interest rate, credit or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Borrower Party’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations.
     “Indemnified Person” shall mean each member of the Lender Group, each Affiliate thereof and each of their respective employees, representatives, officers and directors.
     “Indenture” shall mean that certain Indenture dated as of May 16, 2003 between Parent, as issuer, and the Indenture Trustee governing the issuance of the Senior Notes, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 8.13, and any replacement indenture, credit or loan agreement, note or securities purchase agreement, or other similar governing agreement executed in connection with any new note offering or other financing described in clause (b) of the definition of Senior Notes.
     “Indenture Trustee” shall mean U.S. Bank N.A., together with any successor trustee appointed in accordance with the Indenture or any trustee or similar party with respect to any replacement indenture, credit or loan agreement, note or securities purchase agreement, or other similar governing agreement executed in connection with any new note offering or other financing described in clause (b) of the definition of Senior Notes.
     “Interest Expense” shall mean, for Borrowers and their Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense including, without limitation, the interest component in respect of Capitalized Lease Obligations for such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Agreements with respect to interest rates during such period (whether or not actually paid or received during such period).

     “Interest Rate Basis” shall mean the Base Rate or the Eurodollar Basis, as applicable.
     “In-Transit Inventory” shall mean Inventory of a Borrower Party that is currently in transit (whether by vessel, air or land) from (i) a location outside the United States or Canada to a location in the United States or Canada (other than the Province of Quebec) or (ii) a location in the United States or Canada to another location in the United States or Canada (other than the Province of Quebec).
     “In-Transit Inventory Limit” shall mean (i) during Parent’s fiscal months of January and February, $40,000,000 and (ii) at all other times, $30,000,000.
     “Inventory” shall mean all “inventory,” as such term is defined in the UCC, of each Borrower Party, whether now existing or hereafter acquired, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of a Borrower Party for sale or lease or are furnished or are to be furnished (but only when so furnished) under a contract of service, goods that are leased by a Borrower Party as lessor, or that constitute raw materials, samples, work-in-process, finished goods, returned goods, promotional materials or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Borrower Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.
     “Investment” shall mean, with respect to any Person, any loan, advance or extension of credit by such Person to, or any Guaranty with respect to the Equity Interests, Funded Debt or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any Equity Interests of any other Person, other than any acquisition of all or substantially all of the Equity Interests of a Person.
     “Issuing Bank Joinder Agreement” shall have the meaning specified in Section 2.15(i).
     “Issuing Banks” shall mean (a) SunTrust Bank and (b) any other Person (consented to by the Administrative Agent and, so long as no Default exists, the Administrative Borrower) who hereafter may be designated as an Issuing Bank pursuant to an Assignment and Acceptance or pursuant to an Issuing Bank Joinder Agreement; provided, however, under no circumstances shall there be more than four (4) Issuing Banks at any one time.
     “Lender Group” shall mean, collectively, the Administrative Agent, the Issuing Banks and the Lenders. In addition, if any Person ceases to be a Lender, then for any Lender Hedge Agreement entered into by any Borrower Party with such Person while it was a Lender, such Person shall be a deemed to be a member of the Lender Group for purposes of determining the secured parties under any Security Documents.

     “Lender Hedge Agreement” shall mean any and all Hedge Agreements now existing or hereafter entered into between or among any Borrower Party, on the one hand, and any Person that is a Lender (or an Affiliate of a Lender) at the time such Hedge Agreement was entered into, on the other hand.
     “Lenders” shall mean those lenders whose names are set forth on the signature pages to this Agreement under the heading “Lenders” and any assignees of the Lenders who hereafter become parties hereto pursuant to and in accordance with Section 11.5; and “Lender” shall mean any one of the foregoing Lenders.
     “Letter of Credit Commitment” shall mean, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue, or arrange for the issuance of, Letters of Credit pursuant to the terms of this Agreement in an aggregate face amount from time to time not to exceed the amount set forth on Schedule 1(a) or any applicable Assignment and Acceptance; provided, however, the aggregate face amount of all outstanding Standby Letters of Credit shall not at any time exceed $20,000,000.
     “Letter of Credit Obligations” shall mean, at any time, the sum of (a) an amount equal to one hundred percent (100%) of the aggregate undrawn and unexpired stated amount (including the amount to which any such Letter of Credit can be reinstated pursuant to its terms) of the then outstanding Letters of Credit, plus (b) an amount equal to one hundred percent (100%) of the aggregate drawn, but unreimbursed drawings of any Letters of Credit (excluding, for the avoidance of doubt, such drawings that have been reimbursed with Advances made pursuant to Section 2.15(e)).
     “Letter of Credit Reserve Account” shall mean any account maintained by the Administrative Agent for the benefit of any Issuing Bank, the proceeds of which shall be applied as provided in Section 9.2(d).
     “Letters of Credit” shall mean (a) either Standby Letters of Credit or Documentary Letters of Credit issued by Issuing Banks or arranged by an Issuing Bank for the account of any Borrower Party from time to time in accordance with Section 2.15 and (b) the Existing Letters of Credit.
     “License Agreement” shall mean any license agreement or other agreement between a Borrower Party and a Person duly holding rights in a trademark, trade name or service mark pursuant to which such Borrower Party is granted a license to use such trademark, trade name or service mark on Inventory of such Borrower Party.
     “Licensor Consent Agreement” shall mean an agreement among the applicable Borrower Party, the Administrative Agent and the applicable licensor in form and substance reasonably acceptable to the Administrative Agent pursuant to which, among other things, the licensor acknowledges the Lien of the Administrative Agent in the Inventory that is subject to the applicable License Agreement and agrees to permit the

Administrative Agent to sell the Inventory that is subject to the License Agreement upon and during the continuance of an Event of Default.
     “Lien” shall mean, with respect to any property, any mortgage, lien, pledge, assignment for security purposes, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, any documents, notice, instruments or other filings under the Federal Assignment of Claims Act of 1940, or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.
     “Lien Acknowledgement Agreement” shall mean an agreement between a Freight Handler and the Administrative Agent, in form and substance satisfactory to the Administrative Agent, pursuant to which, among other things, the Freight Handler (a) acknowledges the Lien of the Administrative Agent in the Collateral in the possession of the Freight Handler and any documents evidencing same, (b) agrees to hold any documents of title evidencing the Collateral as Administrative Agent’s agent and bailee for purposes of perfecting the Administrative Agent’s Lien on such Collateral and (c) if so instructed by the Administrative Agent, agrees to return to the Administrative Agent or otherwise deliver at its direction, all of the Collateral in its custody, control or possession.
     “Loan Account” shall have the meaning specified in Section 2.7(b).
     “Loan Documents” shall mean this Agreement, any Revolving Loan Notes, the Security Documents, the Blocked Account Agreements, the Fee Letter, the Post-Closing Agreement, the Guaranty Supplements, all reimbursement agreements relating to Letters of Credit issued hereunder, all Lien Acknowledgement Agreements, all Collateral Access Agreements, all Compliance Certificates, all Requests for Advance, all Requests for Issuance of Letters of Credit, all Notices of Conversion/Continuation, all Notices of Requested Commitment Increase, all Borrowing Base Certificates, all documents executed in connection with the Federal Assignment of Claims Act of 1940 (if any), and all other documents, lockbox agreements, instruments, certificates, and agreements executed or delivered by a Borrower Party in connection with or contemplated by this Agreement, including, without limitation, any security agreements or guaranty agreements from any Borrower’s Subsidiaries to the Lender Group, or any of them; provided, however, that, notwithstanding the foregoing, none of the Bank Product Documents shall constitute Loan Documents.
     “Loans” shall mean, collectively, the Revolving Loans, the Swing Loans and the Agent Advances.
     “Majority Lenders” shall mean, as of any date of calculation, Lenders the sum of whose unutilized Revolving Loan Commitments plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding on such date of calculation exceeds fifty percent (50%) of the sum of the aggregate unutilized Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding of all of the Lenders as of such date of calculation.
     “Margin Stock” shall have the meaning specified in Section 5.1(t).
     “Material Contracts” shall mean, collectively, all contracts, leases, instruments, guaranties, licenses or other arrangements (other than the Loan Documents) to which any Borrower Party or any Subsidiary of a Borrower Party is or becomes a party and which are required to be filed with the U.S. Securities and Exchange Commission under Item 601(b)(4) or 601(b)(10) of Regulation S-K (other than those required to be filed as a result of Item 601(b)(10)(ii)(A), 601(b)(10)(iii)(A) or 601(b)(10)(iii)(B) of Regulation S-K).
     “Materially Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), a material adverse change in, or a material adverse effect on: (a) the business, operations, properties, condition (financial or otherwise), assets or income of the Borrowers and their Subsidiaries, taken as a whole; (b) the ability of the Borrowers and their Subsidiaries, taken as a whole, to perform any material obligations under the Loan Documents, taken as a whole; or (c) (i) the validity, binding effect or enforceability of the Loan Documents, taken as a whole, (ii) the rights, remedies or benefits available to the Administrative Agent, the Issuing Banks or any Lender under the Loan Documents, taken as a whole, or (iii) the attachment, perfection or priority of any Lien of the Administrative Agent under the Security Documents on a material portion of the Collateral. In determining whether any individual event, act, condition or occurrence of the foregoing types would result in a Materially Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Materially Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other events, acts, conditions or occurrences of the foregoing types which have occurred would result in a Materially Adverse Effect.
     “Maturity Date” shall mean August 15, 2013, or such earlier date as payment of the Loans shall be due (whether by acceleration or otherwise); provided, however, if the Borrowers’ outstanding Senior Notes are (a) not repaid in full on or prior to November 16, 2010 or (b) refinanced in full on or prior to November 16, 2010 pursuant to a new note offering or other financing that has a maturity date at least six (6) months after August 15, 2013, then the maturity date of this Agreement shall be the date that is six (6) months prior to the maturity date of the Senior Notes (or such new notes or other financing).
     “Maximum Guaranteed Amount” shall have the meaning specified in Section 3.1(g).
     “Moody’s” shall mean Moody’s Investor Service, Inc., or any successor thereto.

     “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Borrower Party or ERISA Affiliate is making, is obligated to make, has made or has been obligated to make at any time within the past five (5) years, contributions on behalf of participants who are or were employed by any of them.
     “Necessary Authorizations” shall mean all material authorizations, consents, permits, approvals, licenses, and exemptions from, and all filings and registrations with, and all reports to, any Governmental Authority whether federal, state, local, and all agencies thereof, which are required for the transactions contemplated by the Loan Documents and the conduct of the businesses and the ownership (or lease) of the properties and assets of the Borrower Parties.
     “Net Cash Proceeds” shall mean, with respect to any sale, lease, transfer, casualty loss or other disposition or loss of assets by any Borrower Party or any issuance by any Borrower Party of any Equity Interests or the incurrence by any Borrower Party of any Funded Debt (other than the Obligations), the aggregate amount of cash received for such assets or Equity Interests, or as a result of such Funded Debt, net of reasonable and customary transaction costs properly attributable to such transaction and payable by such Borrower Party to a non-Affiliate in connection with such sale, lease, transfer or other disposition of assets or the issuance of any Equity Interests or the incurrence of any Funded Debt, including, without limitation, sales commissions and underwriting discounts.
     “Net Income” shall mean, for any period, the net income (or loss) of the Borrowers and their Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any non-cash losses attributable to write-downs of intangible assets, (iv) any Equity Interest of any Borrower or any Subsidiary of any Borrower in the unremitted earnings of any Person that is not a Subsidiary, (v) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with any Borrower or any Subsidiary on the date that such Person’s assets are acquired by such Borrower or such Subsidiary and (vi) non-cash expenses in connection with stock compensation.
     “New Lender” shall have the meaning specified in Section 2.17(a)(i).
     “NOLV” shall mean, as to any particular asset, the value determined by multiplying (a) the estimated percentage recoverable for such class of Eligible Inventory in an orderly liquidation thereof net of all liquidation costs and expenses, as determined based on the most recent appraisal conducted by a qualified appraiser selected by the Administrative Agent, times (b) the Perpetual Inventory Cost of such asset. In respect of the determination of the NOLV of Eligible In-Transit Inventory, the “estimated percentage recoverable” shall take into account, among other things, the respective amounts necessary to obtain the release of any possessory Lien of any related common carrier and any Lien in favor of any related Approved Freight Handler, as well as any costs of demurrage.
     “Notice of Conversion/Continuation” shall mean a notice in substantially the form of Exhibit F.
     “Notice of Requested Commitment Increase” shall mean a notice substantially in the form of Exhibit K.
     “Obligations” shall mean (a) all payment and performance obligations as existing from time to time of the Borrower Parties to the Lender Group, or any of them, under this Agreement and the other Loan Documents (including all Letter of Credit Obligations and including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued), or as a result of making the Loans or issuing the Letters of Credit, (b) the obligation to pay an amount equal to the amount of any and all damages which the Lender Group, or any of them, may suffer by reason of a breach by any Borrower Party of any obligation, covenant, or undertaking with respect to this Agreement or any other Loan Document, and (c) any debts, liabilities and obligations as existing from time to time of any Borrower Party to any Lender (or an Affiliate of any Lender) arising from or in connection with any Bank Products and, if such Lender ceases to be a Lender, any debts, liabilities and obligations as existing from time to time of any Borrower Party to such Lender (or an Affiliate of such Lender) arising from or in connection with any Bank Products Documents entered into at a time when such Person was a Lender hereunder.
     “OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.
     “Other Taxes” shall have the meaning specified in Section 2.8(b)(ii).
     “Overadvance” shall have the meaning specified in Section 2.1(e).
     “Parent” shall mean Oxford Industries, Inc., a Georgia corporation.
     “Participant” shall have the meaning specified in Section 11.5(d).
     “Payment Date” shall mean the last day of each Eurodollar Advance Period for a Eurodollar Advance.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Perfection Certificate” shall mean, collectively, the perfection certificates delivered by each of the Borrower Parties to the Administrative Agent.

     “Permitted Discretion” shall mean a determination made in the exercise of reasonable commercial discretion in accordance with the Administrative Agent’s customary or generally applicable credit policies.
     “Permitted Liens” shall mean, as applied to any Person:
     (a) Any Lien in favor of the Administrative Agent or any other member of the Lender Group given to secure the Obligations;
     (b) (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books;
     (c) Liens of carriers, warehousemen, mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
     (d) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits;
     (e) Easements, rights-of-way, restrictions (including zoning or deed restrictions), and other similar encumbrances on the use of real property which in the reasonable opinion of the Administrative Agent do not interfere with the ordinary conduct of the business of such Person;
     (f) Purchase money security interests and Liens securing Capitalized Lease Obligations provided that such Lien attaches only to the asset (which asset shall not constitute Inventory) so purchased or leased by such Person and secures only Funded Debt incurred by such Person in order to purchase or lease such asset, but only to the extent permitted by Section 8.1(d);
     (g) Deposits to secure the performance of bids, trade contracts, tenders, sales, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (h) Liens on assets of the Borrower Parties and their Subsidiaries existing as of the Agreement Date which are set forth on Schedule 1(b);
     (i) With respect to real property, Liens that are exceptions to the commitments for title insurance issued in connection with any mortgage thereon;

     (j) Liens on the assets of Ben Sherman and its Subsidiaries securing Funded Debt under the UK Credit Facility;
     (k) Liens on the assets of Ben Sherman and its Subsidiaries that are permitted under the UK Credit Facility;
     (l) Statutory Liens in favor of landlords with respect to Inventory at leased premises in a state that provides for statutory Liens in favor of landlords or Liens arising under leases entered into by a Borrower Party in the ordinary course of business;
     (m) Liens on real property and Intellectual Property (as defined in the Security Agreement) and Liens on the Collateral which are subordinated to the Liens on the Collateral in favor of the Administrative Agent, for the benefit of the Lender Group, securing Funded Debt permitted under Section 8.1(c) in an aggregate principal amount not to exceed $200,000,000 so long as (i) any such Liens and the related Funded Debt are subject to an intercreditor agreement, to the extent required by the Administrative Agent, which shall be on terms and conditions reasonably acceptable to the Administrative Agent and the Majority Lenders and (ii) if any such subordinated Lien is granted on the Collateral to any other Person, then the Administrative Agent, for the benefit of the Lender Group, shall have also been granted a subordinated Lien on any assets or property of the Borrower Parties and their Subsidiaries securing such other Funded Debt owing to such other Person to the extent that such assets or property, but for the granting of such subordinated Lien, do not constitute Collateral; and
     (n) Liens on cash collateral in an aggregate amount not to exceed $10,150,000 provided to HSBC Bank USA, National Association (“HSBC”) pursuant to a reimbursement agreement (or otherwise) with respect to letters of credit issued by HSBC or its Affiliates on behalf of one or more of the Borrower Parties under the Existing Credit Agreement as listed on Schedule P-1.
     “Perpetual Inventory Cost” shall mean the cost of such Inventory as maintained by the Borrower Parties in their wholesale or retail perpetual inventory systems, in each case consistent with the methodology used by the Borrower Parties as of the most recent appraisal conducted by or on behalf of the Administrative Agent with respect to such Inventory.
     “Person” shall mean an individual, corporation, partnership, trust, joint stock company, limited liability company, unincorporated organization, other legal entity or joint venture or a government or any agency or political subdivision thereof.
     “Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA that any Borrower Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past six (6) years on behalf of participants who were employed by any Borrower Party or ERISA Affiliate.

     “Post-Closing Agreement” shall mean that certain letter agreement dated as of the Agreement Date among the Borrowers and the Administrative Agent with respect to certain post closing matters to be completed by the Borrower Parties.
     “Pounds Sterling” shall mean the lawful currency of the United Kingdom and, if the United Kingdom adopts the Euro as its lawful currency, includes the equivalent amount of Euros.
     “Pro Forma Basis” shall mean for purposes of determining compliance with the Financial Covenant and the defined terms relating thereto, giving pro forma effect to any acquisition or sale of a Person, all or substantially all of the business or assets of a Person, and any related incurrence, repayment or refinancing of Funded Debt, Capital Expenditures or other related transactions which would otherwise be accounted for as an adjustment permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP, in each case, as if such acquisition or sale and related transactions were realized on the first day of the relevant period.
     “Property” shall mean any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, Inventory or other asset owned, leased or operated by the Borrower Parties, their Subsidiaries or any of them (including, without limitation, any surface water thereon or adjacent thereto, and soil and groundwater thereunder).
     “Qualified Cash” shall mean, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Borrower Parties that is in deposit accounts or in securities accounts, or any combination thereof, and which such deposit account or securities account is the subject of a Blocked Account Agreement and is maintained by a branch office of a bank or securities intermediary located within the United States; provided, however, the aggregate amount included in the calculation of “Qualified Cash” for cash and Cash Equivalents maintained with any bank or other financial institution other than the Administrative Agent shall not at any time exceed $2,000,000.
     “Register” shall have the meaning specified in Section 11.5(c).
     “Reimbursement Obligations” shall mean the payment obligations of the Borrowers under Section 2.15(d).
     “Rent Expense” shall mean, for any period, the sum of all base and percentage rental expense (but excluding any expense payable for leasehold improvements, common area maintenance, taxes, insurance, utilities, marketing costs and similar charges) for real property of the Borrowers and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
     “Rent Reserve” shall mean, with respect to any leased real property other than (a) leased premises at which the book value of Inventory at such location is less than or equal to $100,000 or (b) leased premises in regard to which the landlord thereof shall have executed and delivered to the Administrative Agent a Collateral Access Agreement, an amount equal to three (3) months rental expense for such leased real property (or such other amount as the Administrative Agent may deem appropriate in its Permitted Discretion based on the circumstances).
     “Replacement Event” shall have the meaning specified in Section 11.16.
     “Replacement Lender” shall have the meaning specified in Section 11.16.
     “Reportable Event” shall mean any “reportable event” within the meaning of Section 4043 of ERISA with respect to a Title IV Plan for which the thirty (30) day notice period has not been waived.
     “Request for Advance” shall mean any certificate signed by an Authorized Signatory of the Administrative Borrower requesting a new Advance hereunder, which certificate shall be denominated a “Request for Advance,” and shall be in substantially the form of Exhibit G. Each Request for Advance shall, among other things, specify the date of the Advance, which shall be a Business Day, the amount of the Advance, and the type of Advance.
     “Request for Issuance of Letter of Credit” shall mean any certificate signed by an Authorized Signatory of the Administrative Borrower requesting that an Issuing Bank issue a Letter of Credit hereunder, which certificate shall be in substantially the form of Exhibit H, and shall, among other things, (a) specify that the requested Letter of Credit is either a Documentary Letter of Credit or a Standby Letter of Credit, (b) the stated amount of the Letter of Credit (which shall be in Dollars), (c) the effective date (which shall be a Business Day) for the issuance of such Letter of Credit, (d) the date on which such Letter of Credit is to expire (which shall be a Business Day and which shall be subject to Section 2.15(a)), (e) the Person for whose benefit such Letter of Credit is to be issued, (f) other relevant terms of such Letter of Credit, and (g) the Available Letter of Credit Amount as of the scheduled date of issuance of such Letter of Credit.
     “Reserves” shall mean reserves that the Administrative Agent may establish from time to time in its Permitted Discretion for such purposes as the Administrative Agent shall deem necessary (without duplication of any amounts accounted for in the definitions of Eligible Accounts, Eligible Credit Card Receivables, Eligible Domestic Inventory, Eligible In-Transit Inventory, Eligible L/C Inventory or NOLV). Without limiting the generality of the foregoing, the following reserves (without duplication) shall be deemed an exercise of the Administrative Agent’s Permitted Discretion: (a) reserves for accrued but unpaid ad valorem, excise and personal property tax liability; (b) Bank Product Reserves; (c) reserves for warehousemen’s, bailees’, shippers’ or carriers’ charges; (d) reserves for any other matter that has a negative impact on the value of the Collateral; (e) the Dilution Reserve; (f) the Rent Reserve; (g) with respect to Eligible In-Transit Inventory and Eligible L/C Inventory, reserves for duties, customs brokers, insurance and other incidental charges pertaining thereto; and (h) with respect to Eligible Inventory, reserves for any required royalty or similar licensing payments.
     “Restricted Payment” shall mean (a) any Dividend, or (b) any redemption, purchase, retirement, defeasance, sinking fund or similar payment or any claim of rescission of or with respect to the Equity Interests of Parent.
     “Retail Borrower Parties” shall mean, collectively, all Domestic Subsidiaries of Parent that are parties to this Agreement and whose principal business is the operation of retail stores.
     “Retiree Welfare Plan” shall mean a Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Code Section 4980B (or applicable state law mandating health insurance continuation coverage for employees) and at the sole expense of the participant or the beneficiary.
     “Revolving Commitment Ratio” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the Revolving Loan Commitment of such Lender, divided by (b) the Revolving Loan Commitment of all Lenders, which, as of the Agreement Date, are set forth (together with Dollar amounts thereof) on Schedule 1(a).
     “Revolving Loan Commitment” shall mean the several obligations of the Lenders to advance to the Borrowers on or after the Agreement Date, in accordance with their respective Revolving Commitment Ratios, pursuant to the terms of this Agreement, the aggregate amount of up to $175,000,000, as such amount may be reduced from time to time pursuant to the terms of this Agreement or increased pursuant to Section 2.17.
     “Revolving Loan Notes” shall mean those certain promissory notes issued by the Borrowers to each of the Lenders that requests a promissory note, in accordance with each such Lender’s Revolving Commitment Ratio of the Revolving Loan Commitment, in substantially in the form of Exhibit I.
     “Revolving Loans” shall mean, collectively, the amounts (other than Agent Advances and Swing Loans) advanced from time to time by the Lenders to the Borrowers under the Revolving Loan Commitment, not to exceed the amount of the Revolving Loan Commitment.
     “S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor thereto.
     “Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at

http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.
     “Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
     “SEA” shall mean the Securities and Exchange Act of 1934 and the rules promulgated thereunder by the Securities and Exchange Commission, as amended from time to time or any similar Federal law then in force.
     “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal law then in force.
     “Security Agreement” shall mean that certain Amended and Restated Pledge and Security Agreement dated as of the Agreement Date among the Borrower Parties and the Administrative Agent, on behalf of, and for the benefit of, the Lender Group.
     “Security Documents” shall mean, collectively, the Security Agreement, all UCC-1 financing statements and any other document, instrument or agreement granting Collateral for the Obligations, as the same may be amended or modified from time to time.
     “Senior Notes” shall mean the senior debt securities of Parent issued under and pursuant to the terms of the Indenture and due June 11, 2011, as amended, restated, supplemented or otherwise modified from time to time in accordance with Section 8.13, and shall include (a) any note or notes issued in exchange, substitution or replacement thereof pursuant to the Indenture or (b) any new note offering or other financing used, in material part, to repay all or a portion of such senior debt securities of Parent so long as any such new note offering or other financing (i) is on market terms and conditions determined as of the date any such Funded Debt is incurred and (ii) has a maturity date not earlier than the date that is six months following the stated Maturity Date.
     “Senior Notes Debt” shall mean Funded Debt evidenced by the Senior Notes Documents.
     “Senior Notes Documents” shall mean the Senior Notes, the Indenture and any other document, instrument or other agreement executed in connection therewith, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 8.13.

     “Standby Letter of Credit” shall mean a Letter of Credit issued to support obligations of any Borrower Party incurred in the ordinary course of its business, and which is not a Documentary Letter of Credit.
     “Subsidiary” shall mean, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding partnership interests or membership interests, as the case may be, is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity which is controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person; provided, however, that as applied to Parent or its Subsidiaries, the term “Subsidiary” shall not include the Persons listed on Schedule 1(c) or any Excluded Subsidiary.
     “Subsidiary Guarantors” shall mean all Subsidiaries of the Borrowers signatory to this Agreement as a “Guarantor” and all Subsidiaries of the Borrowers that have executed and delivered a Guaranty Supplement.
     “Swing Bank” shall mean SunTrust Bank, or any other Lender who shall agree with the Administrative Agent and the Administrative Borrower to act as Swing Bank.
     “Swing Loan Commitment” shall mean the obligation of the Swing Bank in accordance with Section 2.1(d) to make Swing Loans in the aggregate amount of up to $15,000,000, as such amount may be reduced from time to time pursuant to this Agreement.
     “Swing Loans” shall mean, collectively, the amounts advanced from time to time by the Swing Bank to the Borrowers under the Swing Loan Commitment, not to exceed the amount of the Swing Loan Commitment.
     “Taxes” shall have the meaning specified in Section 2.8(b)(i).
     “TBG” shall mean Tommy Bahama Group, Inc., a Delaware corporation.
     “Title IV Plan” shall mean a Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is covered by Title IV of ERISA.
     “Total Funded Debt” shall mean, as of any date of determination, all Funded Debt of the Borrowers and their Subsidiaries measured on a consolidated basis as of such date, but excluding Funded Debt of the type described in subsection (xi) of the definition thereof.
     “UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
     “UK Credit Facility” shall mean one or more credit facilities in favor of Ben Sherman or any of its Subsidiaries, whether now existing or hereafter created or established, and any refinancing or replacement credit facilities.
     “UK Credit Facility Documents” shall mean all documents executed by Ben Sherman or any of its Subsidiaries in connection with the UK Credit Facility, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 8.13.
     “Uniform Customs” shall mean the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued).
     “Unused Line Fee” shall have the meaning specified in Section 2.4(b).
     “US” or “United States” shall mean the United States of America.
     “US Ben Sherman Holdco” shall mean Oxford Private Limited of Delaware, Inc., a Delaware corporation.
     “USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
     “Voidable Transfer” shall have the meaning specified in Section 11.18.
     “Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which all of the Equity Interests (other than directors’

qualifying shares and other de minimus Equity Interests that are required to be issued to natural Persons, local residents or nationals or to a minimum number of holders of Equity Interests, in order to satisfy any requirements of Applicable Law) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.
     Section 1.2 Accounting Principles. The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP consistently applied, unless such principles are inconsistent with the express requirements of this Agreement; provided that if because of a change in GAAP after the date of this Agreement any Borrower or any of its Subsidiaries would be required to alter a previously utilized accounting principle, method or policy in order to remain in compliance with GAAP, such determination shall continue to be made in accordance with such Borrower’s or such Subsidiary’s previous accounting principles, methods and policies. All accounting terms used herein without definition shall be used as defined under GAAP. All financial calculations hereunder shall, unless otherwise stated, be determined for the Borrowers on a consolidated basis with their Subsidiaries.
     Section 1.3 Other Interpretive Matters. Each definition of an agreement in this Article 1 shall include such instrument or agreement as amended, restated, supplemented or otherwise modified from time to time with, if required, the prior written consent of the Majority Lenders, except as provided in Section 11.12 and otherwise to the extent permitted under this Agreement and the other Loan Documents. Except where the context otherwise requires, definitions imparting the singular shall include the plural and vice versa. Except where otherwise specifically provided herein, each reference to a “Section”, “Article”, “Exhibit” or “Schedule” shall be to a Section or Article of this Agreement or an Exhibit or Schedule attached to this Agreement. Except where otherwise specifically restricted, reference to a party to a Loan Document includes that party and its successors and assigns. All terms used herein which are defined in Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.
     Section 1.4 Certain Provisions Cumulative. The permissive subsections and clauses in each Section of Article 8 are intended to be and are to be construed as cumulative provisions. To the extent that any item, transaction, event, fact or circumstance would be permitted under more than one such subsection or clause of any Section of Article 8, such item, transaction, event, fact or circumstance shall be deemed permitted under one such subsection or clause without reducing the amount permitted under or otherwise limiting any other subsection or clause of such Section. In any such case, the Borrowers may elect which such subsection or clause shall be deemed to permit any item, transaction, event, fact or circumstance, and notwithstanding any such election, may thereafter elect that such item, transaction, event, fact or circumstance be deemed permitted under another such subsection or clause that otherwise permits such item, transaction, event, fact or circumstance.
ARTICLE 2.
THE LOANS AND THE LETTERS OF CREDIT
     Section 2.1 Extension of Credit. Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, the Lenders have extended and agree, severally in accordance with their respective Revolving Commitment Ratios, and not jointly, to extend credit to the Borrowers in an aggregate principal amount not to exceed $175,000,000.
          (a) The Revolving Loans. Each Lender agrees, severally in accordance with its Revolving Commitment Ratio and not jointly with the other Lenders, upon the terms and subject to the conditions of this Agreement, to lend and relend to the Borrowers, from time to time on any Business Day prior to the Maturity Date, amounts which do not exceed such Lender’s ratable share (based upon such Lender’s Revolving Commitment Ratio) of Availability as of such Business Day. Subject to the terms and conditions hereof and prior to the Maturity Date, Advances under the Revolving Loan Commitment may be repaid and reborrowed from time to time on a revolving basis.
          (b) Intentionally Omitted.
          (c) The Letters of Credit. Subject to the terms and conditions of this Agreement, each Issuing Bank agrees, severally in accordance with its Letter of Credit Commitment and not jointly, to issue Letters of Credit (or to arrange with a Foreign Issuer for the issuance of a Letter of Credit on behalf of such Issuing Bank) for the account of the Borrowers, from time to time on any Business Day prior to the date thirty (30) days prior to the Maturity Date, pursuant to Section 2.15 (i) in an aggregate outstanding face amount (A) for all Issuing Banks, not to exceed the Aggregate Letter of Credit Commitment at any time (B) for an individual Issuing Bank, not to exceed such Issuing Bank’s Letter of Credit Commitment and (ii) not to exceed, with respect to the issuance of any individual Letter of Credit as of any Business Day, the Available Letter of Credit Amount as of such Business Day.
          (d) The Swing Loans. Subject to the terms and conditions of this Agreement, the Swing Bank, in its sole discretion, may from time to time on any Business Day after the Agreement Date but prior to the Maturity Date, make Swing Loans to the Borrowers (i) in an amount not to exceed Availability as of such Business Day and (ii) in an aggregate amount (including all Swing Loans outstanding as of such Business Day) not to exceed $15,000,000.

          (e) Overadvances. If at any time the amount of the Aggregate Revolving Credit Obligations exceeds the Revolving Loan Commitment, the Borrowing Base or any other applicable limitation set forth in this Agreement (including, without limitation, the limitations on Swing Loans, Agent Advances and Letters of Credit) such excess (an “Overadvance”) shall nevertheless constitute a portion of the Obligations that are secured by the Collateral and are entitled to all benefits thereof. For the avoidance of doubt, under no circumstances shall any Lender be required to make Loans (or be deemed to have purchased and received interests and participations in Letters of Credit) in an aggregate amount in excess of its Revolving Loan Commitment. In no event, however, shall the Borrowers have any right whatsoever to (i) receive any Revolving Loan, (ii) receive any Swing Loan, or (iii) request the issuance of any Letter of Credit if, before or after giving effect thereto, there shall exist a Default or an Overadvance. In the event that (1) the Lenders shall make any Revolving Loans, (2) the Swing Bank shall make any Swing Loan, (3) the Administrative Agent shall make any Agent Advances or (4) the Issuing Banks shall agree to the issuance of any Letter of Credit, which in any such case gives rise to an Overadvance or an Overadvance should otherwise exist, the Borrowers shall make, on demand, a payment on the Obligations to be applied to the Revolving Loans, the Swing Loans, the Agent Advances and the Letter of Credit Reserve Account, as appropriate, in an aggregate principal amount equal to such Overadvance.
          (f) Agent Advances.
          (i) Subject to the limitations set forth below and notwithstanding anything else in this Agreement to the contrary, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion, (A) at any time that a Default exists, or (B) at any time that any of the other conditions precedent set forth in Article 4 have not been satisfied, to make Base Rate Advances to the Borrowers on behalf of the Lenders in an aggregate amount outstanding at any time not to exceed the lesser of (y) the Revolving Loan Commitment minus all Aggregate Revolving Credit Obligations and (z) $10,000,000, which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (3) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses as provided under this Agreement (any of such advances are herein referred to as “Agent Advances”); provided, that (i) such amount shall not be outstanding more than 30 days and (ii) the Majority Lenders may at any time revoke the Administrative Agent’s authorization to make Agent Advances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The Administrative Agent shall promptly provide to the Administrative Borrower written notice of any Agent Advance.

          (ii) The Agent Advances shall be secured by the Collateral and shall constitute Obligations hereunder. Each Agent Advance shall bear interest as a Base Rate Advance. Each Agent Advance shall be subject to all terms and conditions of this Agreement and the other Loan Documents applicable to Revolving Loans, except that all payments thereon shall be made to the Administrative Agent solely for its own account and the making of any Agent Advance shall not require the consent of the Borrowers. The Administrative Agent shall have no duty or obligation to make any Agent Advance hereunder.
          (iii) The Administrative Agent shall notify each Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Agent Advances outstanding as of 12:00 noon (Atlanta, Georgia time) as of such date, and each Lender’s pro rata share thereof. Each Lender shall before 3:00 p.m. (Atlanta, Georgia time) on such Business Day make available to the Administrative Agent, in immediately available funds, the amount of its pro rata share of such principal amount of Agent Advances outstanding. Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to the Borrowers, notwithstanding any failure of the Borrowers to satisfy the conditions in Section 4.2. The Administrative Agent shall use such funds to repay the principal amount of Agent Advances. Additionally, if at any time any Agent Advances are outstanding, any of the events described in clauses (g) or (h) of Section 9.1 shall have occurred, then each Lender shall automatically, upon the occurrence of such event, and without any action on the part of the Administrative Agent, the Borrowers or the Lenders, be deemed to have purchased an undivided participation in the principal and interest of all Agent Advances then outstanding in an amount equal to such Lender’s Revolving Commitment Ratio and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Administrative Agent shall deliver to such Lender, a loan participation certificate dated the date of receipt of such funds in such amount). The disbursement of funds in connection with the settlement of Agent Advances hereunder shall be subject to the terms and conditions of this Section 2.1(f).
     Section 2.2 Manner of Borrowing and Disbursement of Loans.
          (a) Choice of Interest Rate, etc. Any Advance shall, at the option of the Borrowers, be made either as a Base Rate Advance or as a Eurodollar Advance (except for the first three (3) Business Days after the Agreement Date, during which period the Loans shall bear interest as a Base Rate Advance); provided, however, that (i) if the Administrative Borrower fails to give the Administrative Agent written notice specifying whether a Eurodollar Advance is to be repaid, continued or converted on a Payment Date, such Advance shall be converted to a Base Rate Advance on the Payment Date in accordance with Section 2.3(a)(iii), (ii) the Administrative Borrower may not

select a Eurodollar Advance (A) with respect to Swing Loans, (B) with respect to an Advance, the proceeds of which are to reimburse an Issuing Bank pursuant to Section 2.15, or (C) if, at the time of such Advance or at the time of the continuation of, or conversion to, a Eurodollar Advance pursuant to Section 2.2(c), a Default exists and (iii) all Agent Advances shall be made as Base Rate Advances. Any notice given to the Administrative Agent in connection with a requested Advance hereunder shall be given to the Administrative Agent prior to 11:00 a.m. (Atlanta, Georgia time) in order for such Business Day to count toward the minimum number of Business Days required.
          (b) Base Rate Advances.
          (i) Initial and Subsequent Advances. The Administrative Borrower shall give the Administrative Agent in the case of Base Rate Advances irrevocable notice by telephone not later than 11:00 a.m. (Atlanta, Georgia time) on the Business Day of such Base Rate Advance and shall immediately confirm any such telephone notice with a written Request for Advance; provided, however, that the failure by the Administrative Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given.
          (ii) Repayments and Conversions. The Borrowers may (A) subject to Section 2.5, at any time without prior notice repay a Base Rate Advance, or (B) upon at least three (3) Business Days’ irrevocable prior written notice by the Administrative Borrower to the Administrative Agent in the form of a Notice of Conversion/Continuation, convert all or a portion of the principal thereof to one or more Eurodollar Advances. Upon the date indicated by the Administrative Borrower, such Base Rate Advance shall be so repaid or converted.
          (c) Eurodollar Advances.
          (i) Initial and Subsequent Advances. The Administrative Borrower shall give the Administrative Agent in the case of Eurodollar Advances irrevocable notice by telephone not later than 11:00 a.m. (Atlanta, Georgia time) three (3) Business Days prior to the date of such Eurodollar Advance and shall immediately confirm any such telephone notice with a written Request for Advance; provided, however, that the failure by the Administrative Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given.
          (ii) Repayments, Continuations and Conversions. At least three (3) Business Days prior to each Payment Date for a Eurodollar Advance, the Administrative Borrower shall give the Administrative Agent written notice in the form of a Notice of Conversion/Continuation specifying whether all or a portion of such Eurodollar Advance outstanding on such Payment Date is to be continued

in whole or in part as one or more new Eurodollar Advances and also specifying the new Eurodollar Advance Period applicable to each such new Eurodollar Advance (and subject to the provisions of this Agreement, upon such Payment Date, such Eurodollar Advance shall be so continued). Upon such Payment Date, any Eurodollar Advance (or portion thereof) not so continued shall be converted to a Base Rate Advance or, subject to Section 2.5, be repaid.
          (iii) Miscellaneous. Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Eurodollar Advance shall be in a principal amount of no less than $1,000,000 and in an integral multiple of $500,000 in excess thereof, and at no time shall the aggregate number of all Eurodollar Advances then outstanding exceed six (6).
          (d) Notification of Lenders. Upon receipt of a (i) Request for Advance or a telephone or telecopy request for Advance, (ii) notification from an Issuing Bank that a draw has been made under any Letter of Credit (unless such Issuing Bank will be reimbursed through the funding of a Swing Loan), or (iii) notice from the Administrative Borrower with respect to the prepayment of any outstanding Eurodollar Advance prior to the Payment Date for such Advance, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof and the amount of each Lender’s portion of any such Advance. Each Lender shall, not later than 3:00 p.m. (Atlanta, Georgia time) on the date specified for such Advance (under clause (i) or (ii) above) in such notice, make available to the Administrative Agent at the Administrative Agent’s Office, or at such account as the Administrative Agent shall designate, the amount of such Lender’s portion of the Advance in immediately available funds.
          (e) Disbursement. Prior to 4:00 p.m. (Atlanta, Georgia time) on the date of an Advance hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article 4, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by (i) transferring the amounts so made available by wire transfer to the Borrowers’ Disbursement Account or (ii) in the case of an Advance the proceeds of which are to reimburse an Issuing Bank pursuant to Section 2.15, transferring such amounts to such Issuing Bank. Unless the Administrative Agent shall have received notice from a Lender prior to 1:00 p.m. (Atlanta, Georgia time) on the date of any Advance that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Advance, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Advance and the Administrative Agent may, in its sole discretion and in reliance upon such assumption, make available to the Borrowers or the appropriate Issuing Bank, as applicable, on such date a corresponding amount. If and to the extent such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers or the appropriate Issuing Bank, as applicable, until the date such amount is repaid to the Administrative Agent, (x) for the first two (2) Business Days, at the Federal Funds Rate for such Business Days, and (y) thereafter, at the Base Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Advance for purposes of this Agreement and if both such Lender and the Borrowers shall pay and repay such corresponding amount, the Administrative Agent shall promptly relend to the Borrowers such corresponding amount. If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify the Administrative Borrower and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender. In the event that a Lender for any reason fails or refuses to fund its portion of an Advance in violation of this Agreement, then, until such time as such Lender has funded its portion of such Advance, or all other Lenders have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Advance, such non-funding Lender shall not (i) have the right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document and, with respect to any such Lender, the amount of the Revolving Loan Commitments or Loans, as applicable, held by such Lender shall not be counted as outstanding for purposes of determining “Majority Lenders” hereunder, and (ii) be entitled to receive any payments of principal, interest or fees from the Borrowers or the Administrative Agent (or the other Lenders) in respect of its Loans.
          (f) Deemed Requests for Advance. Unless payment is otherwise timely made by the Borrowers, the becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, interest, reimbursement obligations in connection with Letters of Credit, premiums, fees, reimbursable expenses or other sums payable hereunder shall be deemed irrevocably to be a Request for Advance on the due date of, and in an aggregate amount required to pay, such principal, interest, reimbursement obligations in connection with Letters of Credit, premiums, fees, reimbursable expenses or other sums payable hereunder, and the proceeds of a Revolving Loan made pursuant thereto may be disbursed by way of direct payment of the relevant Obligation and shall bear interest as a Base Rate Advance. The Lenders shall have no obligation to the Borrowers to honor any deemed Request for Advance under this Section 2.2(f) unless all the conditions set forth in Section 4.2 have been satisfied, but, with the consent of the Lenders required under the last sentence of Section 4.2, may do so in their sole discretion and without regard to the existence of, and without being deemed to have waived, any Default and without regard to the existence or creation of an Overadvance or the failure by the Borrowers to satisfy any of the conditions set forth in Section 4.2. No further authorization, direction or approval by the Borrowers shall be required to be given by the Borrowers for any deemed Request for Advance under this Section 2.2(f). The Administrative Agent shall promptly provide to the Administrative Borrower written notice of any Advance pursuant to this Section 2.2(f). The Borrowers have established with the Administrative Agent a master disbursement account into which the Administrative Agent wires proceeds of Advances from time to time (the “Controlled Disbursement Account”). Until such time as the Administrative Agent in its sole discretion delivers written notice to the contrary, the presentation for payment by the Administrative Agent of any check or other item of payment drawn on the Controlled Disbursement Account at a time when there are insufficient funds in such account to cover such check or other item of payment shall be deemed irrevocably to be a request (without any requirement for the submission of a Request for Advance) for an Advance on the date of such presentation and in an amount equal to the aggregate amount of the items presented for payment, and the proceeds of such Advances may be disbursed to the Controlled Disbursement Account and shall bear interest as a Base Rate Advance.
          (g) Special Provisions Pertaining to Swing Loans.
          (i) The Administrative Borrower shall give the Swing Bank written notice in the form of a Request for Advance, or notice by telephone no later than 1:00 p.m. (Atlanta, Georgia time) on the date on which the Borrowers wish to receive an Advance of any Swing Loan followed immediately by a written Request for Advance, with a copy to the Administrative Agent; provided, however, that the failure by the Administrative Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given; provided further, however, that any request by the Administrative Borrower of a Base Rate Advance under the Revolving Loan Commitment shall be deemed to be a request for a Swing Loan unless the Administrative Borrower specifically requests otherwise. Each Swing Loan shall bear interest at the rate equal to the sum of (A) the Base Rate and (B) the Applicable Margin with respect to Base Rate Advances. If the Swing Bank, in its sole discretion, elects to make the requested Swing Loan, the Swing Loan shall be made on the date specified in the notice or the Request for Advance and such notice or Request for Advance shall specify (i) the amount of the requested Swing Loan, and (ii) instructions for the disbursement of the proceeds of the requested Swing Loan. Each Swing Loan shall be subject to all the terms and conditions applicable to Revolving Loans, except that all payments thereon shall be payable to the Swing Bank solely for its own account. The Swing Bank shall have no duty or obligation to make any Swing Loans hereunder. The Swing Bank shall not make any Swing Loans if the Swing Bank has received written notice from any Lender (or the Swing Bank has actual knowledge) that one or more applicable conditions precedent set forth in Section 4.2 will not be satisfied (or waived pursuant to the last sentence of Section 4.2) on the requested Advance date. In the event the Swing Bank in its sole and absolute discretion elects to make any requested Swing Loan, the Swing Bank shall make the proceeds of such Swing Loan available to the Borrowers by deposit of Dollars in same day funds by wire transfer to the Disbursement

Account. In the event that the Swing Bank informs the Administrative Agent that it will not make the requested Advance as a Swing Loan, then such request will be deemed a request for a Base Rate Advance under the Revolving Loan Commitment.
          (ii) The Swing Bank shall notify the Administrative Agent and in turn the Administrative Agent shall notify each Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Swing Loans outstanding as of 12:00 noon (Atlanta, Georgia time) as of such date and each Lender’s pro rata share (based on its Revolving Commitment Ratio) thereof. Each Lender shall before 3:00 p.m. (Atlanta, Georgia time) on such date of notice make available to the Administrative Agent, in immediately available funds, the amount of its pro rata share (based on its Revolving Commitment Ratio) of such principal amount of Swing Loans outstanding. Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to the Borrowers, notwithstanding any failure of the Borrowers to satisfy the conditions in Section 4.2. The Administrative Agent shall use such funds to repay the principal amount of Swing Loans to the Swing Bank. Additionally, if at any time any Swing Loans are outstanding, any of the events described in clauses (g) or (h) of Section 9.1 shall have occurred, then each Lender shall automatically upon the occurrence of such event and without any action on the part of the Swing Bank, the Borrowers, the Administrative Agent or the Lenders be deemed to have purchased an undivided participation in the principal and interest of all Swing Loans then outstanding in an amount equal to such Lender’s Revolving Commitment Ratio of the principal and interest of all Swing Loans then outstanding and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent for the account of the Swing Bank in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Swing Bank shall deliver to such Lender a loan participation certificate dated the date of receipt of such funds in such amount). The disbursement of funds in connection with the settlement of Swing Loans hereunder shall be subject to the terms and conditions of Section 2.2(e).
     Section 2.3 Interest.
          (a) On Loans. Interest on the Loans, subject to Sections 2.3(b) and (c), shall be payable as follows:
          (i) On Base Rate Advances. Interest on each Base Rate Advance shall be computed for the actual number of days elapsed on the basis of a hypothetical year of three hundred sixty (360) days and shall be payable monthly in arrears on the second Business Day of each calendar month for the prior calendar month, commencing with calendar month ending August 31, 2008. Interest on Base Rate Advances then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on each Base Rate Advance at a per annum interest rate equal to the sum of (A) the Base Rate and (B) the Applicable Margin with respect to Base Rate Advances.
          (ii) On Eurodollar Advances. Interest on each Eurodollar Advance shall be computed for the actual number of days elapsed on the basis of a hypothetical year of three hundred sixty (360) days and shall be payable in arrears on (x) the Payment Date for such Advance, and (y) if the Eurodollar Advance Period for such Advance is greater than three (3) months, on the last day of each three month period prior to the expiration of the applicable Eurodollar Advance Period for such Advance. Interest on Eurodollar Advances then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on each Eurodollar Advance at a rate per annum equal to the sum of (A) the Eurodollar Basis applicable to such Eurodollar Advance and (B) the Applicable Margin with respect to Eurodollar Advances.
          (iii) If No Notice of Selection of Interest Rate. If the Administrative Borrower fails to give the Administrative Agent timely notice of its selection of a Eurodollar Basis, or if for any reason a determination of a Eurodollar Basis for any Advance is not timely concluded, the Base Rate shall apply to such Advance. If the Administrative Borrower fails to elect to continue any Eurodollar Advance then outstanding prior to the last Payment Date applicable thereto in accordance with the provisions of Section 2.2, as applicable, the Base Rate shall apply to such Advance commencing on and after such Payment Date.
          (b) Upon Default. Upon the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s discretion or upon the request of the Majority Lenders, interest on the outstanding Obligations shall accrue at the Default Rate. Interest accruing at the Default Rate shall be payable on demand and in any event on the Maturity Date (or the date of any earlier prepayment in full of the Obligations) and shall accrue until the earliest to occur of (i) waiver of the applicable Event of Default in accordance with Section 11.12, (ii) agreement by the Majority Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations. The Lenders shall not be required to (A) accelerate the maturity of the Loans, (B) terminate the Revolving Loan Commitments, or (C) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.
          (c) Computation of Interest. In computing interest on any Advance, the date of making the Advance shall be included and the date of payment shall be excluded; provided, however, that if an Advance is repaid on the date that it is made, one (1) day’s interest shall be due with respect to such Advance.

     Section 2.4 Fees.
          (a) Fee Letter. The Borrowers jointly and severally agree to pay to the Administrative Agent such fees as are set forth in the Fee Letter.
          (b) Unused Line Fee. The Borrowers jointly and severally agree to pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Revolving Commitment Ratios, an unused line fee (“Unused Line Fee”) on the aggregate amount by which the Revolving Loan Commitment exceeded the sum of the average daily amount of Aggregate Revolving Credit Obligations (other than with respect to any Swing Loans and Agent Advances) for each day from the Agreement Date through the Maturity Date (or the date of any earlier prepayment in full of the Obligations), at a per annum rate equal to three-tenths of one percent (0.30%). Such Unused Line Fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable in arrears on August 31, 2008, for the calendar month then ended and thereafter shall be payable monthly in arrears on the last day of each calendar month thereafter for the calendar month then ended, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.
          (c) Letter of Credit Fees.
          (i) The Borrowers shall pay to the Administrative Agent for the account of the Lenders, in accordance with their respective Revolving Commitment Ratios, a fee on the stated amount of any outstanding Letters of Credit for each day from the Date of Issue through the Maturity Date (or the date of any earlier prepayment in full of the Obligations) at a rate per annum on the amount of the Letter of Credit Obligations equal to the Applicable Margin in effect from time to time with respect to Letter of Credit fees. Such Letter of Credit fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable monthly in arrears for each calendar month on the last day of such calendar month, commencing on August 31, 2008, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.
          (ii) The Borrowers shall also pay to the Administrative Agent, for the account of each applicable Issuing Bank, (A) a fee on the stated amount of each Letter of Credit issued by or on behalf of such Issuing Bank for each day from the Date of Issue through the expiration date of each such Letter of Credit (or any earlier prepayment in full of the Obligations) at a rate of one-eighth of one percent (0.125%) per annum which fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable monthly in arrears on the last day of each calendar month for the calendar month then ended, commencing on August 31, 2008, and, if unpaid on the Maturity Date (or any earlier prepayment in full of the Obligations) and (B) any reasonable and customary fees charged by the Issuing Banks for issuance and administration of such Letters of Credit. The foregoing fees shall be fully earned when due, and non-refundable when paid.
          (d) Computation of Fees. In computing any fees payable under this Section 2.4, the first day of the applicable period shall be included and the date of the payment shall be excluded.
     Section 2.5 Prepayment/Reduction of Commitment.
          (a) The principal amount of any Base Rate Advance may be repaid in full or in part at any time, without penalty or prior notice; and the principal amount of any Eurodollar Advance may be prepaid prior to the applicable Payment Date, provided that the Borrowers shall reimburse the Lenders and the Administrative Agent, on the earlier of demand or the Maturity Date, for any Funding Losses or reasonable out-of-pocket expense incurred by the Lenders or the Administrative Agent in connection with such prepayment, as set forth in Section 2.9. Each notice of prepayment of any Eurodollar Advance shall be irrevocable, and each prepayment or repayment made under this Section 2.5(a) shall include the accrued interest on the amount so prepaid or repaid. Upon receipt of any notice of repayment or prepayment, the Administrative Agent shall promptly notify each Lender of the contents thereof by telephone or telecopy and of such Lender’s portion of the repayment or prepayment. Notwithstanding the foregoing, the Borrowers shall not make any repayment or prepayment of the Revolving Loans unless and until the balance of the Swing Loans and the Agent Advances then outstanding is zero. Other than with respect to amounts required to be applied to the Loans pursuant to the last sentence of Section 2.6(a) or pursuant to Section 2.6(c) or Section 6.15, repayments or prepayments of principal hereunder shall be in minimum amounts of $1,000,000 and integral multiples of $100,000 in excess thereof. Except as provided in Section 2.5(b), any repayment and prepayment of Advances outstanding under the Revolving Loan Commitment shall not reduce the Revolving Loan Commitment. Any prepayment of the Loans shall not affect the Borrowers’ obligation to continue to make payments under any swap agreement (as defined in 11 U.S.C. §101), including, without limitation any such swap agreement that is a Lender Hedge Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of the applicable swap agreement.
          (b) The Borrowers shall have the right, at any time and from time to time after the Agreement Date and prior to the Maturity Date, upon at least thirty (30) days’ prior written notice to the Administrative Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the Revolving Loan Commitment on a pro rata basis among the Lenders in accordance with their respective Revolving Commitment Ratios; provided, that (i) any such partial reduction shall be made in an amount not less than $5,000,000 and in integral multiples of $1,000,000 in excess thereof and (ii) the Revolving Loan Commitment may not be reduced to an amount below the then outstanding Letter of Credit Obligations. As of the date of cancellation or reduction set forth in such notice, the Revolving Loan Commitment shall be permanently canceled or reduced to the amount stated in the Administrative Borrower’s notice for all purposes herein, and the Borrowers shall pay to the Administrative Agent for the account of the Lenders the amount necessary to repay in full the principal amount of the Revolving Loans, Swing Loans and Agent Advances or reduce the principal amount of the Revolving Loans, Swing Loans and Agent Advances then outstanding to not more than the amount of the Revolving Loan Commitment as so reduced, together with accrued interest on the amount so prepaid and the Unused Line Fee set forth in Section 2.4(b) accrued through the date of the reduction with respect to the amount reduced, and shall reimburse the Administrative Agent and the Lenders for any Funding Losses or out-of-pocket expense incurred by any of them in connection with such payment as set forth in Section 2.9 and, in the case of cancellation of the Revolving Loan Commitment, shall secure the Letter of Credit Obligations through the delivery of cash collateral in an amount equal to 105% of the Letters of Credit Obligations.
     Section 2.6 Repayment.
          (a) The Revolving Loans. All unpaid principal and accrued interest on the Revolving Loans shall be due and payable in full on the Maturity Date. Notwithstanding the foregoing, however, in the event that at any time and for any reason there shall exist an Overadvance, the Borrowers shall pay to the Administrative Agent, on demand, an amount equal to the Overadvance, which payment shall constitute a mandatory payment of the Revolving Loans, Agent Advances, Swing Loans and Letter of Credit Reserve Account, as appropriate.
          (b) Intentionally Omitted.
          (c) Other Mandatory Repayments.
          (i) In the event that after the Agreement Date, any Borrower Party shall issue any Equity Interests or shall incur any Funded Debt other than Funded Debt permitted under Section 8.1, one hundred percent (100%) of the Net Cash Proceeds received by such Borrower Party from such issuance or incurrence shall be paid within one (1) Business Day of receipt of the proceeds thereof by such Borrower Party to the Lenders as a mandatory payment of the Loans. Any payment due hereunder shall be applied first to repay outstanding Agent Advances, second to outstanding Swing Loans and then to repay outstanding Revolving Loans. So long as no Event of Default exists, all such other Net Cash Proceeds shall be applied in the manner set forth in Section 2.11(a). Notwithstanding the foregoing, if an Event of Default exists, all such Net Cash Proceeds shall be applied in the manner set forth in Section 2.11(b). The Revolving Loan Commitment shall not be permanently reduced by the amount of any payment of the Agent Advances, Swing Loans or Revolving Loans due under this Section 2.6(c)(i). Nothing in this Section shall authorize any Borrower Party to incur any Funded Debt except as expressly permitted by this Agreement or to issue any Equity Interests except to the extent not prohibited by this Agreement.
          (ii) All Net Cash Proceeds from the sale (other than the sale of Inventory in the ordinary course of business and other asset dispositions in a aggregate amount not to exceed $500,000 per fiscal year) or casualty or condemnation loss of any Collateral or other assets of any Borrower Party shall be paid within one (1) Business Day of receipt of the proceeds thereof by the Borrower Parties as a mandatory payment of the Obligations. So long as no Event of Default exists, all such Net Cash Proceeds (other than Net Cash Proceeds from the sale of Inventory in the ordinary course of business or other asset dispositions in an aggregate amount not to exceed $500,000 per fiscal year) shall be applied first to repay outstanding Agent Advances, second to outstanding Swing Loans and then to repay outstanding Revolving Loans. So long as no Event of Default exists, all such other Net Cash Proceeds shall be applied in the manner set forth in Section 2.11(a). Notwithstanding the foregoing, if an Event of Default exists, all such Net Cash Proceeds shall be applied in the manner set forth in Section 2.11(b). The Revolving Loan Commitment shall not be permanently reduced by the amount of any payment of the Agent Advances, Swing Loans or Revolving Loans due under this Section 2.6(c)(ii).
          (d) The Other Obligations. In addition to the foregoing, the Borrowers hereby promise to pay all Obligations (other than Obligations in respect of Bank Products), including, without limitation, the principal amount of the Loans, amounts drawn under Letters of Credit and interest and fees on the foregoing, as the same become due and payable hereunder and, in any event, on the Maturity Date.
     Section 2.7 Notes; Loan Accounts.
          (a) The Loans shall be repayable in accordance with the terms and provisions set forth herein and, upon request by any Lender, the Loans owed to such Lender shall be evidenced by Revolving Loan Notes. A Revolving Loan Note shall be payable to the order of each Lender requesting such a Note in accordance with the Revolving Commitment Ratio of such Lender. Each such Note shall be issued by the Borrowers to the applicable Lender and shall be duly executed and delivered by an Authorized Signatory of each Borrower.
          (b) The Administrative Agent shall open and maintain on its books in the name of the Borrowers a loan account with respect to the Loans and interest thereon (the “Loan Account”). The Administrative Agent shall debit such Loan Account for the principal amount of each Advance made by it on behalf of the Lenders, accrued interest thereon, and all other amounts which shall become due from the Borrowers pursuant to this Agreement and shall credit the Loan Account for each payment which the Borrowers shall make in respect to the Obligations. The records of the Administrative Agent with respect to such Loan Account shall be conclusive evidence of the Loans and accrued interest thereon, absent manifest error.
     Section 2.8 Manner of Payment.
          (a) When Payments Due.
          (i) Each payment (including any prepayment) by the Borrowers on account of the principal of or interest on the Loans, fees, and any other amount owed to any member of the Lender Group under this Agreement or the other Loan Documents shall be made not later than 12:00 noon (Atlanta, Georgia time) on the date specified for payment under this Agreement or any other Loan Document to the Administrative Agent at the Administrative Agent’s Office, for the account of the Lenders, the Issuing Banks or the Administrative Agent, as the case may be, in Dollars in immediately available funds. Any payment received by the Administrative Agent after 12:00 noon (Atlanta, Georgia time) shall be deemed received on the next Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender. In the case of a payment for the account of an Issuing Bank, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Issuing Bank. If the Administrative Agent shall not have received any payment from the Borrowers as and when due, the Administrative Agent will promptly notify the Lenders accordingly.
          (ii) Except as provided in the definition of Eurodollar Advance Period, if any payment under this Agreement or any other Loan Document shall be specified to be made on a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.
          (b) No Deduction.
          (i) Any and all payments of principal and interest, or of any fees or indemnity or expense reimbursements by the Borrowers hereunder or under any other Loan Documents (the “Borrower Payments”) shall be made without setoff or counterclaim and free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings with respect to such Borrower Payments and all interest, penalties or similar liabilities with respect thereto, excluding taxes imposed on the net income of any member of the Lender Group by the jurisdiction under the laws of which such member of the Lender Group is organized or conducts business or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges or withholdings and liabilities collectively or individually

“Taxes”). If any Borrower shall be required to deduct any Taxes from or in respect of any sum payable to any member of the Lender Group hereunder or under any other Loan Document, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8(b)(i), such member of the Lender Group shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
          (ii) In addition, the Borrowers shall pay to the relevant Governmental Authority in accordance with Applicable Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (such taxes being “Other Taxes”).
          (iii) The Borrowers shall indemnify the members of the Lender Group for the full amount of Taxes and Other Taxes with respect to Borrower Payments paid by such Person, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by a member of the Lender Group or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date the Administrative Agent or such member, as the case may be, makes written demand therefor. If any Taxes or Other Taxes for which the Administrative Agent or any member of the Lender Group has received indemnification from the Borrowers hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to the Administrative Agent or such member, the Administrative Agent or such member, as the case may be, shall promptly forward to the Borrowers any such refunded amount (after deduction of any Tax or Other Tax paid or payable by any member of the Lender Group as a result of such refund), not exceeding the increased amount paid by the Borrowers pursuant to this Section 2.8(b).
          (iv) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrowers to the relevant Governmental Authority, the Administrative Borrower will deliver to the Administrative Agent, at its address, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.
          (v) On or prior to the Agreement Date (or, in the case of any Lender that becomes a party to this Agreement pursuant to an Assignment and Acceptance, on or prior to the effective date of such Assignment and Acceptance), each Lender which is organized in a jurisdiction other than the United States or a political subdivision thereof (a “Foreign Lender”) shall provide each of the Administrative Agent and the Administrative Borrower with either (A) two (2) properly executed originals of Form W-8ECI or Form W-8BEN (or any successor forms) prescribed by the Internal Revenue Service or other documents satisfactory to the Administrative Borrower and the Administrative Agent, as the case may be, certifying (1) as to such Foreign Lender’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Foreign Lender hereunder and under any other Loan Documents or Bank Products Documents or (2) that all payments to be made to such Foreign Lender hereunder and under any other Loan Documents and Bank Products Documents are subject to such taxes at a rate reduced to zero by an applicable tax treaty, or (B)(1) a certificate executed by such Lender certifying that such Lender is not a “bank” and that such Lender qualifies for the portfolio interest exemption under Section 881(c) of the Code, and (2) two (2) properly executed originals of Internal Revenue Service Form W-8BEN (or any successor form), in each case, certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made hereunder or under any other Loan Documents or Bank Products Documents. Each such Foreign Lender agrees to provide the Administrative Agent and the Administrative Borrower with new forms prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered form, or after the occurrence of any event requiring a change in the most recent forms delivered by it to the Administrative Agent and the Administrative Borrower.
          (vi) The Borrowers shall not be required to indemnify any Foreign Lender, or to pay any additional amounts to such Foreign Lender pursuant to Section 2.8(b)(i) or (b)(iii) above to the extent that (A) the obligation to withhold amounts with respect to United States Federal, state or local withholding tax existed on the date such Foreign Lender became a party to this Agreement (or, in the case of a transferee, on the effective date of the Assignment and Acceptance pursuant to which such transferee became a Lender) or, with respect to payments to a new lending office, the date such Foreign Lender designated such new lending office; provided, however, that this clause (A) shall not apply to any Foreign Lender that became a Lender or new lending office that became a new lending office as a result of an assignment or designation made at the request of the Administrative Borrower; and provided further, however, that this clause (A) shall not apply to the extent the indemnity payment or additional amounts, if any, that any member of the Lender Group through a new lending office would be entitled to receive (without regard to this clause (A)) do not exceed the indemnity payment or additional amounts that the Person making the assignment or transfer to such member of the Lender Group making the designation of such new lending office would have been entitled to receive in the absence of such assignment, transfer or designation or (B) the obligation to pay such additional amounts or such indemnity payments would not have arisen but for a failure by such member of the Lender Group to comply with the provisions of Section 2.8(b)(v) above.
          (vii) Nothing contained in this Section 2.8(b) shall require any member of the Lender Group to make available to the Borrowers any of its tax returns (or any other information) that it deems confidential or proprietary.
     Section 2.9 Reimbursement. Whenever any Lender shall sustain or incur any Funding Losses or out-of-pocket expenses in connection with (a) failure by the Borrowers to borrow or continue any Eurodollar Advance, or convert any Advance to a Eurodollar Advance, in each case, after having given notice of their intention to do so in accordance with Section 2.2 (whether by reason of the election of the Borrowers not to proceed or the non-fulfillment of any of the conditions set forth in this Agreement), or (b) prepayment of any Eurodollar Advance in whole or in part for any reason or (c) failure by the Borrowers to prepay any Eurodollar Advance after giving notice of its intention to prepay such Advance, the Borrowers agree to pay to such Lender, promptly upon such Lender’s demand therefor, an amount sufficient to compensate such Lender for all such Funding Losses and out-of-pocket expenses. Such Lender’s good faith determination of the amount of such Funding Losses and out-of-pocket expenses, absent manifest error, shall be binding and conclusive. Losses subject to reimbursement hereunder shall include, without limitation, expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and any lost profit of such Lender or any participant of such Lender over the remainder of the Eurodollar Advance Period for such prepaid Advance. For purposes of calculating amounts payable to a Lender under this paragraph, each Lender shall be deemed to have actually funded its relevant Eurodollar Advance through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Eurodollar Advance and having a maturity and repricing characteristics comparable to the relevant Eurodollar Advance Period; provided, however, that each Lender may fund each of its Eurodollar Advances in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.

     Section 2.10 Pro Rata Treatment.
          (a) Advances. Each Advance with respect to the Revolving Loans from the Lenders under this Agreement shall be made pro rata on the basis of their respective Revolving Commitment Ratios.
          (b) Payments. Each payment and prepayment of the principal of the Revolving Loans and each payment of interest on the Revolving Loans received from the Borrowers shall be made by the Administrative Agent to the Lenders pro rata on the basis of their respective unpaid principal amounts thereof outstanding immediately prior to such payment or prepayment (except in cases when a Lender’s right to receive payments is restricted pursuant to Section 2.2(e)). If any Lender shall obtain any payment (whether involuntary, through the exercise of any right of set-off or otherwise) on account of the Loans in excess of its ratable share of Loans under its Aggregate Commitment Ratio (or in violation of any restriction set forth in Section 2.2(e)), such Lender shall forthwith purchase from the other Lenders such participation in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery without interest thereon unless the Lender obligated to repay such amount is required to pay interest. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.
     Section 2.11 Application of Payments.
          (a) Payments Prior to Event of Default. Prior to the occurrence and continuance of an Event of Default, all amounts received by the Administrative Agent from the Borrowers (other than payments specifically earmarked for application to certain principal, interest, fees or expenses hereunder or payments made pursuant to Section 2.6(c) (which shall be applied as earmarked or, with respect to payments under Section 2.6(c), as set forth in Section 2.6(c))), shall be distributed by the Administrative Agent in the following order of priority:
FIRST, to the payment of out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent with enforcing the rights of the Lenders under the Loan Documents, and any Agent Advances made by the Administrative Agent under or pursuant to the terms of the Loan Documents;
SECOND, to payment of any fees owed to the Administrative Agent, the Issuing Banks or the Swing Bank hereunder or under any other Loan Document;

THIRD, to the payment of all obligations consisting of accrued fees and interest payable to the Lenders hereunder;
FOURTH, to the payment of principal then due and payable on the Swing Loans;
FIFTH, to the payment of principal then due and payable on the Revolving Loans;
SIXTH, to the payment of the Obligations arising in respect of Bank Products then due and payable; and
SEVENTH, to the payment of all other Obligations not otherwise referred to in this Section 2.11(a) then due and payable.
          (b) Payments Subsequent to Event of Default. Notwithstanding anything in this Agreement or any other Loan Documents which may be construed to the contrary, subsequent to the occurrence and during the continuance of an Event of Default, payments and prepayments with respect to the Obligations made to the Lender Group, or any of them, or otherwise received by any member of the Lender Group (from realization on Collateral or otherwise) shall be distributed in the following order of priority (subject, as applicable, to Section 2.10):
FIRST, to the payment of out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent with enforcing the rights of the Lenders under the Loan Documents, and any Agent Advances made by the Administrative Agent under or pursuant to the terms of the Loan Documents (including, without limitation, any costs incurred in connection with the sale or disposition of any Collateral);
SECOND, to payment of any fees owed to the Administrative Agent, the Issuing Banks or the Swing Bank hereunder or under any other Loan Document;
THIRD, to the payment of out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Lenders with enforcing the rights of its rights under the Loan Documents;
FOURTH, to the payment of all obligations consisting of accrued fees and interest payable to the Lenders hereunder;
FIFTH, to the payment of the principal of the Swing Loans then outstanding,
SIXTH, pro rata, to (i) the payment of principal on the Revolving Loans then outstanding, and (ii) the Letter of Credit Reserve Account to the extent of one hundred five percent (105%) of any Letter of Credit Obligations then outstanding,

SEVENTH, to the payment of any Obligation arising in respect of the Bank Products;
EIGHTH, to any other Obligations not otherwise referred to in this Section 2.11(b); and
NINTH, upon satisfaction in full of all Obligations, to the Borrowers or as otherwise required by law.
     Section 2.12 Use of Proceeds. The proceeds of the Loans shall be used by the Borrowers as follows:
          (a) The proceeds of the initial Advance of Revolving Loans hereunder shall be used on the Agreement Date to refinance existing Funded Debt and to fund transaction costs.
          (b) The balance of the proceeds of the Loans shall be used (i) to fund future acquisitions permitted hereunder, (ii) to provide for working capital and (iii) for the Borrowers’ general corporate purposes.
     Section 2.13 All Obligations to Constitute One Obligation. All Obligations shall constitute one general obligation of the Borrowers and shall be secured by the Administrative Agent’s security interest (on behalf of, and for the benefit of, the Lender Group) and Lien upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time hereafter granted by any Borrower Party to the Administrative Agent or any other member of the Lender Group, to the extent provided in the Security Documents under which such Liens arise.
     Section 2.14 Maximum Rate of Interest. The Borrowers and the Lender Group hereby agree and stipulate that the only charges imposed upon the Borrowers for the use of money in connection with this Agreement are and shall be the specific interest and fees described in this Article 2 and in any other Loan Document. Notwithstanding the foregoing, the Borrowers and the Lender Group further agree and stipulate that all closing fees, agency fees, syndication fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by any member of the Lender Group to third parties or for damages incurred by the Lender Group, or any of them, are charges to compensate the Lender Group for underwriting and administrative services and costs or losses performed or incurred, and to be performed and incurred, by the Lender Group in connection with this Agreement and the other Loan Documents and shall under no circumstances be deemed to be charges for the use of money pursuant to Official Code of Georgia Annotated Sections 7-4-2 and 7-4-18 or any other Applicable Law. In no event shall the amount of interest and other charges for the use of money payable under this Agreement exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under Applicable Law, then, ipso facto as of the Agreement Date, the Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Revolving Loans to the extent of such excess.
     Section 2.15 Letters of Credit.
          (a) Subject to the terms and conditions of this Agreement, each Issuing Bank, on behalf of the Lenders, and in reliance on the agreements of the Lenders set forth in Section 2.15(c) below, hereby agrees to issue (or arrange with a Foreign Issuer for the issuance of) one or more Letters of Credit up to an aggregate face amount equal to such Issuing Bank’s Letter of Credit Commitment; provided, however, that, except as described in the last sentence of Section 4.3, the Issuing Banks shall not issue (or arrange with a Foreign Issuer for the issuance of) any Letter of Credit unless the conditions precedent to the issuance thereof set forth in Section 4.3 have been satisfied; provided, however, that at no time shall the total Letter of Credit Obligations outstanding hereunder exceed the Aggregate Letter of Credit Commitment. Each Letter of Credit shall (i) be denominated in Dollars, and (ii) expire no later than the earlier to occur of (A) the date thirty (30) days prior to the Maturity Date, and (B) three hundred sixty (360) days after its date of issuance (but may contain provisions for automatic renewal provided that no Default exists on the renewal date or would be caused by such renewal and provided no such renewal shall extend beyond the date thirty (30) days prior to the Maturity Date). Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York. None of the Issuing Banks shall at any time be obligated to issue, or cause to be issued, any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank to exceed any limits imposed by, any Applicable Law.
          (b) The Administrative Borrower may from time to time request that an Issuing Bank issue (or arrange with a Foreign Issuer for the issuance of) a Letter of Credit. The Administrative Borrower shall execute and deliver to the Administrative Agent and the applicable Issuing Bank a Request for Issuance of Letter of Credit for each Letter of Credit to be issued by such Issuing Bank, not later than 11:00 a.m. (Atlanta, Georgia time) one (1) Business Day preceding the date on which the requested Letter of Credit is to be issued, or such shorter notice as may be acceptable to the applicable Issuing Bank and the Administrative Agent. Upon receipt of any such Request for Issuance of Letter of Credit, subject to satisfaction of all conditions precedent thereto as set forth in Section 4.3 or waiver of such conditions pursuant to the last sentence of Section 4.3, the applicable Issuing Bank shall process such Request for Issuance of Letter of Credit and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue (or arrange with a Foreign Issuer for the issuance of) the Letter of Credit requested thereby. Such Issuing Bank shall furnish a copy of such Letter of Credit to the Administrative Borrower and the Administrative Agent following the issuance thereof. In addition to the fees payable pursuant to Section 2.4(c)(ii), the Borrowers shall pay or reimburse each Issuing Bank for normal and customary costs and expenses incurred by such Issuing Bank in issuing, effecting payment under, amending or otherwise administering the Letters of Credit. On each Business Day on or before 10:00 a.m. (Atlanta, Georgia time) each Issuing Bank shall deliver to the Administrative Agent and the Administrative Borrower a report in substantially the form of Exhibit L (a “Daily Letter of Credit Report”) (A) setting forth the opening balance of its Letters of Credit outstanding on the immediately preceding Business Day, (B) identifying all Letters of Credit issued (or amended) by it (or its Foreign Issuer) on such immediately preceding Business Day, (C) identifying all Letters of Credit cancelled on such immediately preceding Business Day, (D) identifying all draws on such immediately preceding Business Day under Letters of Credit issued by it (or its Foreign Issuer), (E) setting forth the ending balance of its Letters of Credit outstanding on such immediately preceding Business Day and (E) identifying all requests for the issuance of Letters of Credit cancelled on such immediately preceding Business Day.
          (c) Immediately upon the issuance by an Issuing Bank of a Letter of Credit and in accordance with the terms and conditions of this Agreement, such Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Commitment Ratio, in such Letter of Credit and the obligations of the Borrowers with respect thereto (including, without limitation, all Letter of Credit Obligations with respect thereto). The applicable Issuing Bank shall promptly notify the Administrative Agent of any draw under a Letter of Credit. At such time as the Administrative Agent shall be notified by the applicable Issuing Bank that the beneficiary under any Letter of Credit has drawn on the same, the Administrative Agent shall promptly notify the Administrative Borrower and the Swing Bank (or, at its option, all Lenders), by telephone or telecopy, of the amount of the draw and, in the case of each Lender, such Lender’s portion of such draw amount as calculated in accordance with its Revolving Commitment Ratio.
          (d) The Borrowers hereby agree to immediately reimburse each Issuing Bank for amounts paid by such Issuing Bank in respect of draws under each Letter of Credit. In order to facilitate such repayment, the Borrowers hereby irrevocably request the Lenders, and the Lenders hereby severally agree, on the terms and conditions of this Agreement (other than as provided in Article 2 with respect to the amounts of, the timing of requests for, and the repayment of Advances hereunder and in Article 4 with respect to conditions precedent to Advances hereunder), with respect to any drawing under a Letter of Credit, to make a Base Rate Advance on each day on which a draw is made under any Letter of Credit and in the amount of such draw, and to pay the proceeds of such Advance directly to the applicable Issuing Bank to reimburse such Issuing Bank for the amount paid by it upon such draw. Each Lender shall pay its share of such Base Rate Advance by paying its portion of such Advance to the Administrative Agent in accordance with Section 2.2(e) and its Revolving Commitment Ratio, without reduction for any set-off or counterclaim of any nature whatsoever and regardless of whether any Default exists or would be caused thereby. The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this Section hereunder shall be subject to the terms and conditions of Section 2.2(e). The obligation of each Lender to make payments to the Administrative Agent, for the account of an Issuing Bank, in accordance with this Section 2.15 shall be absolute and unconditional and no Lender shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason (other than the gross negligence or willful misconduct of such Issuing Bank in paying such Letter of Credit, as determined by a final non-appealable judgment of a court of competent jurisdiction). The Administrative Agent shall promptly remit to such Issuing Bank the amounts so received from the other Lenders. Any overdue amounts payable by the Lenders to an Issuing Bank in respect of a draw under any Letter of Credit shall bear interest, payable on demand, (x) for the first two (2) Business Days, at the Federal Funds Rate, and (y) thereafter, at the Base Rate. Notwithstanding the foregoing, at the request of the Administrative Agent, the Swing Bank may, at its option and subject to the conditions set forth in Section 2.2(g) other than the condition that the applicable conditions precedent set forth in Article 4 be satisfied, make Swing Loans to reimburse the Issuing Banks for amounts drawn under Letters of Credit.
          (e) The Borrowers agree that each Advance by the Lenders to reimburse an Issuing Bank for draws under any Letter of Credit, shall, for all purposes hereunder, unless and until converted into a Eurodollar Advance pursuant to Section 2.2(b)(ii), be deemed to be a Base Rate Advance under the Revolving Loan Commitment and shall be payable and bear interest in accordance with all other Base Rate Advances of Revolving Loans.
          (f) The Borrowers agree that any action taken or omitted to be taken by any Issuing Bank or any Foreign Issuer in connection with any Letter of Credit, except for such actions or omissions as shall constitute gross negligence or willful misconduct on the part of such Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction, shall be binding on the Borrowers as between the Borrowers and such Issuing Bank, and shall not result in any liability of such Issuing Bank to the Borrowers. The obligation of the Borrowers to reimburse an Issuing Bank for a drawing under any Letter of Credit or the Lenders for Advances made by them to the Issuing Banks on account of draws made under the Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever (except if arising from the gross negligence or willful misconduct on the part of such Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction), including, without limitation, the following circumstances:
          (i) Any lack of validity or enforceability of any Loan Document;
          (ii) Any amendment or waiver of or consent to any departure from any or all of the Loan Documents;
          (iii) Any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;
          (iv) The existence of any claim, set-off, defense or any right which any Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting), any Lender or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, or any other Loan Document, or any unrelated transaction;
          (v) Any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
          (vi) The insolvency of any Person issuing any documents in connection with any Letter of Credit;
          (vii) Any breach of any agreement between any Borrower and any beneficiary or transferee of any Letter of Credit;
          (viii) Any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit;
          (ix) Any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code;
          (x) Any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of the applicable Issuing Bank;

          (xi) Any other circumstances arising from causes beyond the control of the applicable Issuing Bank;
          (xii) Payment by an Issuing Bank (or the Foreign Issuer) under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of such Issuing Bank or Foreign Issuer as determined by a final non-appealable judgment of a court of competent jurisdiction; and
          (xiii) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
          (g) The Borrowers will indemnify and hold harmless each Indemnified Person from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees) which may be imposed on, incurred by or asserted against such Indemnified Person in any way relating to or arising out of the issuance of a Letter of Credit, except that the Borrowers shall not be liable to an Indemnified Person for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final non-appealable judgment of a court of competent jurisdiction. This Section 2.15(g) shall survive termination of this Agreement.
          (h) Each Lender shall be responsible (to the extent the Borrowers are obligated to reimburse the applicable Issuing Bank under the Loan Documents and such Issuing Bank is not reimbursed by the Borrowers) for its pro rata share (based on such Lender’s Revolving Commitment Ratio) of any and all reasonable out-of-pocket costs, expenses (including reasonable legal fees) and disbursements which may be incurred or made by such Issuing Bank in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, any Borrower’s or any guarantor’s obligations to reimburse draws thereunder or otherwise. In the event the Borrowers shall fail to pay such expenses of an Issuing Bank within fifteen (15) days of demand for payment by such Issuing Bank, each Lender shall thereupon pay to such Issuing Bank its pro rata share (based on such Lender’s Revolving Commitment Ratio) of such expenses within ten (10) days from the date of such Issuing Bank’s notice to the Lenders of the Borrowers’ failure to pay; provided, however, that if the Borrowers shall thereafter pay such expenses, such Issuing Bank will repay to each Lender the amounts received from such Lender hereunder.
          (i) Any Person that is to be a new Issuing Bank (other than pursuant to the execution of an Assignment and Acceptance) is required to enter into this Agreement by executing and delivering to the Administrative Agent and the Administrative Borrower a joinder agreement in the form of Exhibit M (each an “Issuing

Bank Joinder Agreement”). Upon the execution and delivery of any Issuing Bank Joinder Agreement by such Person, such Person shall become an Issuing Bank hereunder with the same force and effect as if originally named as an Issuing Bank herein. The execution and delivery of any Issuing Bank Joinder Agreement adding an additional Person as a party to this Agreement shall not require the consent of any party hereto other than the Administrative Agent and, so long as no Default exists, the Administrative Borrower.
          (j) Unless otherwise expressly agreed by the Issuing Bank and the Borrowers when a Letter of Credit is issued and subject to Applicable Laws, (i) each Standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued) and (ii) each Documentary Letter of Credit shall be governed by the Uniform Customs and (iii) in both cases, to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 11.7.
     Section 2.16 Bank Products. Any Borrower Party may request and each Lender may, in its sole and absolute discretion, arrange for such Borrower Party to obtain from such Lender or any Affiliate of such Lender, Bank Products although no Borrower Party is required to do so. If any Bank Products are provided by an Affiliate of a Lender, the Borrower Parties agree to indemnify and hold the Lender Group, or any of them, harmless from any and all costs and obligations now or hereafter incurred by the Lender Group, or any of them, which arise from any indemnity given by such Lender to any of its Affiliates, as applicable, related to such Bank Products; provided, however, nothing contained herein is intended to limit the Borrower Parties’ rights, with respect to such Lender or any of its Affiliates, as applicable, if any, which arise as a result of the execution of documents by and between the Borrower Parties and such Person which relate to any Bank Products. The agreement contained in this Section shall survive termination of this Agreement. The Borrower Parties acknowledge and agree that the obtaining of Bank Products from a Lender or its Affiliates (a) is in the sole and absolute discretion of such Lender or such Affiliates, and (b) is subject to all rules and regulations of such Lender or such Affiliates.
     Section 2.17 Additional Increase of Commitments; Additional Lenders.
          (a) Increase of the Revolving Loan Commitment.
               (i) So long as no Event of Default has occurred and is continuing, Parent, on behalf of Borrowers, may request the right to effectuate increases in the Revolving Loan Commitment (any such increase, a “Commitment Increase”), in an aggregate amount of up to $100,000,000 for all such Commitment Increases (the “Commitment Increase Cap”), during the term of this Agreement by delivering a Notice of Requested Commitment Increase to the Administrative Agent substantially in the form of Exhibit K (a “Notice of Requested Commitment Increase”), provided that, in each case: (A) each Commitment Increase shall be in minimum increments of $10,000,000;

(B) the proposed Commitment Increase shall have been consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld), each Lender (if any) who is increasing its portion of the Revolving Loan Commitment and any other bank or financial institution acceptable to the Borrowers and the Administrative Agent that has agreed to become a Lender in respect of all or a portion of the Commitment Increase (a “New Lender”); and (C) the proposed Commitment Increase, together with any prior Commitment Increase, shall not exceed the Commitment Increase Cap. Each Notice of Requested Commitment Increase shall specify: (1) the amount of the proposed Commitment Increase and (2) the requested date of the proposed Commitment Increase (which shall be at least thirty (30) days from the date of delivery of the Notice of Requested Commitment Increase). Each Notice of Requested Commitment Increase shall be binding on all Borrowers. Upon the effective date of any Commitment Increase, Parent shall deliver to the Administrative Agent a certificate of the chief financial officer of Parent certifying that no Default or Event of Default then exists or would be caused thereby. No Commitment Increase shall be effective until the Administrative Agent shall have received amendments to this Agreement and the other Loan Documents, commitments of Lenders or New Lenders in an aggregate amount equal to such Commitment Increase, Lender Agreements for each Lender or New Lender committing to such Commitment Increase, any upfront fees to be paid to the Lenders committing to such Commitment Increase, and, if requested, opinion letters, Revolving Loan Notes and such other agreements, documents and instruments requested by and reasonably satisfactory to the Administrative Agent in its Permitted Discretion evidencing and setting forth the conditions of such Commitment Increase.
               (ii) If the Administrative Agent approves a proposed Commitment Increase, the Administrative Agent shall deliver a copy of the Notice of Requested Commitment Increase relating thereto to each Lender. No Lender (or any successor thereto) shall have any obligation to increase its portion of the Revolving Loan Commitment or its other obligations under this Agreement or the other Loan Documents, and any decision by a Lender to increase its portion of the Revolving Loan Commitment shall be made in its sole discretion independently from any other Lender. If the Administrative Agent receives commitments from the Lenders or the New Lenders in excess of the amount of the proposed Commitment Increase, the Administrative Agent shall have the right, in its sole discretion, to reduce and reallocate (within the minimum and maximum amounts specified by each such Lender or New Lender in its notice to the Administrative Agent) the shares of such Commitment Increase of the Lenders or New Lenders willing to fund the proposed Commitment Increase so that the total committed shares of the proposed Commitment Increase equals the proposed Commitment Increase. The Administrative Agent shall notify each Lender or New Lender, as the case may be, whether its proposed share of the proposed Commitment Increase has been accepted and, if so, the amount of its share of such Commitment Increase, and such Lender shall thereafter execute and deliver a Lender Agreement with respect to its respective share of such Commitment Increase.

               (iii) Notwithstanding anything to the contrary contained herein, each Commitment Increase meeting the conditions set forth in Section 2.17(a)(i) shall not require the consent of any Lender other than those Lenders, if any, which have agreed to increase their portions of the Revolving Loan Commitment in connection with such Commitment Increase and shall not constitute an amendment, modification or waiver that is subject to Section 11.12 and shall be effective as of the later of (a) the date specified in the applicable Notice of Requested Commitment Increase and (b) the date upon which the foregoing conditions shall have been satisfied or waived by the Administrative Agent and the Lenders which have agreed to increase their portions of the Revolving Loan Commitment, or by the requisite Lenders in accordance with Section 11.12 in the case of a waiver of an Event of Default, as applicable.
          (b) Effect of Commitment Increase. After giving effect to any Commitment Increase, the outstanding Revolving Loans may not be held pro rata in accordance with the new Revolving Loan Commitment. In order to remedy the foregoing, on the effective date of each Commitment Increase, the Lenders (including any New Lenders) shall reallocate the Revolving Loans owed to them among themselves so that, after giving effect thereto, the Revolving Loans will be held by the Lenders (including any New Lenders) on a pro rata basis in accordance with their respective Revolving Commitment Ratios (after giving effect to such Commitment Increase). Each Lender agrees to wire immediately available funds to the Administrative Agent in accordance with this Agreement as may be required by the Administrative Agent in connection with the foregoing. Notwithstanding the provisions of Section 11.5, the reallocations so made by each Lender whose Revolving Commitment Ratio has increased shall be deemed to be a purchase of a corresponding amount of the Revolving Loans of the Lender or Lenders whose Revolving Commitment Ratio have decreased and shall not be considered an assignment for purposes of Section 11.5.
ARTICLE 3.
GUARANTY
     Section 3.1 Guaranty.
          (a) Each Guarantor hereby guarantees to the Administrative Agent, for the benefit of the Lender Group, the full and prompt payment of the Obligations, including, without limitation, any interest therein (including, without limitation, interest as provided in this Agreement, accruing after the filing of a petition initiating any insolvency proceedings, whether or not such interest accrues or is recoverable against the Borrowers after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), plus reasonable attorneys’ fees and expenses if the obligations represented by this Guaranty are collected by law, through an attorney-at-law, or under advice therefrom.

          (b) Regardless of whether any proposed guarantor or any other Person shall become in any other way responsible to the Lender Group, or any of them, for or in respect of the Obligations or any part thereof, and regardless of whether or not any Person now or hereafter responsible to the Lender Group, or any of them, for the Obligations or any part thereof, whether under this Guaranty or otherwise, shall cease to be so liable, each Guarantor hereby declares and agrees that this Guaranty shall be a joint and several obligation, shall be a continuing guaranty and shall be operative and binding until the Obligations shall have been indefeasibly paid in full in cash (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and five percent (105%) of the Letter of Credit Obligations) and the Revolving Loan Commitments shall have been terminated.
          (c) Each Guarantor absolutely, unconditionally and irrevocably waives any and all right to assert any defense (other than the defense of payment in cash in full, to the extent of its obligations hereunder, or a defense that such Guarantor’s liability is limited as provided in Section 3.1(g)), set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations of the Guarantors under this Guaranty or the obligations of any other Person or party (including, without limitation, the Borrowers) relating to this Guaranty or the obligations of any of the Guarantors under this Guaranty or otherwise with respect to the Obligations in any action or proceeding brought by the Administrative Agent or any other member of the Lender Group to collect the Obligations or any portion thereof, or to enforce the obligations of any of the Guarantors under this Guaranty.
          (d) The Lender Group, or any of them, may from time to time, without exonerating or releasing any Guarantor in any way under this Guaranty, (i) take such further or other security or securities for the Obligations or any part thereof as they may deem proper, or (ii) release, discharge, abandon or otherwise deal with or fail to deal with any Guarantor of the Obligations or any security or securities therefor or any part thereof now or hereafter held by the Lender Group, or any of them, or (iii) amend, modify, extend, accelerate or waive in any manner any of the provisions, terms, or conditions of the Loan Documents, all as they may consider expedient or appropriate in their sole discretion. Without limiting the generality of the foregoing, or of Section 3.1(e), it is understood that the Lender Group, or any of them, may, without exonerating or releasing any Guarantor, give up, modify or abstain from perfecting or taking advantage of any security for the Obligations and accept or make any compositions or arrangements, and realize upon any security for the Obligations when, and in such manner, and with or without notice, all as such Person may deem expedient.
          (e) Each Guarantor acknowledges and agrees that no change in the nature or terms of the Obligations or any of the Loan Documents, or other agreements, instruments or contracts evidencing, related to or attendant with the Obligations (including any novation), shall discharge all or any part of the liabilities and obligations of such Guarantor pursuant to this Guaranty; it being the purpose and intent of the

Guarantors and the Lender Group that the covenants, agreements and all liabilities and obligations of each Guarantor hereunder are absolute, unconditional and irrevocable under any and all circumstances. Without limiting the generality of the foregoing, each Guarantor agrees that until each and every one of the covenants and agreements of this Guaranty is fully performed, and without possibility of recourse, whether by operation of law or otherwise, such Guarantor’s undertakings hereunder shall not be released, in whole or in part, by any action or thing which might, but for this paragraph of this Guaranty, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, omission of the Lender Group, or any of them, or their failure to proceed promptly or otherwise, or by reason of any action taken or omitted by the Lender Group, or any of them, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, such Guarantor or by reason of any further dealings between the Borrowers, on the one hand, and any member of the Lender Group, on the other hand, or any other guarantor or surety, and such Guarantor hereby expressly waives and surrenders any defense to its liability hereunder, or any right of counterclaim or offset of any nature or description which it may have or may exist based upon, and shall be deemed to have consented to, any of the foregoing acts, omissions, things, agreements or waivers.
          (f) The Lender Group, or any of them, may, without demand or notice of any kind upon or to any Guarantor, at any time or from time to time when any amount shall be due and payable hereunder by any Guarantor, if the Borrowers shall not have timely paid any of the Obligations (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and five percent (105%) of the Letter of Credit Obligations), set-off and appropriate and apply to any portion of the Obligations hereby guaranteed, and in such order of application as the Administrative Agent may from time to time elect in accordance with this Agreement, any deposits, property, balances, credit accounts or moneys of any Guarantor in the possession of any member of the Lender Group or under their respective control for any purpose. If and to the extent that any Guarantor makes any payment to the Administrative Agent or any other Person pursuant to or in respect of this Guaranty, any claim which such Guarantor may have against any Borrower by reason thereof shall be subject and subordinate to the prior payment in full of the Obligations to the satisfaction of the Lender Group.
          (g) The creation or existence from time to time of Obligations in excess of the amount committed to or outstanding on the date of this Guaranty is hereby authorized, without notice to any Guarantor, and shall in no way impair or affect this Guaranty or the rights of the Lender Group herein. It is the intention of each Guarantor and the Administrative Agent that each Guarantor’s obligations hereunder shall be, but not in excess of, the Maximum Guaranteed Amount (as herein defined). The “Maximum Guaranteed Amount” with respect to any Guarantor, shall mean the maximum amount which could be paid by such Guarantor without rendering this Guaranty void or voidable as would otherwise be held or determined by a court of competent jurisdiction in any action or proceeding involving any state or Federal bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to the insolvency of debtors.
          (h) Upon the bankruptcy or winding up or other distribution of assets of any Borrower, or of any surety or guarantor (other than the applicable Guarantor) for any Obligations of the Borrowers to the Lender Group, or any of them, the rights of the Administrative Agent against any Guarantor shall not be affected or impaired by the omission of any member of the Lender Group to prove its claim, or to prove the full claim, as appropriate, against the Borrowers, or any such other guarantor or surety, and the Administrative Agent may prove such claims as it sees fit and may refrain from proving any claim and in its discretion may value as it sees fit or refrain from valuing any security held by it without in any way releasing, reducing or otherwise affecting the liability to the Lender Group of each of the Guarantors.
          (i) Each Guarantor hereby absolutely, unconditionally and irrevocably expressly waives, except to the extent such waiver would be expressly prohibited by Applicable Law, the following: (i) notice of acceptance of this Guaranty, (ii) notice of the existence or creation of all or any of the Obligations, (iii) presentment, demand, notice of dishonor, protest and all other notices whatsoever (other than notices expressly required hereunder or under any other Loan Document to which any Guarantor is a party), (iv) all diligence in collection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for any of the foregoing, (v) all rights to enforce any remedy which the Lender Group, or any of them, may have against any Borrower and (vi) any and all rights under Official Code of Georgia Sections 10-7-23 and 10-7-24 and any analogous statute in any other applicable jurisdiction. If a claim is ever made upon any member of the Lender Group for the repayment or recovery of any amount or amounts received by such Person in payment of any of the Obligations and such Person repays all or part of such amount by reason of (A) any judgment, decree or order of any court or administrative body having jurisdiction over such Person or any of its property, or (B) any settlement or compromise of any such claim effected by such Person with any such claimant, including any Borrower, then in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any promissory note or other instrument evidencing any of the Obligations, and such Guarantor shall be and remain obligated to such Person hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person.
          (j) This Guaranty is a continuing guaranty of the Obligations and all liabilities to which it applies or may apply under the terms hereof and shall be conclusively presumed to have been created in reliance hereon. No failure or delay by any member of the Lender Group in the exercise of any right, power, privilege or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative

Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy and no course of dealing between any Guarantor and any member of the Lender Group shall operate as a waiver thereof. No action by any member of the Lender Group permitted hereunder shall in any way impair or affect this Guaranty. For the purpose of this Guaranty, the Obligations shall include, without limitation, all Obligations of the Borrowers to the Lender Group, notwithstanding any right or power of any third party, individually or in the name of any Borrower and the Lender Group, or any of them, to assert any claim or defense as to the invalidity or unenforceability of any such Obligation, and no such claim or defense shall impair or affect the obligations of any Guarantor hereunder.
          (k) This is a guaranty of payment and not of collection. In the event the Administrative Agent makes a demand upon any Guarantor in accordance with the terms of this Guaranty, such Guarantor shall be held and bound to the Administrative Agent directly as debtor in respect of the payment of the amounts hereby guaranteed. All costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred by the Administrative Agent in obtaining performance of or collecting payments due under this Guaranty shall be deemed part of the Obligations guaranteed hereby.
          (l) Each Subsidiary Guarantor is a direct or indirect wholly owned Domestic Subsidiary of a Borrower. Each Guarantor expressly represents and acknowledges that any financial accommodations by the Lender Group to the Borrowers, including, without limitation, the extension of credit, are and will be of direct interest, benefit and advantage to such Guarantor.
          (m) Each Guarantor shall be entitled to subrogation and contribution rights from and against the Borrowers the extent any Guarantor is required to pay to any member of the Lender Group any amount in excess of the Loans advanced directly to, or other Obligations incurred directly by, such Guarantor or as otherwise available under Applicable Law; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of this Section 3.1 and Section 13.5. The payment obligation of a Guarantor to any other Guarantor under any Applicable Law regarding contribution rights among co-obligors or otherwise shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Guaranty, and such Guarantor shall not exercise any right or remedy with respect to such rights until payment and satisfaction in full of all such obligations.
     Section 3.2 Special Provisions Applicable to Subsidiary Guarantors. Pursuant to Section 6.20 of this Agreement, any new Domestic Subsidiary of any Borrower is required to enter into this Agreement by executing and delivering to the Administrative Agent a Guaranty Supplement. Upon the execution and delivery of a Guaranty Supplement by such new Domestic Subsidiary, such Domestic Subsidiary shall become a

Guarantor and Borrower Party hereunder with the same force and effect as if originally named as a Guarantor or Borrower Party herein. The execution and delivery of any Guaranty Supplement (or any other supplement to any Loan Document delivered in connection therewith) adding an additional Guarantor as a party to this Agreement or any other Applicable Loan Document shall not require the consent of any other party hereto. The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder.
ARTICLE 4.
CONDITIONS PRECEDENT
     Section 4.1 Conditions Precedent to Initial Advance. The obligations of the Lenders to undertake the Revolving Loan Commitments and to make the initial Advance hereunder, and the obligation of the Issuing Banks to issue (or arrange for the issuance of) the initial Letter of Credit hereunder, are subject to the prior fulfillment of each of the following conditions:
          (a) The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:
          (i) This duly executed Agreement;
          (ii) A duly executed Revolving Loan Note to the order of each Lender requesting a promissory note in the amount of such Lender’s Revolving Commitment Ratio of the Revolving Loan Commitment;
          (iii) The Security Agreement duly executed by the Borrower Parties, together with Uniform Commercial Code financing statements related thereto;
          (iv) Original stock certificates evidencing the issued and outstanding shares of capital stock pledged to the Administrative Agent pursuant to the Security Agreement, together with stock powers or other appropriate instruments of transfer executed in blank;
          (v) The duly executed Blocked Account Agreements required by Section 6.15;
          (vi) The Fee Letter duly executed by the Borrowers;
          (vii) The duly executed Post-Closing Agreement;
          (viii) A satisfactory field audit of all Accounts and Inventory, and completion of satisfactory appraisals of all Inventory, in form and substance reasonably satisfactory to the Administrative Agent and completed by auditors and appraisers selected by the Administrative Agent;
          (ix) The legal opinion of King & Spalding LLP, counsel to the Borrower Parties, addressed to the Lender Group;
          (x) The legal opinion of (A) Parker Poe Adams & Bernstein LLP and (B) Gray Robinson, P.A., local counsel to the Borrower Parties, addressed to the Lender Group;
          (xi) The duly executed Request for Advance for the initial Advance of the Loans;
          (xii) A duly executed Borrowing Base Certificate dated as of the Agreement Date and calculated as of July 5, 2008;
          (xiii) A loan certificate signed by an Authorized Signatory of each Borrower Party, including a certificate of incumbency with respect to each Authorized Signatory of such Borrower Party, together with appropriate attachments which shall include, without limitation, the following: (A) a copy of Certificate of Incorporation or Formation of such Borrower Party certified to be true, complete and correct by the Secretary of State of the State of such Borrower Party’s incorporation or formation, (B) a true, complete and correct copy of the By-Laws of such Borrower Party, (C) a true, complete and correct copy of the resolutions of such Borrower Party authorizing the execution, delivery and performance by such Borrower Party of the Loan Documents and authorizing the borrowings or guaranty, as applicable, hereunder, (D) certificates of good standing from each jurisdiction in which such Borrower Party does business, and (E) copies of all agreements among the shareholders of such Borrower Party to which such Borrower Party is a party and plans and agreements (other than agreements entered into pursuant to or in connection with a disclosed plan) providing for the grant, issuance or sale of Equity Interests of such Borrower Party;
          (xiv) A Solvency Certificate executed by an Authorized Signatory of the Administrative Borrower regarding the solvency and financial condition of Parent and its Subsidiaries, together with a pro forma balance sheet giving effect to the incurrence of the initial Advance and the issuance of the initial Letter of Credit hereunder;
          (xv) Parent and its Subsidiaries (a) 2008 business plan including its 12 month income statement, balance sheet, statement of cash flows and availability forecast and (b) monthly projections, including income statement, balance sheet and statement of cash flows, through January 31, 2009;

          (xvi) Consolidated financial statements of Parent and its Subsidiaries for the eight-month transition period ended February 2, 2008 and the fiscal year-to-date period ended July 5, 2008, including balance sheets, income and cash flow statements prepared in conformity with GAAP, and with respect to the financial statements for the eight-month transition period ended February 2, 2008, audited by independent public accountants of recognized national standing;
          (xvii) Certificates of insurance and loss payable endorsements with respect to the Borrower Parties, in each case, meeting the requirements of Section 6.5;
          (xviii) Pay-off letters, termination statements, canceled mortgages and the like required by the Administrative Agent in connection with the removal of any Liens (other than Permitted Liens), including, without limitation, all tax Liens, against the assets of the Borrower Parties;
          (xix) Lien search results with respect to the Borrower Parties from all appropriate jurisdictions and filing offices;
          (xx) Evidence satisfactory to the Administrative Agent that the Liens granted pursuant to the Security Documents will be first priority perfected Liens on the Collateral (subject only to Permitted Liens);
          (xxi) Payment of all fees and expenses payable to the Administrative Agent, the Affiliates of the Administrative Agent, and the Lenders in connection with the execution and delivery of this Agreement, including, without limitation, fees and expenses of counsel to the Administrative Agent;
          (xxii) A flow of funds report duly executed by the Administrative Borrower which report shall include a statement of all sources and uses of funds on the Agreement Date; and
          (xxiii) All such other documents as the Administrative Agent may reasonably request, certified by an appropriate governmental official or an Authorized Signatory if so requested.
          (b) The Lender Group shall have received evidence satisfactory to them that no change in the business assets, management, operations or financial condition of the Borrower Parties shall have occurred since February 2, 2008, which change has had or could be reasonably expected to have a Materially Adverse Effect, and the Lender Group shall have received a certificate of an Authorized Signatory of the Administrative Borrower so stating.

          (c) The Lender Group shall have received the financial statements described in Section 5.1(k), each in form and substance reasonably acceptable to the members of the Lender Group.
          (d) The Lender Group shall have received evidence satisfactory to them that all Necessary Authorizations are in full force and effect and are not subject to any pending or threatened reversal or cancellation, that no other consents or approvals are required and that no Default exists, after giving effect to the initial Advance hereunder, and the Lender Group shall have received a certificate of an Authorized Signatory of the Administrative Borrower so stating.
          (e) The Administrative Agent shall have received confirmation that the original Uniform Commercial Code financing statements naming the respective Borrower Parties as debtor and the Administrative Agent as secured party have been duly filed in all appropriate jurisdictions, in such form as shall be satisfactory to the Administrative Agent.
          (f) The Administrative Agent shall have received a Borrowing Base Certificate, in form and substance satisfactory to the Lender Group, reflecting that, among other things, as of the Agreement Date, after giving effect to the borrowings hereunder on the Agreement Date and the issuance of any Letters of Credit hereunder on the Agreement Date, Availability shall not be less than $75,000,000 (with trade payables being paid currently, expenses and liabilities being paid in the ordinary course of business and without acceleration of sales and without deterioration in working capital).
          (g) The Administrative Agent shall have completed such other business and legal due diligence with respect to the Borrowers and the results thereof shall be acceptable to the Administrative Agent, in its sole discretion.
     Section 4.2 Conditions Precedent to Each Advance. The obligation of the Lenders to make each Advance, including the initial Advance hereunder (but excluding Advances, the proceeds of which are to reimburse (i) the Swing Bank for Swing Loans, (ii) the Administrative Agent for Agent Advances or (iii) the Issuing Banks for amounts drawn under a Letter of Credit), is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advance:
          (a) All of the representations and warranties of the Borrower Parties under this Agreement and the other Loan Documents, which, pursuant to Section 5.4, are made at and as of the time of such Advance, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) at such time, both before and after giving effect to the application of the proceeds of the Advance;
          (b) Since February 2, 2008, there shall have been no change that has had or could be reasonably expected to have a Materially Adverse Effect;

          (c) There shall not exist on the date of such Advance and after giving effect thereto, a Default; and
          (d) The Administrative Agent and the Lenders shall have received all such other certificates, reports, statements, opinions of counsel, or other documents as the Administrative Agent or Lenders may reasonably request and all other conditions to the making of such Advance which are set forth in this Agreement shall have been fulfilled.
The Borrowers hereby agree that the delivery of any Request for Advance hereunder or any telephonic request for an Advance hereunder shall be deemed to be the certification of the Authorized Signatory thereof that all of the conditions set forth in this Section 4.2 have been satisfied. Notwithstanding the foregoing, if the conditions, or any of them, set forth above are not satisfied, such conditions may be waived by the requisite Lenders under Section 11.12.
     Section 4.3 Conditions Precedent to Each Letter of Credit. The obligation of the Issuing Banks to issue (or arrange for the issuance of) each Letter of Credit (including the initial Letter of Credit) hereunder is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with the issuance of such Letter of Credit:
          (a) All of the representations and warranties of the Borrower Parties under this Agreement and the other Loan Documents, which, pursuant to Section 5.4, are made at and as of the time of the issuance of such Letter of Credit, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) at such time, both before and after giving effect to the issuance of such Letter of Credit;
          (b) Since February 2, 2008, there shall have been no change that has had or could be reasonably expected to have a Materially Adverse Effect;
          (c) There shall not exist on the date of issuance of such Letter of Credit, and after giving effect thereto, a Default; and
          (d) The Administrative Agent and the applicable Issuing Bank shall have received all such other certificates, reports, statements, opinions of counsel, or other documents as the Administrative Agent or such Issuing Bank may reasonably request and all other conditions to the issuance of such Letter of Credit which are set forth in this Agreement shall have been fulfilled.
The Borrowers hereby agree that the delivery of any Request for Issuance of a Letter of Credit hereunder shall be deemed to be the certification of the Authorized Signatory thereof that all of the conditions set forth in this Section 4.3 have been satisfied. Notwithstanding the foregoing, if the conditions, or any of them, set forth above are not satisfied, such conditions may be waived by the requisite Lenders under Section 11.12.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES
     Section 5.1 General Representations and Warranties. In order to induce the Lender Group to enter into this Agreement and to extend the Loans and issue the Letters of Credit to the Borrowers, each Borrower Party hereby represents and warrants that:
          (a) Organization; Power; Qualification. Each Borrower Party (i) is a corporation, partnership or limited liability company duly organized, validly existing, and in good standing under the laws of its state of incorporation or formation, (ii) has the corporate or other company power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, and (iii) is duly qualified and is in good standing as a foreign corporation or other company, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization except in each case where the failure to have such power and authority described in clause (ii) above or to be so qualified as described in clause (iii) above would not reasonably be expected to have a Materially Adverse Effect.
          (b) Authorization; Enforceability. Each Borrower Party has the power and has taken all necessary action, corporate or otherwise, to authorize it to execute, deliver, and perform its obligations under this Agreement and each of the other Loan Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and each other Loan Document to which a Borrower Party is a party has been duly executed and delivered by such Borrower Party, and (except for Requests for Advance, Requests for Issuance of Letters of Credit, Notices of Conversion/Continuation, Notices of Requested Commitment Increases and Uniform Commercial Code financing statements solely to the extent they do not contain any affirmative obligations of the Borrower Parties) is a legal, valid and binding obligation of such Borrower Party, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
          (c) Partnerships; Joint Ventures; Subsidiaries. Except as disclosed on Schedule 5.1(c)-1, as of the Agreement Date, no Borrower Party or any Subsidiary of a Borrower Party has any Subsidiaries, which Subsidiaries are identified on such Schedule as Domestic Subsidiaries or Foreign Subsidiaries. As of the Agreement Date, no Borrower Party or any Subsidiary of a Borrower Party is a partner or joint venturer in any partnership or joint venture other than (i) the Subsidiaries listed on Schedule 5.1(c)-1 and (ii) the partnerships and joint ventures (that are not Subsidiaries) listed on Schedule 5.1(c)-2. Schedule 5.1(c)-1 and Schedule 5.1(c)-2 set forth, for each Person set forth thereon, a complete and accurate statement of (i) the percentage ownership of each such Person by the applicable Borrower Party or Subsidiary of a Borrower Party as of the Agreement Date, (ii) the state or other jurisdiction of incorporation or formation, as appropriate, of each such Person as of the Agreement Date, (iii) each state in which each such Person is qualified to do business on the Agreement Date and (iv) all of each such Person’s trade names, trade styles, “doing business as” or fictitious names which such Person has used or under which such Person has transacted business during the five (5) year period immediately preceding the Agreement Date.
          (d) Capital Stock and Related Matters. The authorized Equity Interests as of the Agreement Date of each Borrower Party and each Subsidiary of a Borrower Party that is a corporation and the number of shares of such Equity Interests that are issued and outstanding as of the Agreement Date are as set forth on Schedule 5.1(d). All of the shares of such Equity Interests in Domestic Subsidiaries that are issued and outstanding as of the Agreement Date have been duly authorized and validly issued and are fully paid and non-assessable. None of such Equity Interests in Domestic Subsidiaries have been issued in violation of the Securities Act, or the securities, “Blue Sky” or other Applicable Laws of any applicable jurisdiction. As of the Agreement Date, the Equity Interests of each such Borrower Party (other than Parent) and each such Subsidiary of a Borrower Party are owned by the parties listed on Schedule 5.1(d) in the amounts set forth on such schedule and a description of the Equity Interests of each such party is listed on Schedule 5.1(d). As of the Agreement Date, except as described on Schedule 5.1(d), no Borrower Party (other than Parent) or any Subsidiary of a Borrower Party has outstanding any stock or securities convertible into or exchangeable for any shares of its Equity Interests, nor are there any preemptive or similar rights to subscribe for or to purchase, or any other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to, any Equity Interests or any stock or securities convertible into or exchangeable for any Equity Interests. Except as set forth on Schedule 5.1(d), as of the Agreement Date, no Borrower Party or any Subsidiary of any Borrower Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or to register any shares of its Equity Interests, and there are no agreements restricting the transfer of any shares of such Borrower Party’s or such Subsidiary’s Equity Interests.
          (e) Compliance with Law, Loan Documents, and Contemplated Transactions. The execution, delivery, and performance of this Agreement and each of the other Loan Documents in accordance with their respective terms and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any Applicable Law, (ii) conflict with, result in a breach of, or constitute a default under the certificate of incorporation or formation or by-laws, partnership agreement or operating agreement of any Borrower Party or under any indenture, agreement, or other instrument to which any Borrower Party is a party or by which any Borrower Party or any of its properties may be bound, or (iii) result in or require the creation or imposition of any Lien upon or with any assets or property of any Borrower Party except Permitted Liens.
          (f) Necessary Authorizations. Each Borrower Party and each Subsidiary of a Borrower Party has obtained all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect except, other than with respect to the transactions contemplated by the Loan Documents, where failure to obtain such Necessary Authorizations, or the failure of such Necessary Authorizations to be in full force and effect, could not reasonably be expected to have a Materially Adverse Effect. None of such Necessary Authorizations is the subject of any pending or, to the best of each Borrower Party’s knowledge, threatened attack or revocation, by the grantor of the Necessary Authorization except, other than with respect to the transactions contemplated by the Loan Documents, where the revocation by the grantor of such Necessary Authorizations could not reasonably be expected to have a Materially Adverse Effect.
          (g) Title to Properties. Each Borrower Party has good and marketable title to, or a valid leasehold interest in, all of its properties and assets except as could not, individually or in the aggregate, be expected to have a Materially Adverse Effect, and none of such properties or assets is subject to any Liens, other than Permitted Liens.
          (h) Material Contracts. Schedule 5.1(h) contains a complete list, as of the Agreement Date, of each Material Contract, true, correct and complete copies of which have been delivered to the Administrative Agent. Schedule 5.1(h) further identifies, as of the Agreement Date, each Material Contract that requires consent to the granting of a Lien in favor of the Administrative Agent on the rights of any Borrower Party thereunder. No Borrower Party or any Subsidiary of a Borrower Party is in default under or with respect to any Material Contract to which it is a party or by which it or any of its properties are bound which default gives rise to a right of termination by the non-defaulting party and which Material Contract, if terminated, could reasonably be expected to have a Materially Adverse Effect.
          (i) Labor Matters. Except as disclosed on Schedule 5.1(i): as of the Agreement Date, (i) no Borrower Party is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint pending against any Borrower Party before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Borrower Party; and (iii) no strike or work stoppage is in existence involving any employees of any Borrower Party, except (with respect to any matter specified in clause (i) or (ii) above) such as could not reasonably be expected to have a Materially Adverse Effect.
          (j) Taxes. Except as set forth on Schedule 5.1(j), all federal, state and other material tax returns of each Borrower Party required by law to be filed have been filed, and all federal, state and other material taxes (including without limitation, all real estate and personal property, income, franchise, transfer and gains taxes), assessments, governmental charges or levies upon each Borrower Party and any of their respective properties, income, profits, and assets, which are shown thereon to be due and payable, have been paid, except any payment of any of the foregoing which such Borrower Party or such Subsidiary, as applicable, is currently contesting in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Borrower Party or such Subsidiary, as the case may be. As of the Agreement Date, no adjustment relating to any tax returns has been proposed formally or informally by any Governmental Authority and, to the knowledge of each Borrower Party, no basis exists for any such adjustment, except as reflected in the charges, accruals and reserves on the books of the Borrower Parties and their Subsidiaries. The charges, accruals, and reserves on the books of the Borrower Parties and their Subsidiaries in respect of taxes are, in the good faith judgment of the Borrower Parties, adequate. Except as set forth on Schedule 5.1(j), as of the Agreement Date, no Borrower Party or any Subsidiary of a Borrower Party has knowledge of any pending audit by the Internal Revenue Service or any other taxing authority.
          (k) Financial Statements. The Borrowers have furnished, or have caused to be furnished, to the Lenders (i) the audited consolidated financial statements of Parent and its Subsidiaries which present fairly in accordance with GAAP the financial position of Parent and its Subsidiaries as at February 2, 2008, and the results of operations for the eight-month transition period then ended, and (ii) the unaudited interim consolidated financial statements of Parent and its Subsidiaries which present fairly in accordance with GAAP, subject to normal year end adjustments, the financial position of Parent and its Subsidiaries as at May 3, 2008, and the results of operations for the three-month period then ended.
          (l) No Adverse Change. Since February 2, 2008, there has occurred no event which has had or could reasonably be expected to have a Materially Adverse Effect.
          (m) Intentionally Omitted .
          (n) Liabilities, Litigation, etc. As of the Agreement Date, except for liabilities incurred in the normal course of business, no Borrower Party or any Subsidiary of any Borrower Party has any liabilities exceeding (individually or in the aggregate) $7,500,000, direct or contingent, except as disclosed or referred to in the financial statements referred to in Section 5.1(k) or with respect to the Obligations and the Senior Notes. As of the Agreement Date, except as described on Schedules 5.1(n) and 5.1(y), there is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Borrower Parties, threatened against or affecting any Borrower Party, any Subsidiary of any Borrower Party or any of their respective properties which could reasonably be expected to result in any judgment against or liability of such Borrower Party or Subsidiary in excess of $7,500,000 individually and in the aggregate with respect to all Borrower Parties and their Subsidiaries, or the loss of any certification or license the loss of which could reasonably be expected to have a Materially Adverse Effect. None of such litigation disclosed on Schedules 5.1(n) and 5.1(y), individually or collectively, could reasonably be expected to have a Materially Adverse Effect.
          (o) ERISA. Each Borrower Party and each Plan are in compliance in all material respects with ERISA and the Code, and no Borrower Party nor any of its ERISA Affiliates has incurred any accumulated funding deficiency within the meaning of ERISA or the Code with respect to any such Plan that is subject to the minimum funding requirements of ERISA or the Code. Each Borrower Party and each of its ERISA Affiliates have complied with all material requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code. No Borrower Party has made any promises of retirement or other benefits to employees, except as set forth in the Plans. No Borrower Party has incurred any material liability to the PBGC in connection with any such Plan. No Reportable Event has occurred and is continuing with respect to any such Plan. No such Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA, or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any Borrower Party to any penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code that could reasonably be expected to have a Materially Adverse Effect. No Borrower Party or any ERISA Affiliate is a participant in or is obligated to make any payment to a Multiemployer Plan.
          (p) Intellectual Property; Licenses; Certifications. As of the Agreement Date, except as set forth on Schedule 5.1(p), no Borrower Party owns any registered patents, trademarks, service marks or copyrights, and has no pending registration applications with respect to any of the foregoing. As of the Agreement Date, the Borrower Parties own or otherwise have the right to use all patents, trademarks, service marks or copyrights necessary for the operation of the business of the Borrower Parties as currently conducted, except for any such the failure to so own or have the right to use could not reasonably be expected to have a Materially Adverse Effect.
          (q) Compliance with Law; Absence of Default. Each Borrower Party and each Subsidiary of a Borrower Party is in compliance with all Applicable Laws and with all of the provisions of its certificate of incorporation or formation and by-laws or other governing documents except where the failure to be in compliance could not reasonably be expected to have a Materially Adverse Effect, and no event has occurred or has failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes a Default.
          (r) Intentionally Omitted.
          (s) Accuracy and Completeness of Information. All written information, reports, other papers and data relating to the Borrower Parties and their Subsidiaries furnished by or at the direction of the Borrower Parties to the Lender Group

(other than projections, estimates and forecasts) were, at the time furnished, complete and correct in all material respects. With respect to projections, estimates and forecasts given to the Lender Group, such projections, estimates and forecasts are based on the Borrower Parties’ good faith assessment of the future of the business at the time made. The Borrower Parties had a reasonable basis for such assessment at the time made.
          (t) Compliance with Regulations T, U, and X. No Borrower Party is engaged principally in the business of, or has as one of its important activities, extending credit for the purpose of purchasing or carrying, any “margin security” or “margin stock” as defined in Regulations T, U and X of the Board of Governors of the Federal Reserve System (herein called “Margin Stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any Funded Debt which was originally incurred to purchase or carry Margin Stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulations T, U and X. If so requested by the Administrative Agent, the Borrowers will furnish the Administrative Agent with (i) a statement or statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of said Board of Governors and (ii) other documents evidencing its compliance with the margin regulations reasonably requested by the Administrative Agent. Neither the making of the Loans nor the use of proceeds thereof will violate the provisions of Regulation T, U or X of said Board of Governors.
          (u) Solvency. As of the Agreement Date and after giving effect to the transactions contemplated by the Loan Documents (i) the property of each Borrower, individually, and the Borrower Parties, taken as a whole, at a fair valuation on a going concern basis, will exceed its or their, as applicable, debt; (ii) the capital of each Borrower Party will not be unreasonably small to conduct its business; and (iii) no Borrower Party will have incurred debts, or have intended to incur debts, beyond its ability to pay such debts as they mature. For purposes of this Section, “debt” shall mean any liability on a claim, and “claim” shall mean (A) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (B) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.
          (v) Insurance. As of the Agreement Date, all material insurance policies and coverages maintained by the Borrower Parties and their Subsidiaries are described on Schedule 5.1(v).
          (w) Intentionally Omitted.
          (x) Real Property. All real property leased by each Borrower Party as of the Agreement Date where Collateral is located is set forth in Schedule 5.1(x)-1. All real property owned by each Borrower Party as of the Agreement Date is set forth in Schedule 5.1(x)-2.
          (y) Environmental Matters.
          (i) Except as specifically disclosed in Schedule 5.1(y) or as could not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect, no Borrower Party or any Subsidiary thereof (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has received notice of any claim with respect to any Environmental Law or (C) knows of any basis for any liability under any Environmental Law.
          (ii) Except in each case, as could not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect or as otherwise set forth in Schedule 5.1(y), (A) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or, to the knowledge of any Borrower Party, operated by any Borrower Party; (B) there is no asbestos or asbestos-containing material on any property currently owned or, to the knowledge of any Borrower Party, operated by any Borrower Party or; and (C) to the knowledge of the Borrower Parties, Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Borrower Party or any Subsidiary thereof.
          (iii) Except in each case, as could not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect or as otherwise set forth on Schedule 5.1(y), (i) no Borrower Party or any Subsidiary thereof is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Borrower Party or any Subsidiary thereof have been disposed of in a manner not reasonably expected to result in liability to any Borrower Party or any Subsidiary thereof.
          (z) Intentionally Omitted.
          (aa) Name of Borrower Party. Except as set forth on Schedule 5.1(aa), no Borrower Party has changed its name within the preceding five (5) years from the Agreement Date.

          (bb) Investment Company Act. No Borrower Party or any Subsidiary of a Borrower Party is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Borrower Parties of this Agreement nor the issuance of any Revolving Loan Notes violates any provision of such Act or requires any consent, approval, or authorization of, or registration with, any governmental or public body or authority pursuant to any of the provisions of such Act.
          (cc) Permitted Debt and Permitted Lien Status. The Obligations as and when incurred shall constitute permitted Indebtedness (as defined in the Indenture) under the Senior Notes Documents, and all Liens granted to the Administrative Agent under the Loan Documents shall constitute Permitted Liens (as defined in the Indenture) under the Senior Notes Documents.
          (dd) Holding Company Status. US Ben Sherman Holdco does not (x) have any material liabilities other than intercompany Funded Debt permitted hereunder or (y) own any material assets or engage in any material activity or business other than its ownership of the Equity Interests of Oxford Industries (UK 1) and the intercompany Funded Debt permitted hereunder that is owed to it.
          (ee) OFAC. None of the Borrower Parties, any Subsidiary of Parent, any Affiliate of the Borrower Parties (other than an Affiliate that is a shareholder of Parent) or, to the knowledge of any Borrower Party as of the Agreement Date, any Affiliate that is a shareholder of Parent (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
          (ff) Patriot Act. Neither any Borrower Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended or any enabling legislation or executive order relating thereto. Neither any Borrower Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the USA Patriot Act. None of the Borrower Parties (i) is a blocked person described in section 1 of the Executive

Order No. 13224 or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
          (gg) License Agreements. As of the Agreement Date, all License Agreements of the Borrower Parties are listed on Schedule 5.1(gg).
     Section 5.2 Representations and Warranties Relating to Credit Card Receivables and Accounts Receivables. With respect to all Accounts of each Borrower Party, such Borrower Party hereby warrants and represents to the Lender Group that such Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of such Borrower Party’s business. As to each Account that was included by such Borrower Party as an Eligible Account or an Eligible Credit Card Receivable in the most recent Borrowing Base Certificate submitted to the Administrative Agent by the Administrative Borrower, such Account was not ineligible (to the Administrative Borrower’s knowledge with respect to any Account deemed ineligible by the Administrative Agent in the exercise of its Permitted Discretion) by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts or Eligible Credit Card Receivables, as applicable, as of the date of such Borrowing Base Certificate.
     Section 5.3 Representations and Warranties Relating to Inventory. As to Inventory that was included by such Borrower Party as Eligible Inventory in the most recent Borrowing Base Certificate submitted to the Administrative Agent by the Administrative Borrower, such Inventory was not ineligible (to the Administrative Borrower’s knowledge with respect to any Account deemed ineligible by the Administrative Agent in the exercise of its Permitted Discretion) by virtue of one or more of the applicable excluding criteria set forth in the definition of Eligible Domestic Inventory, Eligible In-Transit Inventory and Eligible L/C Inventory, as the case may be, as of the date of such Borrowing Base Certificate.
     Section 5.4 Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made, and shall be true and correct, at and as of the Agreement Date and the date of each Advance or issuance of a Letter of Credit hereunder, except to the extent previously fulfilled in accordance with the terms of this Agreement or the other Loan Documents and to the extent subsequently inapplicable. All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lender Group, or any of them, any investigation or inquiry by any member of the Lender Group, or the making of any Advance or the issuance of any Letter of Credit under this Agreement.

ARTICLE 6.
GENERAL COVENANTS
     Until the later of the date the Obligations are repaid in full or the date the Borrowers no longer have the right to borrow, or have Letters of Credit issued, hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Majority Lenders shall otherwise give their prior consent in writing:
     Section 6.1 Preservation of Existence and Similar Matters. Each Borrower Party will, and will cause each of its Subsidiaries to (i) except as expressly permitted by Section 8.7, preserve and maintain its existence, and, solely with respect to its Domestic Subsidiaries, maintain its due organization, valid existence and good standing, in each case in its jurisdiction of incorporation or organization, (ii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization except where the failure to be so qualified would not reasonably be expected to have a Materially Adverse Effect, and (iii) maintain all Necessary Authorizations except where the failure to maintain such Necessary Authorizations would not reasonably be expected to have a Materially Adverse Effect.
     Section 6.2 Compliance with Applicable Law. Each Borrower Party will, and will cause each of its Subsidiaries to, comply, in all material respects, with the requirements of all Applicable Law, except where the failure to so comply could not reasonably be expected to have a Materially Adverse Effect.
     Section 6.3 Maintenance of Properties. Each Borrower Party will, and will cause each of its Domestic Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition, normal wear and tear and disposal of obsolete equipment excepted, all properties used or useful in its business (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments, and improvements thereto, except where the failure to do so could not reasonably be expected to have a Materially Adverse Effect.
     Section 6.4 Accounting Methods and Financial Records. Each Borrower Party will, and will cause each of its Domestic Subsidiaries to, maintain a system of accounting established and administered in accordance with GAAP and will keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles.
     Section 6.5 Insurance. Each Borrower Party will, and will cause each of its Subsidiaries to, maintain insurance including, but not limited to, public liability, property insurance, comprehensive general liability, product liability, business interruption and fidelity coverage insurance, in such amounts and against such risks as would be customary for companies in the same industry and of comparable size as the Borrower Parties and their Subsidiaries from financially sound and reputable insurance companies having and maintaining an A.M. Best rating of “A minus” or better and being in a size category of VI or larger or otherwise acceptable to the Administrative Agent. Without limitation to the foregoing, each Borrower Party further agrees to maintain and pay for, or cause to be paid for, insurance upon all goods constituting Collateral wherever located, in storage or in transit in vehicles, vessels or aircraft, including goods evidenced by documents, covering casualty, hazard, public liability and such other risks and in such amounts as would be customary for companies in the same industry and of comparable size as the Borrower Parties, from financially sound and reputable insurance companies having and maintaining an A.M. Best rating of “A minus” or better and being in a size category of VI or larger or otherwise acceptable to the Administrative Agent to insure the Lender Group’s interest in such Collateral. All such insurance policies covering goods that constitute Collateral shall name the Administrative Agent as loss payee and all general liability insurance policies of the Borrower Parties shall name the Administrative Agent as additional insured (other than insurance policies subject to the terms and conditions of the Post-Closing Agreement). Subject to the terms and conditions of the Post-Closing Agreement with respect to insurance policies of the Borrower Parties in foreign jurisdictions, each Borrower Party shall deliver the original certificates of insurance or banker’s endorsements evidencing that the required liability insurance policies of the Borrower Parties naming the Administrative Agent as additional insured is in force together with satisfactory lender’s loss payable endorsements or banker’s endorsements with respect to insurance covering goods that constitute Collateral. Each policy of insurance or endorsement with respect to property coverage shall contain a clause requiring the insurer to give not less than thirty (30) days’ prior written notice (or ten (10) days’ prior written notice with respect to any cancellation for non-payment of premium) to the Administrative Agent in the event of cancellation or modification of the policy for any reason whatsoever and a clause that the interest of the Administrative Agent shall not be impaired or invalidated by any act or neglect of any Borrower Party or owner of the Collateral. If any Borrower Party fails to provide and pay for such insurance, the Administrative Agent may, at the Borrowers’ expense, procure the same, but shall not be required to do so. Each Borrower Party agrees to deliver to the Administrative Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.
     Section 6.6 Payment of Taxes and Claims. Each Borrower Party will, and will cause each of its Subsidiaries to, pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it or its income or profit or upon any properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which have become due and payable and which by law have or may become a Lien upon any of its Property; except that, no such tax, assessment, charge, levy, or claim need be paid which is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy, or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale, or similar proceedings shall have been commenced and remain unstayed for a period thirty (30) days after such commencement. Each Borrower Party shall, and shall cause each of its Subsidiaries to, timely file all information returns required by federal, state, or local tax authorities.
     Section 6.7 Visits and Inspections. Each Borrower Party will, and will permit each of its Subsidiaries to, permit representatives of the Administrative Agent to (a) visit and inspect the properties of the Borrower Parties and their Subsidiaries during normal business hours, (b) inspect and make extracts from and copies of the Borrower Parties’ and their Subsidiaries’ books and records, and (c) discuss with the Borrower Parties’ and their Subsidiaries’ respective principal officers the Borrower Parties’ or such Subsidiaries’ businesses, assets, liabilities, financial positions, results of operations, and business prospects relating to the Borrower Parties or such Subsidiaries; provided, however, Borrowers shall only be obligated to pay for one field audit and one appraisal in any twelve (12) month period unless (i) Availability is less than or equal to twenty percent (20%) of the amount of the Revolving Loan Commitment then in effect, in which case the Borrowers shall be obligated to pay for two field audits and two appraisals during any twelve (12) month period or (ii) an Event of Default has occurred and is continuing, in which case, the Borrowers shall pay for all field audits and appraisals, as determined by the Administrative Agent in its sole and absolute discretion; provided, further, any field exam or appraisal conducted pursuant to Section 8.7(d) shall not count against the limitations on field exams and appraisals described above. Any other member of the Lender Group may, at its expense, accompany the Administrative Agent on any regularly scheduled visit (or at any time that a Default exists any visit regardless of whether it is regularly scheduled) to the Borrower Parties and their Subsidiaries’ properties.
     Section 6.8 Intentionally Omitted .
     Section 6.9 ERISA. Each Borrower Party shall at all times make, or cause to be made, prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each Borrower Party’s and its ERISA Affiliates’ Plans that are subject to such funding requirements; furnish to the Administrative Agent, promptly upon the Administrative Agent’s request therefor, copies of any annual report required to be filed pursuant to ERISA in connection with each such Plan of each Borrower Party and its ERISA Affiliates; notify the Administrative Agent as soon as practicable of any ERISA Event that could reasonably be expected to have a Materially Adverse Effect; and furnish to the Administrative Agent, promptly upon the Administrative Agent’s request therefor, such additional information concerning any such Plan as may be reasonably requested by the Administrative Agent.

     Section 6.10 Lien Perfection. Each Borrower Party agrees to take such action as may be reasonably requested by the Administrative Agent to perfect or continue the perfection of the Administrative Agent’s (on behalf of, and for the benefit of, the Lender Group) security interest in the Collateral. Each Borrower Party hereby authorizes the Administrative Agent to file any such financing statement on such Borrower Party’s behalf describing the Collateral as “all assets of the debtor” or “all personal property of the debtor.”
     Section 6.11 Location of Collateral. All tangible property owned by a Borrower Party constituting Collateral, other than Inventory in transit, Inventory sold or consigned for sale in the ordinary course of business and raw materials and work-in-process located at manufacturing sites outside the US and Canada, is on the Agreement Date kept by the Borrower Parties at one or more of the business locations of the Borrower Parties set forth in Schedule 6.11. The Inventory shall not, without the prior written approval of the Administrative Agent, be moved from the locations set forth on Schedule 6.11 except for (a) Inventory in transit, (b) raw materials and work-in-process located at manufacturing sites outside the US and Canada, (c) sales or other dispositions of assets permitted pursuant to Section 8.7 or consignments for sale in the ordinary course of business and (d) locations within the US or Canada (other than the Province of Quebec) other than those specified in the first sentence of this Section 6.11 if (i) the Administrative Borrower gives the Administrative Agent reasonable notice of the new location and (ii) the Lender Group’s security interest in such Inventory is and continues to be a duly perfected, first priority Lien thereon.
     Section 6.12 Protection of Collateral. All insurance expenses and expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral (including, without limitation, all rent payable by any Borrower Party to any landlord of any premises where any of the Collateral may be located), and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof, shall be borne and paid by the Borrower Parties. If the Borrower Parties fail to promptly pay any portion thereof when due, the Lenders may, at their option during the existence of an Event of Default, but shall not be required to, make a Base Rate Advance for such purpose and pay the same directly to the appropriate Person. The Borrower Parties agree to reimburse the Lenders promptly therefor with interest accruing thereon daily at the Default Rate provided in this Agreement. All sums so paid or incurred by the Lenders for any of the foregoing and all reasonable costs and expenses (including attorneys’ fees, legal expenses, and court costs) which the Lenders may incur in enforcing or protecting the Lien on or rights and interest in the Collateral or any of their rights or remedies under this or any other agreement between the parties hereto or in respect of any of the transactions to be had hereunder until paid by the Borrowers to the Lenders with interest at the Default Rate, shall be considered Obligations owing by the Borrowers to the Lenders hereunder. Such Obligations shall be secured by all Collateral and by any and all other collateral, security, assets, reserves, or funds of the Borrower Parties in or coming into the hands or inuring to the benefit of the Lenders. Neither the Administrative Agent nor the Lenders shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in the Administrative Agent’s or the Lenders’ actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at the Borrower Parties’ sole risk.
     Section 6.13 Assignments and Records of Accounts. If so requested by the Administrative Agent during the continuance of an Event of Default, each Borrower Party shall execute and deliver to the Administrative Agent, for the benefit of the Lender Group, formal written assignments of all of the Accounts constituting Collateral daily, which shall include all such Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto. Each Borrower Party shall keep in all material respects accurate and complete records of the Accounts and all payments and collections thereon.
     Section 6.14 Administration of Accounts.
          (a) The Administrative Agent retains the right after the occurrence and during the continuance of an Event of Default to notify the Account Debtors to pay all amounts owing on Accounts constituting Collateral to the Administrative Agent, for the benefit of the Lender Group, and to collect the Accounts directly in its own name and to charge the collection costs and expenses, including attorneys’ fees, to the Borrower Parties. The Administrative Agent has no duty to protect, insure, collect or realize upon the Accounts or preserve rights in them. Each Borrower Party irrevocably makes, constitutes and appoints the Administrative Agent as such Borrower Party’s true and lawful attorney and agent-in-fact to endorse such Borrower Party’s name on any checks, notes, drafts or other payments relating to the Accounts which come into the Administrative Agent’s possession or under the Administrative Agent’s control as a result of its taking any of the foregoing actions. Additionally, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, for the benefit of the Lender Group, shall have the right to collect and settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as the Administrative Agent may deem advisable, and to charge the deficiencies, reasonable costs and expenses thereof, including attorney’s fees, to the Borrower Parties.
          (b) If an Account includes a charge for any tax payable to any governmental taxing authority, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent on behalf of the Lenders is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of the applicable Borrower Party and to make a Base Rate Advance to the Borrowers to pay therefor. The Borrower Parties shall notify the Administrative Agent if any Account includes any tax due to any governmental taxing authority and, in the absence of such notice, the Administrative Agent shall have the right to retain the full proceeds of the Account and shall not be liable for any taxes to any governmental taxing authority that may be due by any Borrower Party by reason of the sale and delivery creating the Account.
          (c) Whether or not a Default has occurred, any of the Administrative Agent’s officers, employees or agents shall have the right after prior notice to the Administrative Borrower (provided no prior notice shall be required if an Event of Default shall have occurred and be continuing), at any time or times hereafter, in the name of the Lenders, or any designee of the Lenders or the Borrower Parties, to verify the validity, amount or other matter relating to any Accounts by mail, telephone, telegraph or otherwise. The Borrower Parties shall cooperate fully with the Administrative Agent and the Lenders in an effort to facilitate and promptly conclude any such verification process.
     Section 6.15 Blocked Account Agreements.
          (a) Each deposit account and securities account owned or maintained by the Borrower Parties (other than an Excluded Deposit Account) shall be maintained at a bank or financial institution which is reasonably acceptable to the Administrative Agent (each such bank, a “Cash Management Bank”). As of the Agreement Date, each deposit account and securities account of the Borrower Parties are listed on Schedule 6.15 and such schedule designates which accounts are deposit accounts. Except with respect to Excluded Accounts or with the prior written consent of the Administrative Agent, each deposit account and securities account maintained by any Borrower Party shall be subject to a control agreement in form and substance satisfactory to the Administrative Agent and such bank or financial institution (each such account, a “Blocked Account Agreement”). Each such Blocked Account Agreement shall provide, among other things, that from and after the Agreement Date, the relevant Cash Management Bank, agrees, from and after the receipt of a notice (an “Activation Notice”) from the Administrative Agent (which Activation Notice shall be given by the Administrative Agent at any time at which (i) an Event of Default has occurred and is continuing or (ii) Availability for three (3) consecutive Business Days is less than the greater of (A) $26,250,000 and (B) fifteen percent (15%) of the amount of the Revolving Loan Commitment then outstanding (the foregoing being referred to herein as an “Activation Event”)), to forward immediately all amounts in each deposit account or securities account, as the case may be to the Administrative Agent per its instructions and to commence the process of daily sweeps from such account to the Administrative Agent.
          (b) The Borrower Parties shall take all steps to ensure that all of their Account Debtors and all of their Credit Card Processors forward all items of payment to lockboxes established with the Cash Management Banks. The Borrower Parties shall irrevocably instruct such Credit Card Processors to forward all items of payment owing to the Borrower Parties directly to a deposit account subject to a Blocked Account

Agreement (a “Blocked Account”).
          (c) In the event that any Borrower Party shall at any time receive any remittances of any of the foregoing directly or shall receive any other funds representing proceeds of the Collateral, such Borrower Party shall hold the same as trustee for the Administrative Agent, shall segregate such remittances from its other assets, and shall promptly deposit the same into a Blocked Account. All cash, cash equivalents, checks, notes, drafts or similar items of payment received by any Borrower Party shall be deposited into a Blocked Account promptly upon receipt thereof by such Borrower Party.
     Section 6.16 Further Assurances. Upon the request of the Administrative Agent, each Borrower Party will promptly cure, or cause to be cured, defects in the creation and issuance of any Revolving Loan Notes and the execution and delivery of the Loan Documents (including this Agreement), resulting from any act or failure to act by any Borrower Party or any employee or officer thereof. Each Borrower Party at its expense will promptly execute and deliver to the Administrative Agent and the Lenders, or cause to be executed and delivered to the Administrative Agent and the Lenders, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower Parties in the Loan Documents (including this Agreement), or to correct any omissions in the Loan Documents, or more fully to state the obligations set out herein or in any of the Loan Documents, or to obtain any consents, all as may be necessary or appropriate in connection therewith.
     Section 6.17 Intentionally Omitted .
     Section 6.18 Indemnity. Each Borrower Party will indemnify and hold harmless each Indemnified Person from and against any and all claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, investigations and costs, expenses (including reasonable fees and expenses of experts, agents, consultants and counsel) and disbursements, in each case, of any kind or nature (whether or not the Indemnified Person is a party to any such action, suit or investigation) whatsoever which may be imposed on, incurred by, or asserted against an Indemnified Person resulting from any breach by the Borrower Parties of any representation or warranty made hereunder, or otherwise in any way relating to or arising out of the Revolving Loan Commitments, this Agreement, the other Loan Documents or any other document contemplated by this Agreement, the making, administration or enforcement of the Loan Documents and the Loans, any transaction contemplated hereby or any related matters unless, with respect to any of the above, such Indemnified Person is determined by a final non-appealable judgment of a court of competent jurisdiction to have acted or failed to act with gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS

DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT. This Section 6.18 shall survive termination of this Agreement.
     Section 6.19 Environmental Matters. Each Borrower Party shall (a) conduct its operations and keep and maintain its Properties in compliance with all Environmental Laws, except where the failure to do so could not reasonably be expected to have a Materially Adverse Effect; (b) obtain and renew all environmental permits necessary for its operations and Properties, except where the failure to do so could not reasonably be expected to have a Materially Adverse Effect; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of its Properties or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Properties, provided, however, that no Borrower Party shall be required to undertake any such investigation, remediation, removal or response action to the extent that (i) its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Borrower Parties with respect to such circumstances in accordance with GAAP, or (ii) failure to undertake any investigation, remediation, removal or response action could not reasonably be expected to have a Materially Adverse Effect.
     Section 6.20 Formation of Subsidiaries. At the time of the formation of any direct or indirect Subsidiary of any Borrower (other than an Excluded Subsidiary) after the Agreement Date or the acquisition of any direct or indirect Subsidiary of any Borrower (other than an Excluded Subsidiary) after the Agreement Date, the Borrower Parties, as appropriate, shall (a) cause such new Domestic Subsidiary to provide to the Administrative Agent, for the benefit of the Lender Group, a joinder and supplement to this Agreement substantially in the form of Exhibit J (each, a “Guaranty Supplement”), pursuant to which such new Domestic Subsidiary shall agree to join as a Guarantor of the Obligations under Article 3 and as a Borrower Party under this Agreement, a supplement to the Security Agreement, and such other security documents, together with appropriate Uniform Commercial Code financing statements, all in form and substance reasonably satisfactory to the Administrative Agent, (b) provide to the Administrative Agent, for the benefit of the Lender Group, a pledge agreement and appropriate certificates and powers or Uniform Commercial Code financing statements, pledging all direct or beneficial ownership interest in such new Subsidiary (regardless of whether owned by a Borrower Party or a Subsidiary of a Borrower Party or a minority shareholder), in form and substance reasonably satisfactory to the Administrative Agent, provided, however, with respect to any Foreign Subsidiary (including US Ben Sherman Holdco), such pledge will only be required to the extent the Equity Interests of such Foreign Subsidiary are directly owned and held by a Borrower Party, and with respect to any such Foreign Subsidiary, such pledge shall be limited to sixty-five percent (65%) of the Equity Interests of such Foreign Subsidiary, and (c) provide to the Administrative Agent, for the benefit of the Lender Group, all other documentation, including one or more opinions of counsel satisfactory to the Administrative Agent, which in its reasonable opinion is appropriate with respect to such formation and the execution and delivery of the applicable documentation referred to above. Nothing in this Section 6.20 shall authorize any Borrower Party or any Subsidiary of a Borrower Party to form or acquire any Subsidiary to the extent the formation or acquisition of such Subsidiary is prohibited pursuant to Article 8. Any document, agreement or instrument executed or issued pursuant to this Section 6.20 shall be a “Loan Document” for purposes of this Agreement.
     Section 6.21 Intentionally Omitted.
     Section 6.22 Holding Company Dividends. In the event Ben Sherman or any of its Foreign Subsidiaries pays any Dividend to US Ben Sherman Holdco, Parent shall cause US Ben Sherman Holdco to distribute immediately the amount of such Dividend to Parent.
ARTICLE 7.
INFORMATION COVENANTS
     Until the earlier of the date the Obligations are repaid in full or the date the Borrowers no longer have a right to borrow, or have Letters of Credit issued, hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Majority Lenders shall otherwise give their prior consent in writing, the Administrative Borrower will furnish or cause to be furnished to each member of the Lender Group at their respective offices the following items; provided, however, that the Administrative Borrower, at its option, may deliver such items described in Sections 7.1, 7.2, 7.3, 7.5(c) and 7.6(h) to the Administrative Agent with instructions to post such items on “IntraLinks” or any similar website for viewing by the Lenders or to send such items to the Lenders via electronic mail and the Administrative Agent shall post or send via electronic mail such items within a reasonable period of time after delivery thereby by the Administrative Borrower to it and such posting or sending via electronic mail shall constitute delivery of such items to the Lenders:
     Section 7.1 Monthly and Quarterly Financial Statements and Information.
          (a) Within thirty (30) days after the last day of the first two (2) fiscal months of each fiscal quarter of Parent and its Subsidiaries, the consolidated balance sheet of Parent as at the end of such fiscal month, and the related statement of income and related statement of cash flows for such fiscal month and for the fiscal year to date period ended with the last day of such fiscal month, which financial statements shall set forth in comparative form such figures (i) as at the end of such month during the previous fiscal year and for such month during the previous fiscal year and (ii) the figures for the applicable period set forth in the projections provided by the Borrower Parties pursuant to Section 4.1, as amended or superseded by projections delivered pursuant to Section 7.5(d), as modified by amendments to such projections delivered pursuant to Section 7.6(e), all of which shall be on a consolidated basis and shall be certified by an Authorized Signatory of the Administrative Borrower, in his or her opinion, to present fairly in accordance with GAAP the financial position of Parent and its Subsidiaries, as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end adjustments and lack of footnotes.
          (b) Within forty-five (45) days after the last day of each fiscal quarter in each fiscal year of the Borrowers, the consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter, and the related statement of income and related statement of cash flows for such fiscal quarter and for the fiscal month then ended which financial statements shall set forth in comparative form (i) such figures as at the end of such quarter and month during the previous fiscal year and for such quarter during the previous fiscal year and (ii) the figures for the applicable period set forth in the projections provided by the Borrower Parties pursuant to Section 4.1, as amended or superseded by projections delivered pursuant to Section 7.5(d), as modified by amendments to such projections delivered pursuant to Section 7.6(e), all of which shall be on a consolidated basis and shall be certified by an Authorized Signatory of the Administrative Borrower, in his or her opinion, to present fairly in accordance with GAAP the financial position of Parent and its Subsidiaries, as at the end of such period and the results of operations for such period, subject only to normal year-end adjustments and lack of footnotes.
     Section 7.2 Annual Financial Statements and Information; Certificate of No Default. Within ninety (90) days after the end of each fiscal year of Parent, the audited balance sheet of Parent and its Subsidiaries as at the end of such year and the related audited statements of income and retained earnings and related audited statements of cash flows for such year, all of which shall be on a consolidated basis with the other Borrower Parties, which financial statements shall set forth in comparative form such figures as at the end of and for the previous year, and shall be accompanied by an opinion of independent certified public accountants of recognized standing satisfactory to the Administrative Agent, stating that such financial statements are unqualified and prepared in all material respects in accordance with GAAP, without any explanatory paragraphs.
     Section 7.3 Compliance Certificates.
          (a) Compliance Certificates. At the time the financial statements are furnished pursuant to Section 7.1(b) and Section 7.2, a Compliance Certificate:

          (b) If at the end of such period the Financial Covenant is applicable, setting forth at the end of such period the arithmetical calculations required to establish whether or not the Borrower Parties were in compliance with the requirements of the Financial Covenant;
          (c) Stating whether any material change in GAAP or the application thereof has occurred since the date of the Borrowers’ audited financial statements delivered on the Agreement Date, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and
          (d) Stating that, to the best of his or her knowledge, no Default has occurred as at the end of such period, or, if a Default has occurred, disclosing each such Default and its nature, when it occurred and whether it is continuing.
     Section 7.4 Access to Accountants. Each Borrower Party hereby authorizes the Administrative Agent to communicate directly with the Borrower Parties’ and their Subsidiaries’ independent public accountants and authorizes these accountants to disclose to the Administrative Agent any and all financial statements and other supporting financial data, including matters relating to the annual audit and copies of any management letter with respect to its business, financial condition and other affairs. On or before the Agreement Date, the Administrative Borrower, on behalf of all of the Borrower Parties, shall deliver to their independent public accountants a letter authorizing them to comply with the provisions of this Section 7.4.
     Section 7.5 Additional Reports.
          (a) Within (i) fifteen (15) days after the end of each fiscal month if Average Availability exceeds twenty percent (20%) of the amount of the Revolving Loan Commitment and (ii) three (3) Business Days after the end of each fiscal week if Average Availability is less than or equal to twenty percent (20%) of the amount of the Revolving Loan Commitment, Administrative Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate, as of the last day of the preceding fiscal month or fiscal week, as the case may be, which shall be in the form of Exhibit C, and shall be correct and complete in all material respects, setting forth a categorical breakdown of all Accounts and Inventory of the Borrower Parties, a calculation of Eligible Accounts, Eligible Credit Card Receivables and Eligible Inventory as of such last day of the preceding fiscal period and a calculation of Average Availability for the preceding fiscal month or fiscal week, as the case may be.
          (b) Together with the delivery of the Borrowing Base Certificate as required under Section 7.5(a) or as may otherwise be requested by the Administrative Agent, the Administrative Borrower shall deliver to the Administrative Agent, in form acceptable to the Administrative Agent, such reports and other supporting documentation regarding the calculation of the Borrowing Base as the Administrative Agent may

reasonably request, in each case existing as of the last day of the preceding fiscal month or such other date reasonably required by the Administrative Agent.
          (c) Promptly upon receipt thereof, the Administrative Borrower shall deliver to the Administrative Agent and the Lenders copies of all final reports, if any, submitted to any Borrower Party or any Domestic Subsidiary of a Borrower Party by its independent public accountants in connection with any annual or interim audit of the Borrower Parties, or any of them, including, without limitation, any final management report, as applicable, prepared in connection with the annual audit referred to in Section 7.2;
          (d) On or before the date forty-five (45) days following the commencement of each fiscal year, the Administrative Borrower shall deliver to the Administrative Agent and the Lenders the annual budget for the Borrower Parties and their Subsidiaries approved by the chief financial officer or treasurer of Parent, including forecasts of the income statement, the balance sheet and a cash flow statement for such fiscal year on a month by month basis;
          (e) To the extent not covered elsewhere in this Article 7, promptly after the sending thereof, the Borrower Parties shall deliver to the Administrative Agent copies of all financial statements, reports and other information which any Borrower Party sends to any holder of the Senior Notes Debt or Parent’s securities (or any agent or trustee acting for any such holder) or which any Borrower Party files with the Securities and Exchange Commission (other than periodic reports filed on Form 10Q or Form 10K or current reports filed on Form 8K);
          (f) If there is a material change in GAAP after February 2, 2008 that affects the presentation of the financial statements referred to in Sections 7.1 and 7.2, then, in addition to delivery of such financial statements, and on the date such financial statements are required to be delivered, the Administrative Borrower shall furnish the adjustments and reconciliations necessary to enable the Borrowers and each Lender to determine compliance with the Financial Covenant, if at such time the Financial Covenant is applicable, all of which shall be determined in accordance with GAAP consistently applied;
          (g) At any time that a Default exists and on and after any date of request by the Administrative Agent in its reasonable discretion, the Administrative Borrower shall provide to the Administrative Agent notice of the termination of any lease of real property where Inventory is located promptly upon termination of such lease; and
          (h) From time to time and promptly upon each request the Borrower Parties shall, and shall cause their Subsidiaries to, deliver to the Administrative Agent on behalf of the Lender Group such data, certificates, reports, statements, opinions of counsel, documents, or further information regarding the business, assets, liabilities, financial position, projections, results of operations, or business prospects of each of the

Borrower Parties, or such Subsidiaries, or any of them, as the Administrative Agent may reasonably request.
     Section 7.6 Notice of Litigation and Other Matters.
          (a) Promptly upon (and in any event within five (5) Business Days of) any Borrower Party’s obtaining knowledge of the institution of, or a written threat of, any action, suit, governmental investigation or arbitration proceeding against any Borrower Party, any Subsidiary of a Borrower Party or any Property, which action, suit, governmental investigation or arbitration proceeding, if adversely determined, would expose, in such Borrower Party’s reasonable judgment, any Borrower Party or any Subsidiary of a Borrower Party to liability in an aggregate amount in excess of $7,500,000, the Administrative Borrower shall notify the Lender Group of the occurrence thereof, and the Administrative Borrower shall provide such additional information with respect to such matters as the Lender Group, or any of them, may reasonably request.
          (b) Promptly upon (and in any event within five (5) Business Days of) the occurrence of any default (whether or not any Borrower Party or any Subsidiary of a Borrower Party, as applicable, has received notice thereof from any other Person) on Funded Debt of any Borrower Party or any Subsidiary of a Borrower Party which singly, or in the aggregate, exceeds $7,500,000, the Administrative Borrower shall notify the Administrative Agent of the occurrence thereof;
          (c) Promptly upon (and in any event within five (5) Business Days of) any Borrower Party’s receipt of notice of the pendency of any proceeding for the condemnation or other taking of any material Property of any Borrower Party constituting Collateral, the Administrative Borrower shall notify the Administrative Agent of the occurrence thereof;
          (d) Promptly upon (and in any event within five (5) Business Days of) any Borrower Party’s receipt of notice of any event that could reasonably be expected to have a Materially Adverse Effect, the Administrative Borrower shall notify the Administrative Agent of the occurrence thereof;
          (e) Promptly (and in any event within five (5) Business Days) following any material amendment or change approved by the board of directors of Parent to the budget submitted to the Lender Group pursuant to Section 7.5(d), the Administrative Borrower shall notify the Administrative Agent of the occurrence thereof;
          (f) Promptly (and in any event within five (5) Business Days) following any officer of Parent becoming aware of any (i) Default under any Loan Document, default by any Borrower Party under the Senior Notes Documents, or default by Ben Sherman or any of its Subsidiaries under the UK Credit Facility, or (ii) default under any other agreement (other than those referenced in clause (i) of this Section 7.6(f)) to which any Borrower Party or any Subsidiary of a Borrower Party is a party or by which any Borrower Party’s or any such Subsidiary’s properties is bound which could reasonably be expected to have a Materially Adverse Effect, then the Administrative Borrower shall notify the Administrative Agent of the occurrence thereof giving in each case the details thereof and specifying the action proposed to be taken with respect thereto;
          (g) Promptly (but in any event within five (5) Business Days) following the occurrence of (i) any ERISA Event or (ii) a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan of any Borrower Party or any of its ERISA Affiliates which would subject any Borrower Party to any penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code, the Borrower Parties shall notify the Administrative Agent and the Lenders of the occurrence thereof, provided such occurrence, proceeding, or failure exposes such Borrower Party or ERISA Affiliate to liability in an aggregate amount in excess of $7,500,000.
          (h) The Administrative Borrower shall deliver updates or supplements to the following schedules (i) within sixty (60) days after the end of the end of each fiscal year, as of the last day of such fiscal year: Schedule 5.1(c)-1, Schedule 5.1(c)-2, Schedule 5.1(d), Schedule 5.1(h), Schedule 5.1(p), Schedule 5.1(gg), Schedule 6.11 and Schedule 6.15, in each case, as may be required to render correct the representations and warranties contained in the applicable sections to which such schedules relate as of the last day of such fiscal year without giving effect to any references therein to the “Agreement Date” in each case, appropriately marked to show the changes made therein; provided that no such supplement to any such Schedules or representation shall be deemed a waiver of any Default resulting from the matters disclosed therein, except as consented to by the Majority Lenders in writing.
          (i) Promptly upon (and in any event within five (5) Business Days of) any Borrower Party’s obtaining knowledge that any Affiliate of the Borrower Parties: (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.
ARTICLE 8.
NEGATIVE COVENANTS
     Until the earlier of the date the Obligations are repaid in full or the date the Borrowers no longer have a right to borrow, or have Letters of Credit issued, hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Majority Lenders shall otherwise give their prior consent in writing:

     Section 8.1 Funded Debt. No Borrower Party will, or will permit any of its Subsidiaries to, create, assume, incur, or otherwise become or remain obligated in respect of, or permit to be outstanding, any Funded Debt except:
          (a) Funded Debt under this Agreement and the other Loan Documents and the Bank Products Documents;
          (b) Funded Debt existing on the Agreement Date and listed on Schedule 8.1;
          (c) (i) the Senior Notes Debt and (ii) Funded Debt which shall be on market terms and conditions (determined as of the date any such Funded Debt is incurred) and shall have a maturity date not earlier than the date that is six months following the stated Maturity Date, so long as the aggregate outstanding principal amount of all Funded Debt permitted pursuant to this Section 8.1(c) shall not at any time exceed $375,000,000;
          (d) Funded Debt of a Borrower Party or any Subsidiary of a Borrower Party that is unsecured or secured by Permitted Liens described in clause (f) of the definition of Permitted Liens set forth in Article 1 (including without limitation Capitalized Lease Obligations), collectively, not to exceed the aggregate principal amount of $25,000,000 at any time outstanding;
          (e) Guaranties permitted by Section 8.2;
          (f) Unsecured Funded Debt of any Borrower Party owed to another Borrower Party;
          (g) Obligations under Hedge Agreements not entered into for speculative purposes and not exceeding the aggregate notional amounts of $75,000,000 with respect thereto;
          (h) (i) Unsecured Funded Debt of the Foreign Subsidiaries owed to the Borrower Parties or any of their Subsidiaries existing on the Agreement Date, (ii) unsecured Funded Debt of the Foreign Subsidiaries owed to the Borrower Parties or any of their Subsidiaries incurred after the Agreement Date to the extent that such unsecured Funded Debt constitutes an Investment permitted under Section 8.5(e), and (iii) unsecured Funded Debt of the Borrower Parties owed to the Foreign Subsidiaries;
          (i) Funded Debt incurred by Ben Sherman or its Subsidiaries pursuant to the UK Credit Facility in an aggregate principal amount not to exceed 12,000,000 Pounds Sterling at any time outstanding; and
          (j) Other unsecured Funded Debt of Oxford Industries (UK 3) Limited, a private company limited by shares incorporated in England, to Oxford

Industries (UK 2), a private company limited by shares incorporated in England, and of Oxford Industries (UK 1) Limited, a private company limited by shares incorporated in England to US Ben Sherman Holdco, in each case, in an amount not to exceed 63,000,000 Pounds Sterling at any time outstanding.
     Section 8.2 Guaranties. No Borrower Party will, or will permit any of its Subsidiaries to, at any time guarantee or enter into or assume any Guaranty, or be obligated with respect to, or permit to be outstanding, any Guaranty, other than (a) guaranties of the Obligations, (b) guaranties of obligations under repurchase agreements of any Borrower Party entered into in connection with the sale of products in the ordinary course of business of such Borrower Party, (c) guaranties of obligations under agreements of any Borrower Party entered into in connection with the acquisition of services, supplies, and equipment in the ordinary course of business of such Borrower Party, (d) endorsements of instruments in the ordinary course of business, (e) guaranties of the Senior Notes Debt as long as such guarantor is also a Guarantor of the Obligations; (f) guaranties of Funded Debt permitted under clauses (b), (c)(ii), (d) and (g) of Section 8.1, (g) guaranties by any Borrower Party of any obligation of any other Borrower Party to the extent such obligation is not prohibited hereunder, (h) guaranties of the obligations of Ben Sherman and its Subsidiaries under the UK Credit Facility by Ben Sherman and its Foreign Subsidiaries, and (i) other Guaranties with respect to obligations in an aggregate amount not to exceed $15,000,000 at any time outstanding.
     Section 8.3 Liens. No Borrower Party will, or will permit any Subsidiary of a Borrower Party to, create, assume, incur, or permit to exist or to be created, assumed, or permitted to exist, directly or indirectly, any Lien on any of its property, real or personal, now owned or hereafter acquired, except for Permitted Liens.
     Section 8.4 Restricted Payments. No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, directly or indirectly declare or make any Restricted Payment, or set aside any funds for any such purpose, other than dividends on common stock which accrue (but are not paid in cash) or are paid in kind or dividends on preferred stock which accrue (but are not paid in cash) or are paid in kind; provided, however, that (a) any Subsidiary of Parent may make Restricted Payments to Parent or any other Subsidiary of Parent that owns Equity Interests of such Subsidiary making such Restricted Payment; (b) Parent may make regularly scheduled payments of interest due on the Senior Notes to the holders thereof; and (c) Parent may make Restricted Payments after the Agreement Date if (i) such Restricted Payments do not exceed $15,000,000 in the aggregate during any fiscal year of Parent, so long as before and after giving effect to such Restricted Payment, no Default has occurred and is continuing or would result from the making of such Restricted Payment, and (ii) such Restricted Payments exceed $15,000,000 in the aggregate during any fiscal year of Parent, so long as (A) no Default has occurred and is continuing or would result from the making of such Restricted Payment and (B) Parent, on behalf of the Borrower Parties, delivers to the Administrative

Agent a certificate, together with supporting documents in form and substance satisfactory to the Administrative Agent, executed by an Authorized Signatory certifying that, after giving pro forma effect to such Restricted Payment, (1) Availability is not projected to be less than the greater of (y) twenty percent (20%) of the amount of the Revolving Loan Commitment then in effect and (z) $35,000,000, at all times during the twelve (12) month period immediately following such Restricted Payment and (2) Borrower Parties and their Subsidiaries have, on a consolidated basis, a Fixed Charge Coverage Ratio of at least 1.20:1.00 as of such date of determination.
     Section 8.5 Investments. No Borrower Party will, or will permit any of its Subsidiaries to, make any Investment, except that (a) any Borrower Party or any Subsidiary of a Borrower Party may purchase or otherwise acquire and own and may permit any of its Subsidiaries to purchase or otherwise acquire and own Cash Equivalents provided that to the extent required by Section 6.15, any such Investments in Cash Equivalents shall be subject to a Blocked Account Agreement or other control agreement in form and substance reasonably satisfactory to the Administrative Agent; (b) any Borrower Party or Subsidiary of a Borrower Party may hold the Investments in existence on the Agreement Date and described on Schedule 8.5; (c) so long as no Default shall have occurred and be continuing or would result therefrom, any Borrower Party or Subsidiary of a Borrower Party may convert any of its Accounts that are in excess of ninety (90) days past due into notes or Equity Interests from the applicable Account Debtor so long as the Administrative Agent, for the benefit of the Lender Group, is granted a first priority security interest in such Equity Interests or notes held by a Borrower Party which Lien is perfected contemporaneously with the conversion of such Account to Equity Interests or notes; (d) the Borrower Parties and their Subsidiaries may hold the Equity Interests of their respective Subsidiaries in existence as of the Agreement Date and their Subsidiaries created or acquired after the Agreement Date in accordance with Section 6.20; (e) the Borrower Parties and their Subsidiaries may make additional Investments in their Foreign Subsidiaries in the form of loans or additional equity contributions if (i) the aggregate Investment is less than or equal to $25,000,000, so long as (A) no Default or Event of Default shall have occurred or is continuing or results therefrom and (B) the Administrative Agent shall have received a pro forma Borrowing Base Certificate giving effect to such transaction if any Collateral included in the most recent Borrowing Base Certificate (other than Qualified Cash so long as any such Qualified Cash used to fund such Investment, if deducted from the most recent Borrowing Base Certificate, would not result in an Overadvance) was contributed to such Foreign Subsidiary as part of such Investment, or (ii) the aggregate Investment is greater than $25,000,000, so long as (A) no Default or Event of Default shall have occurred or is continuing or results therefrom and (B) Administrative Borrower delivers a certificate, together with supporting documentation (including a pro forma Borrowing Base Certificate giving effect to such transaction if any Collateral included in the most recent Borrowing Base Certificate was contributed to such Foreign Subsidiary as part of such Investment) in form and substance reasonably satisfactory to the Administrative Agent, to the Administrative Agent executed by an Authorized Signatory evidencing that after giving pro forma effect to such Investment (y) Availability is not projected to be less than the greater of (a) twenty percent (20%) of the amount of the Revolving Loan Commitment then in effect and (b) $35,000,000 at all times during the twelve (12) month period immediately following such Investment and (C) Borrowers and their Subsidiaries have, on a consolidated basis, a Fixed Charge Coverage Ratio of at least 1.20:1.00 as of such date of determination; (f) any Borrower Party may make Investments in another Borrower Party; (g) the Borrower Parties and their Subsidiaries may make Investments permitted under Section 8.7(d); (h) the Borrower Parties and their Subsidiaries may make loans to employees in an aggregate amount not to exceed $1,000,000 at any time outstanding; (i) the Foreign Subsidiaries of the Borrower Parties may make loans to the Borrower Parties to the extent permitted under Section 8.1(h)(iii); (j) the Borrower Parties and their Subsidiaries may make Investments for the purpose of consummating an acquisition permitted under Section 8.7(d); (k) the Borrower Parties and their Subsidiaries may make travel advances and advances on sales commissions in the ordinary course of business; and (l) the Borrower Parties and their Subsidiaries may make additional Investments if (i) the aggregate Investment is less than or equal to $25,000,000, so long as no Default or Event of Default shall have occurred or is continuing or results therefrom, or (ii) the aggregate Investment is greater than $25,000,000, so long as (A) no Default or Event of Default shall have occurred or is continuing or results therefrom and (B) Administrative Borrower delivers a certificate, together with supporting documentation in form and substance reasonably satisfactory to the Administrative Agent, to the Administrative Agent executed by an Authorized Signatory evidencing that after giving pro forma effect to such Investment (y) Availability is not projected to be less than the greater of (a) twenty percent (20%) of the amount of the Revolving Loan Commitment then in effect and (b) $35,000,000 at all times during the twelve (12) month period immediately following such Investment and (C) Borrowers and their Subsidiaries have, on a consolidated basis, a Fixed Charge Coverage Ratio of at least 1.20:1.00.
     Section 8.6 Affiliate Transactions. No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, enter into or be a party to any agreement or transaction with any Affiliate (other than a Borrower Party or a Subsidiary of a Borrower Party) except (a) as described on Schedule 8.6, (b) upon fair and reasonable terms that are no less favorable to such Borrower Party or such Subsidiary than it would obtain in a comparable arms length transaction with a Person not an Affiliate of such Borrower Party or such Subsidiary or (c) as permitted by Sections 8.4 and 8.5(h) and (k).
     Section 8.7 Liquidation; Change in Ownership, Name, or Year; Disposition or Acquisition of Assets; Etc. No Borrower Party shall, or shall permit any Subsidiary to, at any time:
          (a) Liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up its business, except that any Subsidiary of Parent (other than TBG) may liquidate or dissolve itself in accordance with Applicable Law so long as no Default or Event of Default has occurred and is continuing (or would result therefrom) and such liquidation or dissolution would not reasonably be expected to cause a Materially Adverse Effect;
          (b) Sell, lease, abandon, transfer or otherwise dispose of, in a single transaction or a series of related transactions, any assets, property or business (including any Equity Interests) except for (i) the sale of Inventory in the ordinary course of business at the fair market value thereof and for cash or cash equivalents, (ii) the sale, lease, sublease, abandonment, transfer or other disposition of assets, property or business in the ordinary course of business, (iii) the sale, lease or transfer of any assets, property or business by any Borrower Party to any other Borrower Party or from any Foreign Subsidiary to another Foreign Subsidiary, (iv) the sale, lease, sublease, transfer or other disposal of real property (including any buildings, machinery and equipment located thereon) so long as (A) no Default or Event of Default shall have occurred and be continuing or result therefrom and (B) in the case of any sale of real property, the purchase price paid for such assets shall be at least equal to the amount at which such assets are carried on the books of the applicable Borrower Party, (v) additional sales of assets, property or business that do not exceed $10,000,000 in the aggregate during any trailing twelve (12) month period so long as (A) no Default or Event of Default shall have occurred and be continuing or result therefrom and (B) the purchase price paid for such assets shall be equal to the fair market value of such assets as determined by Parent in good faith, (vi) other sales of assets, property or business that exceed $10,000,000 in the aggregate but do not exceed (A) $30,000,000 in the aggregate during any twelve (12) month period or (B) $50,000,000 in the aggregate during the term of this Agreement so long as (1) no Default or Event of Default shall have occurred and be continuing or result therefrom, (2) the purchase price paid for such assets shall be at least equal to (y) the fair market value of such assets as determined by the board of directors of Parent acting in good faith and (z) the Availability generated under the Borrowing Base by such assets and (3) Parent, on behalf of the Borrowers, delivers a certificate, together with supporting documentation in form and substance reasonably satisfactory to the Administrative Agent, to the Administrative Agent executed by an Authorized Signatory certifying that, after giving pro forma effect to such sale, Availability is not projected to be less than the greater of (i) twenty percent (20%) of the amount of the Revolving Loan Commitment then in effect and (ii) $35,000,000 at all times during the twelve (12) month period immediately following the consummation of such sale, (vii) sales of assets listed on Schedule 8.7 in accordance with the terms and conditions set forth therein, (viii) any Foreign IP Transfer, and (ix) the Borrower Parties and their Subsidiaries may make Restricted Payments to the extent permitted by Section 8.4;
          (c) Become a partner or joint venturer with any third party after the Agreement Date; provided, however, that, subject to the limitations set forth in Sections 8.1 and 8.5, the Borrower Parties and their Subsidiaries may enter into partnerships and joint ventures after the Agreement Date;

          (d) Acquire (i) all or substantially all of the assets, property or business of any other Person, (ii) all or substantially all of the Equity Interests of any other Person or (iii) any assets that constitute a division or operating unit of the business of any other Person; provided, however, that the Borrower Parties and their Subsidiaries shall be permitted to consummate an acquisition described above if (A) the aggregate purchase price is less than or equal to $25,000,000, so long as no Default or Event of Default shall have occurred or is continuing or results therefrom, or (B) the aggregate purchase price is greater than $25,000,000, so long as (1) no Default or Event of Default shall have occurred or is continuing or results therefrom and (2) Administrative Borrower delivers a certificate, together with supporting documentation in form and substance reasonably satisfactory to the Administrative Agent, to the Administrative Agent executed by an Authorized Signatory evidencing that after giving pro forma effect to such acquisition (y) Availability is not projected to be less than the greater of (a) twenty percent (20%) of the amount of the Revolving Loan Commitment then in effect and (b) $35,000,000 at all times during the twelve (12) month period immediately following the consummation of such acquisition and (z) Borrowers and their Subsidiaries have, on a consolidated basis, a Fixed Charge Coverage Ratio of at least 1.20:1.00 as of such date of determination; provided, further, that the acquired assets shall not be eligible for inclusion in the Borrowing Base until the Administrative Agent has successfully completed a field audit with respect to such acquired assets (at Borrowers’ sole cost and expense) and shall only be included thereafter to the extent such assets satisfy the applicable eligibility criteria (and upon request by the Administrative Borrower, the Administrative Agent shall conduct any such field audit in a reasonably expedient manner);
          (e) Merge or consolidate with any other Person; provided, however, that (i) any Borrower may merge into another Borrower so long as, with respect to any merger with Parent, Parent is the surviving entity after such merger, (ii) any Subsidiary of Parent may merge into any Borrower Party so long as, with respect to any merger with a Borrower, such Borrower shall be the surviving entity after such merger and, with respect to any merger with any other Borrower Party, such other Borrower Party shall be the surviving entity after such merger, (iii) any Foreign Subsidiary may merge into another Foreign Subsidiary, (iv) any Borrower Party or any Subsidiary of a Borrower Party may merge with any Person in order to consummate an acquisition permitted under Section 8.7(d) so long as, with respect to any merger with a Borrower, such Borrower shall be the surviving entity after such merger, and, with respect to any merger with any other Borrower Party, such other Borrower Party shall be the surviving entity after such merger, and (v) any Borrower Party or any Subsidiary of a Borrower Party may merge with any Person in order to consummate a sale, transfer or disposition permitted under Section 8.7(b);
          (f) Change its corporate name without giving the Administrative Agent thirty (30) days prior written notice of its intention to do so and complying with all reasonable requirements of the Lenders in regard thereto;

          (g) Change its year-end for accounting purposes from the fiscal year ending on the Saturday occurring closest to each January 31 without giving the Administrative Agent thirty (30) days written notice prior to the end of the new year-end for accounting purposes and complying with all reasonable requirements of the Lenders in regard thereto; or
          (h) With respect to US Ben Sherman Holdco, incur or maintain any material liability other than intercompany Funded Debt permitted hereunder or own any material assets or engage in any material activity or business, except its ownership of the Equity Interests of Oxford Industries (UK 1) and the intercompany Funded Debt permitted hereunder that is owed to it.
     Section 8.8 Fixed Charge Coverage Ratio. If Availability for three (3) consecutive Business Days is less than the greater of (a) $26,250,000 and (b) fifteen percent (15%) of the amount of the Revolving Loan Commitment then in effect (a “Trigger Event”), the Borrower Parties shall not permit, as of the last day of the most recently ended fiscal month for which financial statements have been delivered pursuant to Section 7.1 or 7.2, the Fixed Charge Coverage Ratio for the immediately preceding twelve (12) fiscal month period then ended to be less than 1.00 to 1.00; provided, however, if after a Trigger Event occurs, Availability is greater than the greater of (a) $26,250,000 and (b) fifteen percent (15%) of the amount of the Revolving Loan Commitment then in effect for thirty (30) consecutive days, then the Borrower Parties shall no longer be subject to the requirements of this Section 8.8 unless a subsequent Trigger Event shall occur.
     Section 8.9 Intentionally Omitted.
     Section 8.10 Intentionally Omitted.
     Section 8.11 Intentionally Omitted.
     Section 8.12 Sales and Leasebacks. No Borrower Party shall enter into any arrangement, directly or indirectly, with any third party whereby such Borrower Party shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and whereby such Borrower Party shall then or thereafter rent or lease as lessee such property or any part thereof or other property which such Borrower Party intends to use for substantially the same purpose or purposes as the property sold or transferred which would result in the sale or transfer of assets of the Borrower Parties in an aggregate amount exceeding $15,000,000 during the term of the Agreement.
     Section 8.13 Amendment and Waiver. Except as permitted hereunder, no Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to (a) enter into any amendment of, or agree to or accept any waiver, which would adversely affect the rights of such Borrower Party or such Subsidiary, as applicable, or any member of the Lender Group, of (i) its articles or certificate of incorporation or formation and by-laws, partnership agreement or other governing documents or (ii) the Indenture or any of the other Senior Note Documents, or (b) permit any Material Contract to be cancelled or terminated prior to its stated maturity if such cancellation or termination could reasonably be likely to result in a Materially Adverse Effect.
     Section 8.14 ERISA Liability. No Borrower Party shall fail to meet all of the applicable minimum funding requirements of ERISA and the Code, without regard to any waivers thereof, to the extent such failure could reasonably be expected to have a Materially Adverse Effect and, to the extent that the assets of any of their Plans would be less (by $1,000,000 or more) than an amount sufficient to provide all accrued benefits payable under such Plans, the Borrower Parties shall make the maximum deductible contributions allowable under the Code (based on the Borrower’s current actuarial assumptions). No Borrower Party shall, or shall cause or permit any ERISA Affiliate to, (a) cause or permit to occur any event that could result in the imposition of a Lien under Section 430 of the Code or Section 302 or 4068 of ERISA or (b) cause or permit to occur an ERISA Event to the extent the event described in (a) or (b) individually or in the aggregate could reasonably be expected to have a Materially Adverse Effect.
     Section 8.15 Prepayments. No Borrower Party shall, or shall permit any of its Subsidiaries to, prepay, redeem, defease or purchase in any manner, or deposit or set aside funds for the purpose of any of the foregoing, make any payment in respect of principal of, or make any payment in respect of interest on, any Funded Debt (other than Funded Debt under the UK Credit Facility), except the Borrowers may (a) make regularly scheduled payments of principal or interest required in accordance with the terms of the instruments governing any Funded Debt permitted hereunder, (b) make payments, including prepayments permitted or required hereunder, with respect to the Obligations and as expressly permitted by Section 8.4(b), (c) prepay the Senior Notes as described in clause (a) or (b) of the definition of Senior Notes, and (d) make such other payments or prepayments of Funded Debt so long as (i) no Default or Event of Default shall have occurred or is continuing or results therefrom and (ii) Administrative Borrower delivers a certificate, together with supporting documentation in form and substance reasonably satisfactory to the Administrative Agent, to the Administrative Agent executed by an Authorized Signatory evidencing that (A) immediately after giving effect to such payment, Availability is not less than the greater of (x) twenty percent (20%) of the amount of the Revolving Loan Commitment then in effect and (y) $35,000,000, and (B) at all times during the twelve (12) month period immediately following such payment, Availability is not projected to be less than the greater of (x) fifteen percent (15%) of the amount of the Revolving Loan Commitment then in effect and (y) $26,250,000.
     Section 8.16 Conduct of Business. The Borrower Parties shall not engage substantially in any line of business substantially different from the lines of business conducted by the Borrower Parties and their Subsidiaries on the Agreement Date or from any lines of business reasonably related, complementary, ancillary or incidental thereto.

     Section 8.17 Inconsistent Agreements. No Borrower Party shall, or shall permit any Subsidiary of any Borrower Party to, enter into any contract or agreement which would violate the terms hereof or any other Loan Document.
ARTICLE 9.
DEFAULT
     Section 9.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:
          (a) Any representation or warranty made under this Agreement or any other Loan Document shall prove incorrect or misleading in any material respect when made or deemed to have been made pursuant to Section 5.4;
          (b) (i) Any payment of any principal hereunder, or any reimbursement obligations with respect to any Letter of Credit shall not be received by the Administrative Agent on the date such payment is due, or (ii) any payment of any interest hereunder or any fees payable hereunder or under the other Loan Documents by any Borrower Party shall not be received by the Administrative Agent within three (3) Business Days from the date on which such payment is due;
          (c) (i) Any Borrower Party shall default in the performance or observance of any agreement or covenant contained in Section 2.12, 6.1, 6.5 or 6.15 or in Article 7 or Article 8 (other than Section 8.16); or (ii) any Borrower Party shall default in the performance or observance of any agreement or covenant contained in Section 6.7 or 6.20, and such default, if curable, shall not be cured within the earlier of (i) a period of five (5) days from the date that an officer of either Borrower knew or should have known of the occurrence of such default, or (ii) a period of five (5) days after written notice of such default is given by the Administrative Agent to the Administrative Borrower;
          (d) Any Borrower Party shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 9.1, and such default, if curable, shall not be cured within the earlier of (i) a period of thirty (30) days from the date that an officer of a Borrower knew or should have known of the occurrence of such default, or (ii) a period of thirty (30) days after written notice of such default is given by the Administrative Agent to the Administrative Borrower;
          (e) There shall occur any default in the performance or observance by any Borrower Party of any agreement or covenant contained in any of the other Loan Documents (other than this Agreement or as otherwise provided in this Section 9.1)

which, if curable, shall not be cured within the applicable cure period, if any, provided for in such Loan Document, or, if there is no applicable cure period set forth in such Loan Document, within the earlier of (i) a period of thirty (30) days from the date that an officer of a Borrower knew of the occurrence of such default, or (ii) a period of thirty (30) days after written notice of such default is given by the Administrative Agent to the Administrative Borrower;
          (f) There shall occur any Change in Control;
          (g) (i) There shall be entered a decree or order for relief in respect of any Borrower Party or any Subsidiary of a Borrower Party under the Bankruptcy Code, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of any Borrower Party or of any Subsidiary of a Borrower Party or of any substantial part of its properties, or ordering the winding-up or liquidation of the affairs of any Borrower Party or any Subsidiary of a Borrower Party, or (ii) an involuntary petition shall be filed against any Borrower Party or any Subsidiary of a Borrower Party and a temporary stay entered and (A) such petition and stay shall not be diligently contested, or (B) any such petition and stay shall continue undismissed for a period of sixty (60) consecutive days;
          (h) Any Borrower Party or any Subsidiary of a Borrower Party shall commence an insolvency proceeding or any Borrower Party or any Subsidiary of a Borrower Party shall consent to the institution of an insolvency proceeding or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of such Borrower Party or any Subsidiary of a Borrower Party or of any substantial part of its properties, or any Borrower Party or any Subsidiary of a Borrower Party shall fail generally to pay its debts as they become due, or any Borrower Party or any Subsidiary of a Borrower Party shall take any action in furtherance of any such action;
          (i) A final judgment (other than a money judgment or judgments fully covered (except for customary deductibles or copayments not to exceed $7,500,000 in the aggregate) by insurance as to which the insurance company is not currently disputing or has not denied coverage) shall be entered by any court against any Borrower Party or any Subsidiary of any Borrower Party for the payment of money which exceeds in value $7,500,000, or a warrant of attachment or execution or similar process shall be issued or levied against property of any Borrower Party or any Subsidiary of a Borrower Party pursuant to a final judgment which, together with all other such property of the Borrower Parties and their Subsidiaries subject to other such process, exceeds in value $7,500,000 in the aggregate, and if, within thirty (30) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged;

          (j) There shall be at any time (i) any “accumulated funding deficiency,” as defined in ERISA or in Section 412 of the Code, with respect to any Plan maintained by any Borrower Party or any ERISA Affiliate of a Borrower Party, or to which any Borrower Party or any of its ERISA Affiliates has any liabilities; (ii) a trustee shall be appointed by a United States District Court to administer any Plan maintained by any Borrower Party or any ERISA Affiliate of a Borrower Party, or to which any Borrower Party or any of its ERISA Affiliates has any liabilities; (iii) the PBGC shall institute proceedings to terminate any such Plan; (iv) any Borrower Party or any ERISA Affiliate of any Borrower Party shall incur any liability to the PBGC in connection with the termination of any such Plan; (v) any Plan or trust created under any Plan of any Borrower Party or any ERISA Affiliate of any Borrower Party shall engage in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to any tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code; (vi) any Borrower Party or any ERISA Affiliate of any Borrower Party shall enter into or become obligated to contribute to a Multiemployer Plan; (vii) there shall be at any time a Lien imposed against the assets of a Borrower Party or ERISA Affiliate under Code Section 430, or ERISA Sections 302 or 4068; or (viii) there shall occur at any time an ERISA Event; provided, however that no Event of Default shall occur as a result of an event described in clauses (i), (ii), (iii), (iv), (v), (vii) or (viii) of this Section 9.1(j) unless such event either individually or in the aggregate with other events described therein could reasonably be expected result in an aggregate liability greater than $7,500,000;
          (k) There shall occur any default (after the expiration of any applicable grace or cure period) under the Senior Notes Documents, the UK Credit Facility Documents or any other indenture, credit or loan agreement, note or securities purchase agreement, or other similar governing agreement for Funded Debt of any Borrower Party or any Subsidiary of a Borrower Party in an aggregate principal amount exceeding $7,500,000 (determined singly or in the aggregate with other Funded Debt); or
          (l) All or any material provision of any material Loan Document shall at any time and for any reason be declared to be null and void, the effect of which is to render any such material Loan Document inadequate for the practical realization of the rights and benefits afforded thereby, or a proceeding shall be commenced by any Borrower Party, any Subsidiary of a Borrower Party or any Affiliate thereof, or by any governmental authority having jurisdiction over any Borrower Party or any Subsidiary of a Borrower Party or any Affiliate thereof, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Borrower Party, any Subsidiary of a Borrower Party shall deny that it has any liability or obligation for the payment of any Obligation provided under any Loan Document.

     Section 9.2 Remedies. If an Event of Default shall have occurred and shall be continuing, in addition to the rights and remedies set forth elsewhere in this Agreement and the other Loan Documents:
          (a) With the exception of an Event of Default specified in Section 9.1(g) or (h), the Administrative Agent may in its discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders, (i) terminate the Revolving Loan Commitment and the Letter of Credit Commitment, or (ii) declare the principal of and interest on the Loans and all other Obligations (other than any Obligations existing from time to time of any Borrower Party arising in connection with any Bank Products Documents) to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
          (b) Upon the occurrence and continuance of an Event of Default specified in Sections 9.1(g) or (h), such principal, interest, and other Obligations (other than any Obligations existing from time to time of any Borrower Party arising in connection with any Bank Products Documents) shall thereupon and concurrently therewith become due and payable, and the Revolving Loan Commitment and the Letter of Credit Commitment, shall forthwith terminate, all without any action by the Lender Group, or any of them and without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
          (c) The Administrative Agent may in its discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders exercise all of the post-default rights granted to the Lender Group, or any of them, under the Loan Documents or under Applicable Law. The Administrative Agent, for the benefit of the Lender Group, shall have the right to the appointment of a receiver for the Property of the Borrower Parties, and the Borrower Parties hereby consent to such rights and such appointment and hereby waive any objection the Borrower Parties may have thereto or the right to have a bond or other security posted by the Lender Group, or any of them, in connection therewith.
          (d) In regard to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of any acceleration of the Obligations pursuant to the provisions of this Section 9.2 or, upon the request of the Administrative Agent, after the occurrence of an Event of Default and prior to acceleration, the Borrowers shall promptly upon demand by the Administrative Agent deposit in a Letter of Credit Reserve Account opened by the Administrative Agent for the benefit of the Lender Group an amount equal to one hundred and five percent (105%) of the aggregate then undrawn and unexpired amount of such Letter of Credit Obligations. Amounts held in such Letter of Credit Reserve Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations in the manner set forth in Section 2.11. Pending the application of such deposit to the payment of the Reimbursement Obligations, the Administrative Agent shall, to the extent reasonably practicable, invest such deposit in an interest bearing open account or similar available savings deposit account and all interest accrued thereon shall be held with such deposit as additional security for the Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied, and all other Obligations shall have been paid in full, the balance, if any, in such Letter of Credit Reserve Account shall be returned to the Borrowers. Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.
     (e) The rights and remedies of the Lender Group hereunder shall be cumulative, and not exclusive.
ARTICLE 10.
THE ADMINISTRATIVE AGENT
     Section 10.1 Appointment and Authorization. Each member of the Lender Group hereby irrevocably appoints and authorizes, and hereby agrees that it will require any transferee of any of its interest in this Agreement and the other Loan Documents and its Loans, Revolving Loan Commitment and, if applicable, Letter of Credit Commitment irrevocably to appoint and authorize, the Administrative Agent to take such actions as its agent on its behalf and to exercise such powers hereunder and under the other Loan Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Without limiting the foregoing, each member of the Lender Group hereby authorizes the Administrative Agent to execute and deliver each Loan Document to which the Administrative Agent is, or is required to be, a party. Neither the Administrative Agent nor any of its directors, officers, employees, or agents shall be liable for any action taken or omitted to be taken by it hereunder or in connection herewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction.
     Section 10.2 Interest Holders. The Administrative Agent may treat each Lender, or the Person designated in the last notice filed with the Administrative Agent under this Section 10.2, as the holder of all of the interests of such Lender in this Agreement and the other Loan Documents and its Loans and Revolving Loan Commitment until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent.

     Section 10.3 Consultation with Counsel. The Administrative Agent may consult with legal counsel selected by it and shall not be liable to any Lender or any Issuing Bank for any action taken or suffered by it in good faith in reliance on the advice of such counsel.
     Section 10.4 Documents. The Administrative Agent shall not be under any duty to examine, inquire into, or pass upon the validity, effectiveness, or genuineness of this Agreement, any other Loan Document, or any instrument, document, or communication furnished pursuant hereto or in connection herewith, and the Administrative Agent shall be entitled to assume that they are valid, effective, and genuine, have been signed or sent by the proper parties, and are what they purport to be.
     Section 10.5 Administrative Agent and Affiliates. With respect to the Revolving Loan Commitment and Loans, the Administrative Agent shall have the same rights and powers hereunder as any other Lender, and the Administrative Agent and its Affiliates, as the case may be, may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower Parties or any Affiliates of, or Persons doing business with, the Borrower Parties, as if it were not the Administrative Agent or affiliated with the Administrative Agent and without any obligation to account therefor. The Lenders and the Issuing Banks acknowledge that the Administrative Agent and its Affiliates have other lending and investment relationships with the Borrower Parties and their Affiliates and in the future may enter into additional such relationships.
     Section 10.6 Responsibility of the Administrative Agent. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any other member of the Lender Group, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall be entitled to assume that no Default exists unless it has actual knowledge, or has been notified by any Borrower Party, of such fact, or has been notified by a Lender that such Lender considers that a Default exists, and such Lender shall specify in detail the nature thereof in writing. The Administrative Agent shall provide each Lender with copies of such documents received from any Borrower Party as such Lender may reasonably request.
     Section 10.7 Action by Administrative Agent.

          (a) The Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless the Administrative Agent shall have been instructed by the Majority Lenders to exercise or refrain from exercising such rights or to take or refrain from taking such action. The Administrative Agent shall incur no liability under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances.
          (b) The Administrative Agent shall not be liable to the Lenders and the Issuing Banks, or any of them, in acting or refraining from acting under this Agreement or any other Loan Document in accordance with the instructions of the Majority Lenders (or all Lenders if expressly required by Section 11.12) and in the absence of its own gross negligence or willful misconduct, and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders and the Issuing Banks.
     Section 10.8 Notice of Default. In the event that any member of the Lender Group shall acquire actual knowledge, or shall have been notified in writing, of any Default, such member of the Lender Group shall promptly notify the other members of the Lender Group, and the Administrative Agent shall take such action and assert such rights under this Agreement as the Majority Lenders shall request in writing, and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Majority Lenders shall fail to request the Administrative Agent to take action or to assert rights under this Agreement in respect of any Default after their receipt of the notice of any Default from a member of the Lender Group, or shall request inconsistent action with respect to such Default, the Administrative Agent may, but shall not be required to, take such action and assert such rights (other than rights under Article 9) as it deems in its discretion to be advisable for the protection of the Lender Group, except that, if the Majority Lenders have instructed the Administrative Agent not to take such action or assert such right, in no event shall the Administrative Agent act contrary to such instructions.
     Section 10.9 Responsibility Disclaimed. The Administrative Agent shall not be under any liability or responsibility whatsoever as Administrative Agent:
          (a) To any Borrower Party or any other Person or entity as a consequence of any failure or delay in performance by or any breach by, any member of the Lender Group of any of its obligations under this Agreement;
          (b) To any Lender Group, or any of them, as a consequence of any failure or delay in performance by, or any breach by, any Borrower Party or any other obligor of any of its obligations under this Agreement or any other Loan Document; or

          (c) To any Lender Group, or any of them, for any statements, representations, or warranties in this Agreement, or any other document contemplated by this Agreement or any information provided pursuant to this Agreement, any other Loan Document, or any other document contemplated by this Agreement, or for the validity, effectiveness, enforceability, or sufficiency of this Agreement, any other Loan Document, or any other document contemplated by this Agreement.
     Section 10.10 Indemnification. The Lenders agree to indemnify (to the extent that the Borrowers are obligated to reimburse the Administrative Agent under the Loan Documents and the Administrative Agent is not reimbursed by the Borrowers) and hold harmless the Administrative Agent and each of its Affiliates, employees, representatives, officers and directors (each an “Administrative Agent Indemnified Person”) pro rata in accordance with their Aggregate Commitment Ratios from and against any and all claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, investigations, costs, expenses (including fees and expenses of experts, agents, consultants and counsel) and disbursements, in each case, of any kind or nature (whether or not an Indemnified Person is a party to any such action, suit or investigation) whatsoever which may be imposed on, incurred by, or asserted against an Indemnified Person resulting from any breach or alleged breach by the Borrower Parties of any representation or warranty made hereunder, or otherwise in any way relating to or arising out of the Revolving Loan Commitments, this Agreement, the other Loan Documents or any other document contemplated by this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement (other than Bank Products Documents), the making, administration or enforcement of the Loan Documents and the Loans or any transaction contemplated hereby or any related matters unless, with respect to any of the above, such Indemnified Person is determined by a final non-appealable judgment of a court of competent jurisdiction to have acted or failed to act with gross negligence or willful misconduct. This Section 10.10 is for the benefit of the Administrative Agent and shall not in any way limit the obligations of the Borrower Parties under Section 6.18. The provisions of this Section 10.10 shall survive the termination of this Agreement.
     Section 10.11 Credit Decision. Each member of the Lender Group represents and warrants to each other member of the Lender Group that:
          (a) In making its decision to enter into this Agreement and to make its Advances it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrower Parties and that it has made an independent credit judgment, and that it has not relied upon information provided by the Administrative Agent or any of its Affiliates;
          (b) So long as any portion of the Obligations remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrower Parties; and

          (c) Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower Parties which may come into the possession of any of the Administrative Agent or any Affiliates of the Administrative Agent.
     Section 10.12 Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Administrative Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent (with the consent of the Administrative Borrower if no Event of Default then exists). If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be any Lender or a Person organized under the laws of the US, a State or any political subdivision thereof which has combined capital and reserves in excess of $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties, and obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of Article 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.
     Section 10.13 Administrative Agent May File Proofs of Claim. The Administrative Agent may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel), the Lenders and the Issuing Banks allowed in any judicial proceedings relative to any Borrower Party, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims and any custodian in any such judicial proceedings is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due to the Administrative Agent for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel, and any other amounts due the Administrative Agent under Section 11.2. Nothing contained in this Agreement or the Loan Documents shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting this Agreement, any Revolving Loan Notes, the Letters of Credit or the rights of any holder thereof, or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.
     Section 10.14 Collateral. The Administrative Agent is hereby authorized to hold all Collateral pledged pursuant to any Loan Document and to act on behalf of the Lender Group, in its own capacity and through other agents appointed by it, under the Security Documents; provided, that the Administrative Agent shall not agree to the release of any Collateral except in accordance with the terms of this Agreement. The Lender Group acknowledges that the Loans, any Overadvances, all Obligations with respect to Bank Products Documents and all interest, fees and expenses hereunder constitute one Funded Debt, secured by all of the Collateral. The Administrative Agent hereby appoints each Lender and each Issuing Bank as its agent (and each Lender and each Issuing Bank hereby accepts such appointment) for the purpose of perfecting the Administrative Agent’s Liens in assets which, in accordance with the UCC, can be perfected by possession. Should any Lender or any Issuing Bank obtain possession of any such Collateral, subject to the limitations set forth in the Blocked Account Agreements, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.
     Section 10.15 Release of Collateral.
          (a) Each Lender and each Issuing Bank hereby directs, in accordance with the terms of this Agreement, the Administrative Agent to release any Lien held by the Administrative Agent for the benefit of the Lender Group:
          (i) against all of the Collateral, upon final and indefeasible payment in full of the Obligations and termination of the Revolving Loan Commitments;
          (ii) against any part of the Collateral sold, transferred or disposed of by the Borrower Parties if such sale, transfer or other disposition is permitted by Section 8.7 or is otherwise consented to by the requisite Lenders for such release as set forth in Section 11.12, as certified to the Administrative Agent by the Administrative Borrower in a certificate of an Authorized Signatory of the Administrative Borrower; and
          (iii) against any part of the Collateral consisting of (A) real property or (B) trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks, service mark applications and copyrights

(whether or not registered) embodied in any of the foregoing or related to works with which the goodwill of any Borrower Party has become associated, all renewals thereof, all income, royalties, damages and payments now and hereafter due and payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, the right to sue for past, present and future infringements and dilutions thereof, the goodwill of each Borrower Party’s business symbolized by the foregoing and connected therewith, and all of each Borrower Party’s licenses and other rights directly related thereto.
          (b) Each Lender and each Issuing Bank hereby directs the Administrative Agent to execute and deliver or file or authorize the filing of such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.15 promptly upon the effectiveness of any such release. Upon request by the Administrative Agent at any time, the Lenders and the Issuing Banks will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.15.
     Section 10.16 Additional Agents. None of the Lenders or other entities identified on the facing page of this Agreement as a “Lead Arranger”, “Co-Syndication Agents”, or “Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those applicable to all Lenders as such if such entity is also a Lender. Without limiting the foregoing, none of the Lenders or other entities so identified shall have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other entities so identified in deciding to enter into this Agreement or any other Loan Document or in taking or not taking action hereunder or thereunder.
ARTICLE 11.
MISCELLANEOUS
     Section 11.1 Notices.
          (a) All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given five (5) days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, (or to the extent specifically permitted under Section 11.1(c) only, when sent out by electronic means) addressed to the party to which such notice is directed at its address determined as in this Section 11.1. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

               (i) If to any Borrower Party, to such Borrower Party in care of the Administrative Borrower at:
Oxford Industries, Inc.
222 Piedmont Avenue
Atlanta, Georgia 30308-1545
Attn: General Counsel
               with a copy to:
King & Spalding LLP
1180 Peachtree Street, NE
Atlanta, Georgia 30309-3521
Attn: Hector E. Llorens, Jr., Esq.
               (ii) If to the Administrative Agent, to it at:
SunTrust Bank
303 Peachtree Street
Twenty Third Floor
Atlanta, Georgia 30308
Attn: Oxford Account Manager
with a copy to:
Chris D Molen, Esq.
Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, N.E.
Suite 2400
Atlanta, Georgia 30308
               (iii) If to the Lenders, to them at the addresses set forth on the signature pages of this Agreement; and
               (iv) If to the Issuing Banks, at the addresses set forth on the signature pages of this Agreement.
          (b) Any party hereto may change the address to which notices shall be directed under this Section 11.1 by giving ten (10) days’ written notice of such change to the other parties.
          (c) The Borrowers may make delivery of the items required by Sections 7.1, 7.2 and 7.3 via Electronic Transmission to the Lender Group.

     Section 11.2 Expenses. The Borrowers agree to promptly pay or promptly reimburse:
          (a) All reasonable out-of-pocket expenses of the Administrative Agent and its Affiliates in connection with the preparation, negotiation, execution, delivery and syndication of this Agreement and the other Loan Documents, the transactions contemplated hereunder and thereunder, and the making of the initial Advance hereunder, including, but not limited to, the reasonable fees and disbursements of counsel for the Administrative Agent and its Affiliates;
          (b) All reasonable out-of-pocket expenses of the Administrative Agent in connection with the administration of the transactions contemplated in this Agreement and the other Loan Documents, and the preparation, negotiation, execution, and delivery of any waiver, amendment, or consent by the Lenders relating to this Agreement or the other Loan Documents, including, but not limited to, all reasonable out-of-pocket expenses of the Administrative Agent in connection with their periodic field audits, a fee of $1,000 per day (as may be increased from time to time by the Administrative Agent), per auditor, plus reasonable out-of-pocket expenses for each field audit of the Administrative Agent performed by personnel employed by the Administrative Agent, and the reasonable fees and disbursements of counsel for the Administrative Agent;
          (c) (i) All out-of-pocket costs and expenses of the Administrative Agent in connection with any restructuring, refinancing, or “work out” of the transactions contemplated by this Agreement, and of obtaining performance under this Agreement and the other Loan Documents, and all out-of-pocket costs and expenses of collection of the Administrative Agent if default is made in the payment of the Obligations, which in each case shall include fees and out-of-pocket expenses of counsel for the Administrative Agent, and the fees and out-of-pocket expenses of any experts of the Administrative Agent, or consultants of the Administrative Agent and (ii) in addition to the foregoing, upon the occurrence and during the continuance of an Event of Default, the Borrower Parties shall reimburse the other members of the Lender Group for their out-of-pocket costs and expenses in connection with obtaining performance under this Agreement and the other Loan Documents, and all out-of-pocket costs and expenses of collection if default is made in the payment of the Obligations, provided, however, out-of-pocket costs and expenses of counsel shall be limited to one counsel for the Lender Group (in addition to the Administrative Agent’s counsel referred to above); and
          (d) All taxes, assessments, general or special, and other charges levied on, or assessed, placed or made against any of the Collateral, any Revolving Loan Notes or the Obligations.
     Section 11.3 Waivers. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents and the Bank Products Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Lender Group, or any of them, or the Majority Lenders in exercising any right shall operate as a waiver of such right. The Lender Group expressly reserves the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for an Advance. In the event the Lenders decide to fund a request for an Advance at a time when the Borrowers are not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not be deemed to constitute an undertaking by the Lenders to fund any further requests for Advances or preclude the Lenders from exercising any rights available to the Lenders under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Lenders or by the Majority Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Agreement such as to require further notice by the Lenders of the Lenders’ intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not in any way affect the ability of the Lenders, in their discretion, to exercise any rights available to them under this Agreement or under any other agreement, whether or not the Lenders are party, relating to the Borrowers.
     Section 11.4 Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, except to the extent limited by Applicable Law, at any time that an Event of Default exists, each member of the Lender Group and each subsequent holder of the Obligations is hereby authorized by the Borrower Parties at any time or from time to time, without notice to the Borrower Parties or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, including, but not limited to, Funded Debt evidenced by certificates of deposit, in each case whether matured or unmatured, but not including any amounts held by any member of the Lender Group or any of its Affiliates in any escrow or custodial account) and any other Funded Debt at any time held or owing by any member of the Lender Group or any such holder to or for the credit or the account of any Borrower Party, against and on account of the obligations and liabilities of the Borrower Parties, to any member of the Lender Group or any such holder under this Agreement, any Revolving Loan Notes, any other Loan Document and any Bank Products Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, any Revolving Loan Notes, any other Loan Document or any Bank Products Document, irrespective of whether or not (a) the Lender Group shall have made any demand hereunder or (b) the Lender Group shall have declared the principal of and interest on the Loans and any Revolving Loan Notes and other amounts due hereunder to be due and payable as permitted by Section 9.2 and although said obligations and liabilities, or any of them, shall be unmatured. Any sums obtained by any member of the Lender Group or by any subsequent holder of the Obligations shall be subject to the application of payments provisions of Article 2.

     Section 11.5 Assignment.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Administrative Agent) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and the Loans at the time owing to it and, if applicable, all or a portion of its Letter of Credit Commitment and excluding rights and obligations with respect to Bank Products Documents); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s portion of the Revolving Loan Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Loan Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent), shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default exists, the Administrative Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), and (ii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.8(b), 2.9, 6.18, 12.3 and 12.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
          (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the portion of the Revolving Loan Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (d) Any Lender may, without the consent of, or notice to, the Borrower Parties or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers and the Lender Group shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.12(a)(i) that affects such Participant. Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.8(b), 2.9, 6.18, 6.19(c) and 12.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.8(b) as though it were a Lender.
          (e) A Participant shall not be entitled to receive any greater payment under Section 2.8(b) or Section 12.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.8(b) unless the Administrative Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.8(b) as though it were a Lender.
          (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a Fund, any pledge or assignment of all or any portion of such Lender’s rights under this Agreement to any holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.
     Section 11.7 Governing Law. This Agreement and the other Loan Documents shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof, except to the extent otherwise provided in the Loan Documents.
     Section 11.8 Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 11.9 Headings. Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.
     Section 11.10 Source of Funds. Notwithstanding the use by the Lenders of the Base Rate and the Eurodollar Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrowers at interest rates tied to such reference rates.
     Section 11.11 Entire Agreement. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE

FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. Each Borrower Party represents and warrants to the Lender Group that it has read the provisions of this Section 11.11 and discussed the provisions of this Section 11.11 and the rest of this Agreement with counsel for such Borrower Party, and such Borrower Party acknowledges and agrees that the Lender Group is expressly relying upon such representations and warranties of such Borrower Party (as well as the other representations and warranties of such Borrower Party set forth in this Agreement and the other Loan Documents) in entering into this Agreement.
     Section 11.12 Amendments and Waivers.
          (a) Neither this Agreement, any other Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing signed by the Majority Lenders, or in the case of Loan Documents executed by the Administrative Agent (and not the other members of the Lender Group), signed by the Administrative Agent and approved by the Majority Lenders and, in the case of an amendment, also by the Borrowers, except that: (i) the consent of each of the Lenders and, in the case of an amendment, the Borrowers, shall be required for (A) any sale or release of, or the subordination of the Administrative Agent’s security interest in, any material Collateral except in conjunction with sales or transfers of Collateral permitted hereunder, (B) except in conjunction with sales or transfers of Collateral or Subsidiaries or other transactions permitted hereunder, any release of any guarantor of the Obligations, (C) any extensions, postponements or delays of the Maturity Date or the scheduled date of payment of interest or principal or fees, or any reduction of principal (without a corresponding payment with respect thereto), or reduction in the rate or amount of interest or fees due to the Lenders hereunder or under any other Loan Documents, (D) any amendment of this Section 11.12 or of the definition of “Majority Lenders” or any other provision of the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, (E) any amendment increasing the Revolving Loan Commitments (it being understood and agreed that a waiver of any Default or Event of Default or modification of any of the defined terms contained herein (other than those defined terms specifically addressed in this Section 11.12) shall not constitute a change in the terms of the Revolving Loan Commitments of any Lender), (F) any amendment to the definition of Borrowing Base (including, without limitation, increasing the amounts or percentages set forth therein) or any amendment to any of the defined terms used therein, (G) any amendment to the definition of “Availability” or any of the defined terms used therein, (H) any amendment to Section 2.10 or Section 2.11 and (I) any amendment to the definition of Revolving Commitment Ratio or any of the defined terms used therein; (ii) the consent of the Administrative Agent, the Majority Lenders and the Borrowers shall be required for any amendment to Section 2.1(f) or

Article 10; (iii) the consent of the Issuing Banks, the Majority Lenders and the Borrowers shall be required for any amendment to Sections 2.1(c) or 2.15 or the definition of “Letter of Credit Commitment”; (iv) the consent of the Guarantors and the Majority Lenders shall be required for any amendment to Article 3; (v) the consent of the Swing Bank, the Majority Lenders and the Borrowers shall be required for any amendment to Section 2.1(d) or Section 2.2(g); (vi) the consent of the Administrative Agent only shall be required to amend Schedule 1(a) to reflect assignments of the Revolving Loan Commitments and Loans in accordance with this Agreement. In addition to the required consents set forth above, if SunTrust Bank or any Affiliate thereof has entered into a Lender Hedge Agreement with any Borrower Party and SunTrust Bank is no longer the Administrative Agent or a Lender, the consent of SunTrust Bank or such Affiliate shall be required for any amendment to Section 2.11 or any amendment described in clause (i)(A) above. Any amendment, modification, waiver, consent, termination or release of any Bank Products Documents may be effected by the parties thereto without the consent of the Lender Group.
          (b) Each Lender grants to the Administrative Agent the right to purchase all (but not less than all) of such Lender’s portion of the Revolving Loan Commitment, Letter of Credit Commitment, the Loans and Letter of Credit Obligations owing to it and any Revolving Loan Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents at a price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid commitment fees and letter of credit fees owing to such Lender plus the amount necessary to cash collateralize any Letters of Credit issued by such Lender, which right may be exercised by the Administrative Agent if such Lender refuses to execute any amendment, waiver or consent which requires the written consent of all of the Lenders and to which the Majority Lenders, the Administrative Agent and the Borrowers have agreed. Each Lender agrees that if the Administrative Agent exercises its option hereunder, it shall promptly execute and deliver an Assignment and Acceptance and other agreements and documentation necessary to effectuate such assignment. The Administrative Agent may assign its purchase rights hereunder to any assignee if such assignment complies with the requirements of Section 11.5(b).
          (c) If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at Administrative Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.
     Section 11.13 Other Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of any member of the Lender Group to enter into or maintain business relationships with the Borrowers, or any of its Affiliates, beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

     Section 11.14 Pronouns. The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.
     Section 11.15 Disclosure. The Borrower Parties agree that the Administrative Agent shall have the right, with the consent of the Administrative Borrower (such consent not to be unreasonably withheld), to issue press releases regarding the making of the Loans and the issuance and the Revolving Loan Commitment to the Borrowers pursuant to the terms of this Agreement.
     Section 11.16 Replacement of Lender. In the event that a Replacement Event (as defined below) occurs and is continuing with respect to any Lender, the Administrative Borrower may designate another financial institution (such financial institution being herein called a “Replacement Lender”) acceptable to the Administrative Agent, and which is not a Borrower or an Affiliate of any Borrower, to assume such Lender’s Revolving Loan Commitment hereunder, to purchase the Loans and participations of such Lender and such Lender’s rights hereunder and (if such Lender is an Issuing Bank) to issue Letters of Credit in substitution for all outstanding Letters of Credit issued by such Lender, without recourse to or representation or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid commitment fees and letter of credit fees owing to such Lender plus amounts necessary to cash collateralize any Letters of Credit issued by such Lender, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation satisfactory to the Administrative Agent (pursuant to which such Replacement Lender shall assume the obligations of such original Lender under this Agreement), the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder and such Lender shall no longer be a party hereto or have any rights hereunder provided that the obligations of the Borrowers to indemnify such Lender with respect to any event occurring or obligations arising before such replacement shall survive such replacement. “Replacement Event” shall mean, with respect to any Lender, (a) the commencement of or the taking of possession by, a receiver, custodian, conservator, trustee or liquidator of such Lender, or the declaration by the appropriate regulatory authority that such Lender is insolvent or (b) the making of any claim by any Lender under Sections 2.8(b), 12.3 or 12.5, unless the changing of the lending office by such Lender would obviate the need of such Lender to make future claims under such Sections.
     Section 11.17 Confidentiality. No member of the Lender Group shall disclose any non-public, confidential information regarding the Borrower Parties or their Subsidiaries (“Confidential Information”) to any other Person without the consent of the Administrative Borrower, other than (i) to such member of the Lender Group’s Affiliates and their officers, directors, employees, agents and advisors, to other members of the Lender Group and, as contemplated by Section 11.5, to actual or prospective assignees and participants, and then only on a confidential basis, (ii) as required by any law, rule or regulation or judicial process, (iii) to any rating agency when required by it, provided, that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Borrower Parties received by it from such member of the Lender Group, (iv) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking, and (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder.
     Section 11.18 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or any Guarantor, or the transfer to the Lender Group of any property, should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group, or any of them, is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group, or any of them, is required or elects to repay or restore, and as to all reasonable costs, expenses and attorneys fees of the Lender Group related thereto, the liability of the Borrowers or such Guarantor, as applicable, automatically shall be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made.
     Section 11.19 Electronic Transmissions. (a) Authorization. Subject to the provisions of this Section 11.19(a), each of the Administrative Agent, the Borrower Parties, the Lenders, each Issuing Bank and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each of the Borrower Parties hereby acknowledges and agrees, and each of the Borrower Parties shall cause each of their Subsidiaries to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.
          (b) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to the terms and conditions of this Agreement, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Borrower Parties or the members of the Lender Group in connection with the use of such E-System.

          (c) Limitation of Liability. All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of Administrative Agent, the Lenders or any of their respective Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Administrative Agent, the Lenders or any of their respective Affiliates in connection with any E-Systems or Electronic Communication, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. Each of the Borrowers and the other Borrower Parties agrees that the Lender Group has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
     Section 11.20 Assignment as of the Agreement Date.
     (a) In accordance with the terms and conditions of Section 11.5, SunTrust Bank (the “Assignor”) hereby sells and assigns to Branch Banking & Trust Company, Credit Suisse, Cayman Islands Branch, Regions Bank and UPS Capital Corporation (collectively, the “Assignees” and each an “Assignee”), and each Assignee hereby irrevocably purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Assignor’s Revolving Loan Commitment and the assigned portion of such Revolving Loan Commitment set forth in Section 11.20(f) (as to each Assignee, the “Assigned Interest” and collectively, the “Assigned Interests”). After giving effect to such sale and assignment, each Assignee’s and the Assignor’s Revolving Loan Commitment will be set forth in Schedule 1(a). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Section 11.20, without representation or warranty by the Assignor.
     (b) The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of its Assigned Interest, and (ii) its Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     (c) Each Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender hereunder,

(ii) it meets all requirements of an Eligible Assignee hereunder (subject to receipt of such consents as may be required hereunder), (iii) from and after the Agreement Date, it shall be bound by the provisions of this Agreement as a Lender hereunder and, to the extent of its Assigned Interest, shall have the obligations of a Lender hereunder, (iv) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 7.1 and 7.2, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to purchase its Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Lender that is organized in a jurisdiction other than the United States or a political subdivision thereof, it has delivered to the Administrative Agent any documentation required to be delivered by it pursuant to the terms of this Agreement including, without limitation, under Section 2.8(b), duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     (d) The effective date of the assignment provided for in this Section 11.20 shall be the Agreement Date. The Administrative Agent hereby waives payment of the processing fee with respect to each assignment provided for under this Section 11.20.
     (e) As of the Agreement Date (i) each Assignee shall be a party to this Agreement and, to the extent of the interest assigned pursuant to this Agreement, have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (ii) the Assignor shall, to the extent of the interest assigned pursuant to this Section 11.20, relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.
     (f) From and after the Agreement Date, the Administrative Agent shall make all payments in respect of each Assigned Interest (including payments of principal, interest, fees and other amounts) to the applicable Assignee whether such amounts have accrued prior to, on or after the Agreement Date. On the Agreement Date, each Assignee shall pay to the Administrative Agent, for the benefit of the Assignor, its Revolving Commitment Ratio (as set forth on Schedule 1(a)) of the principal amount of any outstanding Revolving Loans under this Agreement and the other Loan Documents. The Assignor and each Assignee shall make all appropriate adjustments in payments under this Agreement and the other Loan Documents for periods prior to the Agreement Date directly between themselves on the Agreement Date.

          (i) The Assignor’s Revolving Loan Commitment and Revolving Commitment Ratio immediately prior to the assignment contemplated by this Section 11.20:

SunTrust Bank:	$105,000,000/60.0000000%
          (ii) Each Assignee’s Revolving Loan Commitment and Revolving Commitment Ratio immediately prior to the assignment contemplated by this Section 11.20:

Branch Banking & Trust Company:	$0.00/0.00%
Credit Suisse, Cayman Islands Branch:	$0.00/0.00%
Regions Bank:	$0.00/0.00%
UPS Capital Corporation:	$0.00/0.00%
          (iii) Each Assignee’s Revolving Loan Commitment and Revolving Commitment Ratio immediately after the assignment contemplated by this Section 11.20:

Branch Banking & Trust Company:	$20,000,000/11.4285714%
Credit Suisse, Cayman Islands Branch:	$10,000,000/5.7142857%
Regions Bank:	$20,000,000/11.4285714%
UPS Capital Corporation:	$15,000,000/8.5714286%
          (iv) The Assignor’s Revolving Loan Commitment and Revolving Commitment Ratio immediately after the assignment to Assignees contemplated by this Section 11.20:

SunTrust Bank:	$40,000,000/22.8571429%
     Section 11.21 Amendment and Restatement.
     (a) Each Borrower Party acknowledges and agrees that the security interests and Liens (as defined in the Existing Credit Agreement) granted to the Administrative Agent pursuant to the Existing Credit Agreement and the other Security Documents (as defined in the Existing Credit Agreement), shall remain outstanding and in full force and effect, without interruption or impairment of any kind, in accordance with the Existing Credit Agreement and shall continue to secure the Obligations except to the extent such Security Documents are amended, restated, modified or otherwise supplemented on the Agreement Date.

     (b) Each Borrower Party acknowledges and agrees that (i) the Obligations represent, among other things, the amendment, restatement, renewal, extension, consolidation and modification of the Obligations (as defined in the Existing Credit Agreement) arising in connection with the Existing Credit Agreement and other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith; (ii) the Borrower Parties intend that the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith and the collateral pledged thereunder shall secure, without interruption or impairment of any kind, all existing Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith, as they may be amended, restated, renewed, extended, consolidated and modified hereunder, together with all other obligations hereunder; (iii) all Liens (as defined in the Existing Credit Agreement) evidenced by the Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith are hereby ratified, confirmed and continued; and (iv) the Loan Documents are intended to restate, renew, extend, consolidate, amend and modify the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith.
Each Borrower Party intends that (i) the provisions of the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith, to the extent restated, renewed, extended, consolidated, amended and modified hereby and by the other Loan Documents, be hereby superseded and replaced by the provisions hereof and of the other Loan Documents; (ii) the Revolving Loan Notes restate, renew, extend, consolidate, amend, modify, replace, are substituted for and supersede in their entirety, but do not extinguish, the Obligations (as defined in the Existing Credit Agreement) arising under the Revolving Loan Notes (as defined in the Existing Credit Agreement) issued pursuant to the Existing Credit Agreement; and (iii) by entering into and performing their respective obligations hereunder, this transaction shall not constitute a novation.
ARTICLE 12.
YIELD PROTECTION
     Section 12.1 Eurodollar Rate Basis Determination. Notwithstanding anything contained herein which may be construed to the contrary, if with respect to any proposed Eurodollar Advance for any Eurodollar Advance Period, the Administrative Agent determines that deposits in Dollars (in the applicable amount) are not being offered to leading banks in the London interbank market for such Eurodollar Advance Period, the Administrative Agent shall forthwith give notice thereof to the Administrative Borrower and the Lenders, whereupon until the Administrative Agent notifies the Administrative

Borrower that the circumstances giving rise to such situation no longer exist, the obligations of the Lenders to make Eurodollar Advances shall be suspended.
     Section 12.2 Illegality. If any change in Applicable Law, any change in the interpretation or administration of any Applicable Law by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any change in compliance with Applicable Law as a result of compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency after the Agreement Date, shall make it unlawful for any Lender to make, maintain, or fund its Eurodollar Advances, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Administrative Borrower. Before giving any notice to the Administrative Agent pursuant to this Section 12.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. Upon receipt of such notice, notwithstanding anything contained in Article 2, the Borrowers shall repay in full the then outstanding principal amount of each affected Eurodollar Advance of such Lender, together with accrued interest thereon, either (a) on the last day of the then current Eurodollar Advance Period applicable to such Eurodollar Advance if such Lender may lawfully continue to maintain and fund such Eurodollar Advance to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Advance to such day. Concurrently with repaying each affected Eurodollar Advance of such Lender, notwithstanding anything contained in Article 2, the Borrowers shall borrow a Base Rate Advance from such Lender, and such Lender shall make such Advance in an amount such that the outstanding principal amount of the Revolving Loans held by such Lender shall equal the outstanding principal amount of such Revolving Loans immediately prior to such repayment.
     Section 12.3 Increased Costs.
          (a) If any change in Applicable Law, any change in the interpretation or administration of any Applicable Law by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof or any change in compliance with Applicable Law as a result of any request or directive (whether or not having the force of law) of such governmental authority, central bank, or comparable agency after the Agreement Date:
          (i) Shall subject any Lender to any tax, duty, or other charge with respect to its obligation to make Eurodollar Advances, or its Eurodollar Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its Eurodollar Advances or in respect of any other amounts due under this Agreement in respect of its Eurodollar Advances or its obligation to make Eurodollar Advances (except for changes in the rate of tax on the overall net income of such Lender);
          (ii) Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable Eurodollar Reserve Percentage), special deposit, assessment, or other requirement or condition against assets of, deposits (other than as described in Section 12.5) with or for the account of, or commitments or credit extended by any Lender, or shall impose on any Lender or the eurodollar interbank borrowing market any other condition affecting its obligation to make such Eurodollar Advances or its Eurodollar Advances; and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any such Eurodollar Advances, or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under any Revolving Loan Notes with respect thereto, and such increase is not given effect in the determination of the Eurodollar Rate;
          (iii) Shall subject any Issuing Bank or any Lender to any tax, duty or other charge with respect to the obligation to issue Letters of Credit, maintain Letters of Credit or participate in Letters of Credit, or shall change the basis of taxation of payments to any Issuing Bank or any Lender in respect of amounts drawn under Letters of Credit or in respect of any other amounts due under this Agreement in respect of Letters of Credit or the obligation of the Issuing Banks to issue Letters of Credit or maintain Letters of Credit or the obligation of the Lenders to participate in Letters of Credit (except for changes in the rate of tax on the overall net income of such Issuing Bank or any Lender); or
          (iv) Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, assessment, or other requirement or condition against assets of, deposits (other than as described in Section 12.5) with or for the account of, or commitments or credit extended by any Issuing Bank, or shall impose on any Issuing Bank or any Lender any other condition affecting the obligation to issue Letters of Credit, maintain Letters of Credit or participate in Letters of Credit; and the result of any of the foregoing is to increase the cost to such Issuing Bank or any Lender of issuing, maintaining or participating in any such Letters of Credit or to reduce the amount of any sum received or receivable by such Issuing Bank or any Lender under this Agreement with respect thereto, then promptly upon demand by such Lender or such Issuing Bank, the Borrowers agree to pay, without duplication of amounts due under Section 2.8(b), to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or such Issuing Bank for such increased costs. Each Lender or each Issuing Bank will promptly notify the Administrative Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender or the such Issuing Bank to compensation pursuant to this Section 12.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender or such Issuing Bank, be otherwise disadvantageous to such Lender or such Issuing Bank.
          (b) A certificate of any Lender or any Issuing Bank claiming compensation under this Section 12.3 and setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor shall be conclusive in the absence of manifest error. In determining such amount, such Lender or such Issuing Bank may use any reasonable averaging and attribution methods. If any Lender or any Issuing Bank demands compensation under this Section 12.3, the Borrowers may at any time, upon at least five (5) Business Days’ prior notice to such Lender, prepay in full the then outstanding affected Eurodollar Advances of such Lender, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section 2.9. Concurrently with prepaying such Eurodollar Advances, the Borrowers shall borrow a Base Rate Advance, or a Eurodollar Advance not so affected, from such Lender, and such Lender shall make such Advance in an amount such that the outstanding principal amount of the Revolving Loans held by such Lender shall equal the outstanding principal amount of such Revolving Loans immediately prior to such prepayment.
     Section 12.4 Effect On Other Advances. If notice has been given pursuant to Sections 12.1, 12.2 or 12.3 suspending the obligation of any Lender to make any, or requiring Eurodollar Advances of any Lender to be repaid or prepaid, then, unless and until such Lender (or, in the case of Section 12.1, the Administrative Agent) notifies the Administrative Borrower that the circumstances giving rise to such repayment no longer apply, all Advances which would otherwise be made by such Lender as to the Eurodollar Advances affected shall, at the option of the Administrative Borrower, be made instead as Base Rate Advances.
     Section 12.5 Capital Adequacy. If after the Agreement Date, any Lender or any Issuing Bank (or any Affiliate of the foregoing) shall have reasonably determined that the adoption of any applicable law, governmental rule, regulation or order regarding the capital adequacy of banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or such Issuing Bank (or any Affiliate of the foregoing) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency (but only if such adoption, change, request or directive occurs after the Agreement Date), has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s (or any Affiliate of the foregoing) capital as a consequence of such Lender’s or such Issuing Bank’s Revolving Loan Commitment or obligations hereunder to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Issuing Bank’s (or any Affiliate of the foregoing) policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Lender’s or such Issuing Bank’s (or any Affiliate of the foregoing) capital was fully utilized prior to such adoption, change or compliance), then, promptly upon demand by such Lender or such Issuing Bank, the Borrowers shall immediately pay to such Lender or such Issuing Bank such additional amounts as shall be sufficient to compensate such Lender or such Issuing Bank for any such reduction actually suffered; provided, however, that there shall be no duplication of amounts paid to a Lender pursuant to this sentence and Section 12.3. A certificate of such Lender or such Issuing Bank setting forth the amount to be paid to such Lender or such Issuing Bank by the Borrowers as a result of any event referred to in this paragraph shall, absent manifest error, be conclusive.
ARTICLE 13.
JURISDICTION, VENUE AND WAIVER OF JURY TRIAL
     Section 13.1 Jurisdiction and Service of Process. FOR PURPOSES OF ANY LEGAL ACTION OR PROCEEDING BROUGHT BY ANY MEMBER OF THE LENDER GROUP WITH RESPECT TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY BANK PRODUCTS DOCUMENT, EACH BORROWER PARTY HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND HEREBY IRREVOCABLY DESIGNATES AND APPOINTS, AS ITS AUTHORIZED AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW YORK, THE ADMINISTRATIVE BORROWER, OR SUCH OTHER PERSON AS SUCH BORROWER PARTY SHALL DESIGNATE HEREAFTER BY WRITTEN NOTICE GIVEN TO THE ADMINISTRATIVE AGENT (THE “DESIGNEE”). THE CONSENT TO JURISDICTION HEREIN SHALL NOT BE EXCLUSIVE. THE LENDER GROUP SHALL FOR ALL PURPOSES AUTOMATICALLY, AND WITHOUT ANY ACT ON THEIR PART, BE ENTITLED TO TREAT SUCH DESIGNEE OF EACH BORROWER PARTY AS THE AUTHORIZED AGENT TO RECEIVE FOR AND ON BEHALF OF SUCH BORROWER PARTY SERVICE OF WRITS, OR SUMMONS OR OTHER LEGAL PROCESS IN THE STATE OF NEW YORK, WHICH SERVICE SHALL BE DEEMED EFFECTIVE PERSONAL SERVICE ON SUCH BORROWER PARTY SERVED WHEN DELIVERED TO THE DESIGNEE, WHETHER OR NOT SUCH DESIGNEE GIVES NOTICE TO SUCH BORROWER PARTY; AND DELIVERY OF SUCH SERVICE TO ITS AUTHORIZED AGENT SHALL BE DEEMED TO BE MADE WHEN PERSONALLY DELIVERED. IF THE DESIGNEE IS THE ADMINISTRATIVE BORROWER OR AN AFFILIATE OF THE ADMINISTRATIVE BORROWER, SERVICE SHALL BE MADE ON DESIGNEE BY DELIVERY TO THE DESIGNEE’S AGENT REGISTERED WITH THE NEW YORK SECRETARY OF STATE FOR SERVICE OF PROCESS. IN THE EVENT THAT, FOR ANY

REASON, SUCH DESIGNEE SHALL NO LONGER SERVE AS DESIGNEE FOR A BORROWER PARTY TO RECEIVE SERVICE OF PROCESS IN THE STATE OF NEW YORK, SUCH BORROWER PARTY SHALL SERVE AND ADVISE THE ADMINISTRATIVE AGENT THEREOF SO THAT AT ALL TIMES EACH BORROWER PARTY WILL MAINTAIN AN AGENT TO RECEIVE SERVICE OF PROCESS IN THE STATE OF NEW YORK ON BEHALF OF SUCH BORROWER PARTY WITH RESPECT TO THIS AGREEMENT, ALL OTHER LOAN DOCUMENTS AND THE BANK PRODUCTS DOCUMENTS. IN THE EVENT THAT, FOR ANY REASON, SERVICE OF LEGAL PROCESS CANNOT BE MADE IN THE MANNER DESCRIBED ABOVE, SUCH SERVICE MAY BE MADE IN SUCH MANNER AS PERMITTED BY LAW.
     Section 13.2 Consent to Venue. EACH BORROWER PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION IT WOULD MAKE NOW OR HEREAFTER FOR THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY BANK PRODUCTS DOCUMENT BROUGHT IN THE FEDERAL COURTS OF THE UNITED STATES SITTING IN NEW YORK COUNTY, NEW YORK, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     Section 13.3 Waiver of Jury Trial. EACH BORROWER PARTY AND EACH MEMBER OF THE LENDER GROUP TO THE EXTENT PERMITTED BY APPLICABLE LAW WAIVES, AND OTHERWISE AGREES NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH ANY BORROWER PARTY, ANY MEMBER OF THE LENDER GROUP OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE BANK PRODUCTS DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS ARTICLE 13.
     Section 13.4 The Administrative Borrower. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”), which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed the Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain

Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.
     Section 13.5 All Obligations to Constitute Joint and Several Obligations.
     (a) All Obligations shall constitute joint and several obligations of the Borrowers and shall be secured by the Administrative Agent’s Lien upon all of the Collateral, and by all other Liens heretofore, now or at any time hereafter granted by each Borrower to the Administrative Agent, for the benefit of the Lender Group, to the extent provided in the Loan Documents or Bank Product Documents under which such Lien arises. Each Borrower expressly represents and acknowledges that it is part of a common enterprise with the other Borrowers and that any financial accommodations by the Administrative Agent, and the other members of the Lender Group to any other Borrower hereunder and under the other Loan Documents and the Bank Product Documents are and will be of direct and indirect interest, benefit and advantage to all Borrowers. Each Borrower acknowledges that any Request for Advance, Notice of Conversion/Continuation, Notice of Requested Commitment Increase, Request for Issuance of Letter of Credit or other notice or request given by any Borrower (including the Administrative Borrower) to the Administrative Agent shall bind all Borrowers, and that any notice given by the Administrative Agent or any other member of the Lender Group to any Borrower shall be effective with respect to all Borrowers. Each Borrower acknowledges and agrees that each Borrower shall be liable, on a joint and several basis, for all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any of the Loans or other extensions of credit or have had Letters of Credit issued hereunder or the amount of such Loans received, Letters of Credit issued or the manner in which the Administrative Agent or any other member of the Lender Group accounts among the Borrowers for such Loans, Letters of Credit or other extensions of credit on its books and records, and further acknowledges and agrees that Loans and other extensions of credit to any Borrower inure to the mutual benefit of all of the Borrowers and that the Administrative Agent and the other members of the Lender Group are relying on the joint and several liability of the Borrowers in extending the Loans and other financial accommodations hereunder. Each Borrower shall be entitled to subrogation and contribution rights from and against the other Borrowers to the extent any Borrower is required to pay to any member of the Lender Group any amount in excess of the Loans advanced directly to, or other Obligations incurred directly by, such Borrower or as otherwise available under Applicable Law; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of this Section 13.5.
     (b) In the event any Borrower Party (a “Funding Borrower Party”) shall make any payment or payments under this Agreement or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations hereunder, such Funding Borrower Party shall have the right to seek contribution payments from each other Borrower Party (each, a “Contributing Borrower Party”) to the extent permitted by

Applicable Law. Nothing in this Section 13.5(b) shall affect any Borrower Party’s joint and several liability to the Lender Group for the entire amount of its Obligations. Each Borrower Party covenants and agrees that (i) its right to receive any contribution hereunder from a Contributing Borrower Party shall be subordinate and junior in right of payment to all obligations of the Borrower Parties to the Lender Group hereunder and (ii) it shall not exercise any such contribution rights unless and until the Obligations shall have been paid in full in cash (or, with respect to Letters of Credit, cash collateralized or supported by a letter of credit) and the Revolving Loan Commitments terminated.
     (c) Nothing in this Section 13.5 shall affect any Borrower’s joint and several liability to the Lender Group for the entire amount of its Obligations. Each Borrower Party covenants and agrees that its right to receive any contribution hereunder from a contributing Borrower Party shall be subordinate and junior in right of payment to all Obligations of the Borrowers to the Lender Group hereunder. No Borrower Party will exercise any rights that it may acquire by way of subrogation hereunder or under any other Loan Document or any Bank Product Document or at law by any payment made hereunder or otherwise, nor shall any Borrower Party seek or be entitled to seek any contribution or reimbursement from any other Borrower Party in respect of payments made by such Borrower Party hereunder or under any other Loan Document or under any Bank Product Document, until all amounts owing to the Lender Group on account of the Obligations are paid in full in cash (or, with respect to Letters of Credit, are either cash collateralized or supported by a letter of credit) and the Revolving Loan Commitments are terminated. If any amounts shall be paid to any Borrower Party on account of such subrogation or contribution rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Borrower Party in trust for the Lender Group segregated from other funds of such Borrower Party, and shall, forthwith upon receipt by such Borrower Party, be turned over to the Administrative Agent in the exact form received by such Borrower Party (duly endorsed by such Borrower Party to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, as provided for herein.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

BORROWERS:	OXFORD INDUSTRIES, INC.
By:
Name:
Title:

TOMMY BAHAMA GROUP, INC.
By:
Name:
Title:

GUARANTORS:	BEN SHERMAN CLOTHING, INC.
By:
Name:
Title:

LIONSHEAD CLOTHING COMPANY
By:
Name:
Title:

OXFORD CARIBBEAN, INC.
By:
Name:
Title:

CREDIT AGREEMENT

OXFORD GARMENT, INC.
By:
Name:
Title:

OXFORD INTERNATIONAL, INC.
By:
Name:
Title:

OXFORD OF SOUTH CAROLINA, INC.
By:
Name:
Title:

PIEDMONT APPAREL CORPORATION
By:
Name:
Title:

SFI OF OXFORD ACQUISITION CORPORATION
By:
Name:
Title:

TOMMY BAHAMA BEVERAGES, LLC
By:
Name:
Title:

CREDIT AGREEMENT

TOMMY BAHAMA R&R HOLDINGS, INC.
By:
Name:
Title:

TOMMY BAHAMA TEXAS BEVERAGES, LLC By: Tommy Bahama Beverages, LLC, its sole member
By:
Name:
Title:

VIEWPOINT MARKETING, INC.
By:
Name:
Title:

OXFORD LOCKBOX, INC.
By:
Name:
Title:

CREDIT AGREEMENT

ADMINISTRATIVE AGENT, ISSUING BANK AND LENDER:	SUNTRUST BANK, as the Administrative Agent, an Issuing Bank, a Lender and the Swing Bank
By:
Name:
Title:

CREDIT AGREEMENT

Schedule 1(a)
Commitment Ratios

Lender	Revolving Loan Commitment	Revolving Commitment Ratio
	$[___________]	[_____]%

Totals	$175,000,000	100%